SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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BANC OF CALIFORNIA, INC.
(Name of Registrant as Specified In Its Charter)
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BANC OF CALIFORNIA, INC.

BANC OF CALIFORNIA

NOTICE OF
2025 MEETING OF STOCKHOLDERS AND PROXY STATEMENT

March 27, 2025
Dear Fellow Stockholder:
Banc of California had a remarkable year in 2024. We successfully executed on our strategic priorities and significantly transformed the Company following the merger with PacWest Bancorp, which closed on November 30, 2023. As a result of our strategic actions, we significantly improved our margin, deposit mix, operational efficiency, overall balance sheet strength, and capital levels. Furthermore, against a backdrop of generally sluggish growth for the industry, our talented bankers continued to expand existing client relationships and bring in new relationships.
In addition to the integration of our core systems and people into our combined organization, our transformative efforts in 2024 included:
•Selling $2 billion of non-core Civic loans.
•Repositioning $0.7 billion of lower-yielding investment securities to improve yield.
•Increasing noninterest-bearing deposits as a percentage of total deposits from 23% to 29%.
•Reducing wholesale funding, resulting in our ratio dropping to 10.3%.
•Increasing C&I loans as a percentage of our total core loan portfolio by 450 bps to 30.1%, while maintaining disciplined underwriting and pricing criteria.
•Significantly expanding our net interest margin by 135 bps to 3.04%.
•Reducing noninterest operating expenses by 36% from a normalized 4Q23.
•Increasing our total capital and tangible book value per share, notwithstanding that several of our strategic initiatives resulted in losses.
These transformative efforts resulted in meaningful growth in core profitability and significantly strengthened our balance sheet.
Our position of strength also gives us the opportunity to support our communities, as we are doing through our Foundation's Wildfire Relief & Recovery Fund, which is supporting businesses and individuals following the devastating fires that struck Los Angeles in January of this year. Our Foundation provides support to important community partners in all of our markets, something we are proud to do.
In the fourth quarter of 2024, with most of our major merger integration milestones and the balance sheet repositioning completed, we reached an inflection point. We shifted our efforts from being primarily internally focused to leveraging the strong franchise that we have built to drive external growth opportunities. Our bankers excelled in expanding existing client relationships and bringing in new clients, driving growth in both loans and deposits, particularly noninterest-bearing deposits.
As we head into 2025, we are well positioned for profitable growth. Thanks to the hard work of our team this past year to transform our Company, we are in a great position to deliver on one of the core drivers of the merger with PacWest Bancorp: to become one of the leading business banks in our key markets, filling the void left by the numerous banks which were acquired or failed. As California's third largest bank and the largest independent bank headquartered in Los Angeles, our talented teams are highly visible in attractive markets, providing significant opportunities for us to expand our client base and deepen relationships with existing clients. The expertise of our banking teams, combined with the superior level of service and solutions that we offer, provide us with significant competitive advantages that enable us to continually attract new clients to the bank in all of our markets across the country.
While our economic output is dependent on the overall economic environment, our successful business transformation provides a strong foundation for us to continue to expand our client roster, generate consistent profitable growth, and further enhance the long-term value of our franchise for our stockholders in the coming years.

Banc of California	Annual Proxy Statement	2025

2025 Annual Meeting of Stockholders Information
On behalf of the Board of Directors (the Board) and management of Banc of California, Inc. (the Company), we invite you to attend the Company’s 2025 Annual Meeting of Stockholders (the Annual Meeting). The Annual Meeting will be held at 8:00 A.M., Pacific Daylight Time, on Wednesday, May 7, 2025 at the Company's office in Santa Ana, California. You will find information in the enclosed proxy statement on how to attend the Annual Meeting.
Your vote is important, regardless of the number of shares you hold. We will begin mailing a Notice of Internet Availability of Proxy Materials and voting instructions to our stockholders on or about March 27, 2025, informing them of the availability online of our proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2024. You may choose to access these materials online, or you may request paper or e-mail copies. By making these materials available online to all stockholders, we are able to provide a more environment-friendly process as well as reduce our printing and distribution costs.
Regardless of whether you plan to attend the Annual Meeting, please read the enclosed proxy statement and vote your shares as promptly as possible by internet, telephone, or mail. Voting promptly will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the Annual Meeting.
Our Board and management are committed to the success of the Company. Thank you for your continued confidence and support.

/s/ John M. Eggemeyer JOHN M. EGGEMEYER Chair of the Board	/s/ Jared M. Wolff JARED M. WOLFF Vice Chair of the Board, Chief Executive Officer and President

Banc of California	Annual Proxy Statement	2025

Notice of Annual Meeting of Stockholders
May 7, 2025
NOTICE IS HEREBY GIVEN that the 2025 Annual Meeting of Stockholders (the Annual Meeting) of Banc of California, Inc. (the Company) will be held:

Date	May 7, 2025
Time	8:00 A.M. Pacific Daylight Time
Location	Banc of California: 3 MacArthur Place, Santa Ana, CA 92707
Items of Business	No.	Proposal
	I.	Election of the twelve director nominees named in the accompanying proxy statement, each for a term of one year.
	II.	Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.
	III.	Approval, on an advisory and non-binding basis, of the compensation paid to our named executive officers as disclosed in the accompanying proxy statement (Say-on-Pay).
	IV.	Approval, on an advisory and non-binding basis, of the frequency of future Say-on-Pay votes (Say-on-Frequency).
Record Date
Holders of record of the Company’s voting common stock at the close of business on March 14, 2025 (the Record Date) will be entitled to vote at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

Annual Report
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the Securities and Exchange Commission on March 3, 2025 (the Annual Report), accompanies our proxy statement.

Proxy Voting
It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing the enclosed proxy card and returning it by mail. Registered stockholders – that is, stockholders who hold stock in their own names – can also vote their shares by telephone or via the internet. If your shares are held through a bank, broker or other nominee, you will receive instructions from them on how to vote your shares. Regardless of the number of shares you own, your vote is very important. Please vote today.
If you plan to attend the Annual Meeting, please note that admission will be on a first come, first served basis. You may obtain directions to the Company's offices at 3 MacArthur Place, Santa Ana, CA 92707, by calling Banc of California directly at (855) 361-2262.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 7, 2025:
The Company's proxy statement and the Annual Report are publicly available under the "Financials and Filings" section on the Company’s Investor Relations website at https://investors.bancofcal.com.
March 27, 2025
By Order of the Board of Directors,

/s/ Ido Dotan
Ido Dotan
General Counsel, Chief Administrative Officer, and Corporate Secretary
Los Angeles, California

Banc of California	Annual Proxy Statement	2025

Table of Contents
Proxy Statement
Annual Meeting of Stockholders
May 7, 2025

1     Proxy Statement Summary
1     Our Annual Meeting Logistics
1     Our Annual Meeting Agenda
2     Information About the Merger of Banc of California and PacWest Bancorp

3     Stock Ownership
3     Stock Ownership of Greater than Five Percent Stockholders
4     Stock Ownership of Directors and Executive Officers

6     Proposal I
6     Election of Directors | Board Overview
6     Current Board of Directors
7     Summary of Director Nominees' Qualifications and Experience
8     Board Composition
9     Director Nominations and Proposals by Stockholders
9     Nominees for Director at the Annual Meeting
10     Director Nominees

17     Corporate Governance Matters
17     Director Independence
17     Board Leadership Structure
17     Risk Oversight
18     Information Security and Data Privacy
18     Board Membership and Meetings
18     Committee Structure of the Board of Directors
19     Role and Composition of the Audit Committee
20     Role and Composition of the Compensation, Nominating and Corporate Governance Committee
22     Role and Composition of the Finance Committee
23     Role and Composition of the Enterprise Risk Committee
24     CNG Committee Delegation of Authorities
24     Compensation Committee Interlocks and Insider Participation
24     Communications with the Board

25     Director Compensation
25     Overview
25     Current Non-Employee Director Compensation Program
26     Employee Directors
26     2024 Summary Table of Director Compensation

28    Corporate Sustainability
28    Responsible Business Practices
30    Sound Corporate Governance
32     Investment in Our Human Capital
33     Supporting our Communities

35     Executive Officers
35     Designation of Executive Officers
36     Executive Officer Biographies

40     Compensation Discussion and Analysis
40     Overview
40     Executive Summary | 2024: Successful Integration and Repositioning for Growth
41     Key Accomplishments in 2024
43     Strong Alignment with Stockholders - What We Do and What We Don't Do
44     Compensation Program and Philosophy
46     Elements of our Compensation Decision Making
47     Role of Peer Group for 2024 Compensation Decisions
48     2024 Compensation Components and Pay Decisions
48     Base Salary
49     Incentive (Performance) Based Compensation (Annual and Long-Term)
54     Other Benefits; Compensation Policies, and Practices

57     Report of the CNG Committee

58    Summary Compensation Table

62    2024 Grants of Plan-Based Awards

63     Outstanding Equity Awards at December 31, 2024

64     Stock Awards Vested

65     Employment Agreements

66     Summary of Benefits and Potential Payments Upon Termination of Employment or Change in Control
68     Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2024

TOC i	Banc of California	Annual Proxy Statement	2025

71     Chief Executive Officer Pay Ratio

72     Pay-Versus-Performance
74     Relationship Analysis Between "Compensation Actually Paid" and Performance Measures
75     Financial Performance Measures

76     Report of the Audit Committee

77     Proposal II
77     Ratification of the Selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the Year Ending December 31, 2025
77     Changes in Independent Registered Public Accounting Firm
78     Fees Paid to Independent Registered Public Accounting Firms During the Years Ended December 31, 2024 and 2023

80     Proposal III
80     Approval, on an Advisory and Non-Binding Basis, of the Compensation Paid to our NEOs

81     Proposal IV
81     Approval, on an Advisory and Non-Binding Basis, of the Frequency of Future Non-Binding Votes to Approve the Compensation Paid to our NEOs

82     Transactions with Related Persons
82     General
82     Related Party Transaction Policy
83     Outside Business Activity Policy
83     Certain Transactions with Related Persons

85     Information About the 2025 Annual Meeting of Stockholders
85     General
86     How to Vote Your Shares
86     Revoking Your Proxy
87     Board of Directors Voting Recommendations
87     How Shares are Treated When no Voting Instructions are Provided
87     Vote Required for Each Proposal and Treatment and Effect of Abstentions and Broker Non-Votes
88     Inspector of Election
88     Proxy Solicitation Costs
88     Attending the Annual Meeting
89     Director Nominees Unable to Stand for Election
89     Other Matters

90     Stockholder Proposals and Other Information Regarding the Annual Meeting of Stockholders to be Held in 2026

91     Appendix - Non-GAAP Measures

TOC ii	Banc of California	Annual Proxy Statement	2025

Proxy Statement Summary

Our Annual Meeting Logistics

Date and Time May 7, 2025 8:00 A.M. Pacific Daylight Time	Location Banc of California 3 MacArthur Place, Santa Ana, CA 92707
Record Date March 14, 2025	Who Can Vote Holders of the Company’s Voting Common Stock as of the Record Date
Our Annual Meeting Agenda
The Board of Directors of Banc of California, Inc. (Banc of California, the Company, we, us, and our) is using this proxy statement to solicit proxies from the holders of the Company’s voting common stock, par value $0.01 per share, for use at the upcoming 2025 Annual Meeting of Stockholders (the Annual Meeting) and any adjournments or postponements of the Annual Meeting. Stockholders are being asked to vote on the following matters:

No.	Proposal	Board Vote Recommendation:	Page

I.	Election of the twelve director nominees named in this proxy statement, each for a term of one year.	FOR each director nominee	6
II.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.	FOR	77
III.	Approval, on an advisory and non-binding basis, of the compensation paid to our named executive officers, as disclosed in this proxy statement (Say-on-Pay).	FOR	80
IV.	Approval, on an advisory and non-binding basis, of the frequency of future Say-on-Pay votes (Say-on-Frequency).	ONE YEAR	81
These proposals are described in more detail elsewhere in this proxy statement. In addition to these proposals, stockholders will also consider any other matters that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting, although the Company’s Board of Directors (the Board) knows of no other business to be presented.
By submitting your proxy, you authorize the persons named in this proxy statement to represent you and vote your shares at the Annual Meeting in accordance with your instructions. Those persons also may vote your shares to adjourn the Annual Meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the Annual Meeting.
For more information about who can vote, voting mechanics and other general Annual Meeting matters, see Information About the 2025 Annual Meeting of Stockholders beginning on page 85. The accompanying Notice of Annual Meeting of Stockholders and this proxy statement are first being made available to stockholders on or about March 27, 2025.
The Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the Securities and Exchange Commission (the SEC) on March 3, 2025 (the Annual Report), which includes the Company’s audited financial statements, accompanies this proxy statement. The Annual Report does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference.
Additionally, some of the information in this proxy statement and the Annual Report relates to the Company’s wholly-owned banking subsidiary, Banc of California (the Bank).
As of the Record Date, there were 158,815,404 shares of voting common stock issued and outstanding.
Your vote is important. Whether or not you plan to attend the Annual Meeting, please promptly submit your proxy.

1	Banc of California	Annual Proxy Statement	2025

Proxy Statement Summary
Information About the Merger of Banc of California and PacWest Bancorp
Effective as of November 30, 2023, the Company completed its merger with PacWest Bancorp (PacWest). Pursuant to the parties’ Agreement and Plan of Merger, dated as of July 25, 2023 (the Merger Agreement), from and following the transaction, the Company continued as the surviving holding company and Pacific Western Bank, a California-chartered non-member bank and previously a wholly-owned subsidiary of PacWest, continued as the surviving bank. In connection with the merger, the Bank changed its name to Banc of California and became a member of the Federal Reserve System. References in this proxy statement to the Bank mean Banc of California, N.A. prior to the bank merger and Banc of California (as the surviving bank) after the bank merger.
The merger of Banc of California and PacWest Bancorp is sometimes referred to in this proxy statement as the PacWest Merger. The combined company is the third-largest bank headquartered in California and one of the nation’s premier relationship-based business banks.

2	Banc of California	Annual Proxy Statement	2025

Stock Ownership
Stock Ownership of Greater than Five Percent Stockholders
The following table shows the beneficial ownership of our voting common stock by those persons or entities known by management to beneficially own more than five percent of the outstanding shares of our voting common stock as of the March 14, 2025 record date (the Record Date) for the Annual Meeting.

Name and Address of Greater than 5% Stockholders	Amount and Nature of Beneficial Ownership(1)	Percent of Voting Common Stock Outstanding(1)

BlackRock, Inc. 50 Hudson Yards New York, New York 10001(2)	22,501,708	14.2%
WP Clipper GG 14 L.P. WP Clipper FS II L.P. c/o Warburg Pincus LLC 450 Lexington Avenue New York, New York 10017(3)	15,592,774	9.8%
State Street Corporation 1 Congress Street, Suite 1 Boston, Massachusetts 02114(4)	11,268,167	7.1%
T. Rowe Price Investment Management, Inc. 101 E. Pratt Street Baltimore, Maryland(5)	10,268,682	6.5%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355(6)	9,014,810	5.7%
(1)    Based on 158,815,404 shares of voting common stock of the Company issued and outstanding as of the Record Date. For purposes of computing the percentage of outstanding shares of voting common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of the Record Date are deemed to be outstanding for such person or persons, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)    As reported in Amendment No. 10 to Schedule 13G filed with the SEC on February 5, 2025 by BlackRock, Inc. (BlackRock). The amended Schedule 13G reports that BlackRock has (i) sole voting power over 21,774,420 shares, (ii) shared voting power over zero shares, (iii) sole dispositive power over 22,501,708 shares, and (iv) shared voting power over zero shares.
(3)    As reported in Amendment No. 1 to Schedule 13D filed with the SEC on August 1, 2024 by WP Clipper GG 14 L.P. (the WPGG14 Purchaser), WP Clipper FS II L.P. (the WPFSII Purchaser and, together with the WPGG14 Purchaser, the Warburg Purchasers), and various other entities affiliated with Warburg Pincus LLC. According to the amended Schedule 13D, the WPGG14 Purchaser directly holds 11,694,581 shares of the Company’s voting common stock, as to which the WPGG14 Purchaser has shared voting and dispositive powers, and the WPFSII Purchaser directly holds 3,898,193 shares of the Company’s voting common stock, as to which the WPFSII Purchaser has shared voting and dispositive powers. The shares listed in the table do not include 8,122,492 and 2,707,498 shares of voting common stock issuable upon conversion or exchange of shares of non-voting, common equivalent stock, par value $0.01 per share, of the Company (NVCE Stock), directly held by the WPGG14 Purchaser and WPFSII Purchaser, respectively, plus 11,890,244 and 3,963,414 shares of voting common stock issuable upon conversion or exchange of shares of NVCE Stock issuable upon exercise of warrants held by the WPGG14 Purchaser and WPFSII Purchaser, respectively. For information regarding certain agreements and transactions between the Company and the Warburg Purchasers, see the Transactions with Related Persons—Certain Transactions with Related Persons—Agreements and Transactions with Warburg section in this proxy statement.
(4)    As reported in a Schedule 13G filed with the SEC on February 5, 2025 by State Street Corporation. The Schedule 13G reports that State Street Corporation has (i) sole voting power over zero shares, (ii) shared voting power over 969,810 shares, (iii) sole dispositive power over zero shares, and (iv) shared dispositive power over 11,268,167 shares.
(5)     As reported in a Schedule 13G filed with the SEC on November 14, 2024 by T. Rowe Price Investment Management, Inc. (T. Rowe Price). The Schedule 13G reports that T. Rowe Price has (i) sole voting power over 10,235,154 shares, (ii) shared voting power over zero shares, (iii) sole dispositive power over 10,268,682 shares, and (iv) shared dispositive power over zero shares.
(6)     As reported in Amendment No. 5 to Schedule 13G filed with the SEC on February 13, 2024 by The Vanguard Group (Vanguard). The amended Schedule 13G reports that Vanguard has (i) sole voting power over zero shares, (ii) shared voting power over 91,328 shares, (iii) sole dispositive power over 8,794,648 shares, and (iv) shared dispositive power over 220,162 shares.

3	Banc of California	Annual Proxy Statement	2025

Stock Ownership

Stock Ownership of Directors and Executive Officers
The following table shows the beneficial ownership of our voting common stock on the Record Date for:
(i)each director of the Company;
(ii)each Named Executive Officer (as defined in the Compensation Discussion and Analysis—Overview section in this proxy statement) (NEO); and
(iii)all executive officers and directors of the Company, as a group.
The address of each of these beneficial owners is the same main address as that of the Company. As used in this proxy statement, RSAs refer to restricted stock awards, RSUs refer to restricted stock units, and PSUs refer to performance stock units, each of which is defined in our 2018 Omnibus Stock Incentive Plan and our Amended and Restated 2018 Omnibus Stock Incentive Plan (collectively, the 2018 Omnibus Plan).

Name	Voting Common Stock		Total Number of Shares Subject to PSUs/RSUs that will Vest Within 60 Days	Total Number of Shares Beneficially Owned (1)	Percent of Voting Common Stock Outstanding(2)

Directors Who Are Not Executive Officers
John M. Eggemeyer	195,956	(3)	5,366	201,322	*
James A. “Conan” Barker	190,885	(4)	5,366	196,251	*
Paul R. Burke	49,817	(5)	5,366	55,183	*
Mary A. Curran	58,736	(6)	5,366	64,102	*
Shannon F. Eusey	18,251		5,366	23,617	*
Richard J. Lashley	3,088,503	(7)	5,366	3,093,869	1.95%
Susan E. Lester	36,922		5,366	42,288	*
Joseph J. Rice	29,666	(8)	5,366	35,032	*
Todd Schell	3,203		5,366	8,569	*
Vania E. Schlogel	16,564		5,366	21,930	*
Andrew Thau	30,194		5,366	35,560	*
Named Executive Officers

Jared M. Wolff	313,631	(9)	—	313,631	*
Vice Chair of the Board, Chief Executive Officer and President
Joseph Kauder	10,963		—	10,963	*
Executive Vice President and Chief Financial Officer
Bryan Corsini	13,227		—	13,227	*
Executive Vice President and Chief Credit Officer
Ido Dotan	44,191		—	44,191	*
Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary
Hamid Hussain	47,560		—	47,560	*
Executive Vice President and President of the Bank
John Sotoodeh	52,651	(10)	—	52,651	*
Former Executive Vice President and Chief Operating Officer
All Executive Officers and Directors, as a group (19 persons)	4,212,045		70,151	4,271,071	2.69%
 *    Represents less than 1% of the outstanding shares of the Company's voting common stock calculated in accordance with 13d-3 of the Securities Exchange Act of 1934, as amended (Exchange Act).

4	Banc of California	Annual Proxy Statement	2025

Stock Ownership

(1)Unless otherwise indicated, the nature of the beneficial ownership is sole voting and dispositive powers over the shares indicated.
(2)For purposes of this table, "beneficial ownership" is determined in accordance with Rule 13d-3 of the Exchange Act, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any shares of common stock that such person has the right to acquire within 60 days of the Record Date. This would include any RSUs and PSUs scheduled to vest within 60 days of the Record Date. For purposes of this table, "percent of voting common stock outstanding" is based on 158,815,404 shares of voting common stock of the Company issued and outstanding as of the Record Date. In addition, in computing the percentage of outstanding shares of voting common stock held by each person or group of persons named above, any shares which such person or persons has the right to acquire within 60 days of the Record Date are deemed to be outstanding for such person or persons, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person.
(3)Includes 18,721 shares held indirectly in an IRA account.
(4)Includes 159,680 shares owned by the James A. Barker Living Trust; as a trustee of the James A. Barker Living Trust, Mr. Barker may be deemed to beneficially own these shares.
(5)Includes 985 shares owned by MSB Trust of which Mr. Burke is a co-trustee, and 656 shares held indirectly in an IRA account. As of the Record Date, Mr. Burke also held 1,000 Depositary Shares of Series F Preferred Stock, representing less than 1% of the Depositary Shares outstanding as of the Record Date.
(6)Includes 53,359 shares owned by the Mary Allis Curran Trust; as a trustee of the Mary Allis Curran Trust, Ms. Curran may be deemed to beneficially own these shares. Also includes 5,377 shares held indirectly in an IRA account.
(7)Includes 3,024,219 shares beneficially owned by PL Capital Advisors, LLC. Also includes 10,000 shares owned indirectly in an IRA account, 44,284 shares held jointly with his spouse, and 10,000 shares owned directly. PL Capital Advisors, LLC also beneficially owns 10,000 Depositary Shares of Series F Preferred Stock, representing less than 1% of the Depositary Shares outstanding as of the Record Date. Mr. Lashley is a Managing Member of PL Capital Advisors, LLC, and therefore may be deemed to beneficially own the common shares beneficially owned by PL Capital Advisors, LLC. Mr. Lashley disclaims beneficial ownership of the securities beneficially owned by PL Capital Advisors, LLC except to the extent of his pecuniary interest therein.
(8)Includes 9,500 shares owned by the Joseph & Monica Rice Revocable Trust and 10,000 shares owned by the Joseph J. Rice 2012 Irrevocable Trust; as a trustee of the Joseph & Monica Rice Revocable Trust and Joseph J. Rice 2012 Irrevocable Trust, Mr. Rice may be deemed to beneficially own these shares.
(9)Represents shares owned by the Wolff Family Trust; as a trustee of the Wolff Family Trust, Mr. Wolff may be deemed to beneficially own these shares.
(10)Mr. Sotoodeh departed from the Company effective November 7, 2024. Mr. Sotoodeh's number of shares beneficially owned is based on his last Form 4, filed with the SEC on March 23, 2024, net of 21,914 shares underlying outstanding equity awards that were forfeited upon his departure pursuant to the terms of the awards. We do not have information beyond this date.

5	Banc of California	Annual Proxy Statement	2025

PROPOSAL I
Election of Directors | Board Overview
The Company’s Board of Directors currently consists of 12 directors. At the unanimous recommendation of the Compensation, Nominating and Corporate Governance Committee (CNG Committee), the Board has nominated for election all the current directors of the Company, each for a one-year term that will expire at the 2026 annual meeting of stockholders. See the Nominees for Director at the Annual Meeting section in this proxy statement.
Current Board of Directors
Details about the current Board of Directors, including committee memberships, are reflected in the following table.

Name	Age(1)	Director Since		Committee Memberships
			Principal Occupation	A	CNG	FC	ER

Barker, James A. “Conan”	59	2019	Founder and Board Member, Velocity Vehicle Group	M		M
Burke, Paul R.	62	2023	Officer and Director, Northaven Management, Inc.		M	M
Curran, Mary A.	68	2017	Former Executive Vice President and Corporate Banking Chief Risk Officer, MUFG Union Bank		M		C
Eggemeyer, John M.	79	2023	Founder and Managing Principal, Castle Creek Capital LLC		M	M
Eusey, Shannon F.	55	2021	Chief Executive Officer, Beacon Pointe Advisors		M		M
Lashley, Richard J.	66	2017	Principal and Managing Member, PL Capital Advisors, LLC	M		M
Lester, Susan E.	68	2023	Former Chief Financial Officer of U.S. Bancorp and HomeSide Lending, Inc.	C			M
Rice, Joseph J.	60	2023	Executive Vice President of Operations, Nammi Therapeutics, Inc.; former Chief Credit Officer, Wells Fargo	M			M
Schell, Todd	37	2023	Managing Director, Warburg Pincus LLC	M		M
Schlogel, Vania E.	41	2021	Managing Partner and Founder, Atwater Capital LLC	M	M
Thau, Andrew	59	2019	Founder, Lawridge Drive Advisory Group; former Chief Operating Officer and General Counsel, United Talent Agency		C		M
Wolff, Jared M.	55	2019	Vice Chairman, Chief Executive Officer and President, Banc of California, Inc. and Chief Executive Officer and Chairman, Banc of California			C	M
(1) As of March 27, 2025
A – Audit Committee
FC – Finance Committee
CNG – Compensation, Nominating and Corporate Governance Committee
ER – Enterprise Risk Committee
C – Chair
M – Member

6	Banc of California	Annual Proxy Statement	2025

Proposal I

Summary of Director Nominees' Qualifications and Experience
The chart below summarizes the key qualifications and skills each of our director nominees possesses that were most relevant to the decision to nominate him or her to serve on the Board.
The lack of a mark does not mean the director does not possess that qualification or skill; rather, a mark indicates a specific area of focus or expertise on which the Board relies most heavily. Each director’s biography describes these qualifications and relevant experience in more detail.

Summary of Director Nominees' Qualifications and Experience

	Barker, James A. "Conan"	Burke, Paul R.	Curran, Mary A.	Eggemeyer, John M.	Eusey, Shannon F.	Lashley, Richard J.	Lester, Susan E.	Rice, Joseph J.	Schell, Todd	Schlogel, Vania E.	Thau, Andrew	Wolff, Jared M.
Corporate Strategy *Experience developing and executing long-term strategic plans to achieve profitable growth*	●	●	●	●	●	●	●	●	●	●	●	●
Banking Industry Experience *Experience in the banking or lending industry, and knowledge of associated risks*		●	●	●		●	●	●	●			●
Financial Accounting *Experience or expertise in financial accounting and reporting or the financial management of a major organization*	●	●	●	●	●	●	●	●	●	●		●
Compensation and Human Capital *Knowledge and experience with attracting, retaining and motivating talent within a large organization*	●			●	●						●	●
Corporate Governance *Knowledge and experience with corporate governance practices that reflect industry best practice*	●		●	●		●	●	●			●	●
Corporate Finance & M&A Experience *Experience in corporate lending or borrowing, capital markets transactions, significant mergers or acquisitions, private equity or investment banking*	●	●	●	●	●	●	●	●	●	●	●	●
Risk Management *Experience assessing and mitigating significant regulatory, competitive or technological risks across an enterprise*	●	●	●	●	●	●	●	●	●	●	●	●
Public Company Board Service *Experience as a board member of another publicly-traded company*		●	●	●	●	●	●			●		
Corporate Sustainability *Experience in community affairs matters, including as part of a business, and experience managing corporate sustainability issues as business imperatives.*					●			●		●	●	●

7	Banc of California	Annual Proxy Statement	2025

Proposal I

Board Composition
Our Board is composed of directors who actively contribute to the evolving needs of the Company with a broad range of perspectives, while maintaining the invaluable institutional knowledge brought by more tenured directors. Our Board is one-third female and includes two directors from historically underrepresented communities. The charts below illustrate the composition of our Board following the Annual Meeting, assuming the election of all of our director nominees.

59 years old Average Age of Directors

4.3 years Average Director Tenure

11 out of 12 Directors are Independent

8	Banc of California	Annual Proxy Statement	2025

Proposal I

Director Nominations and Proposals by Stockholders
Director nominations by stockholders and stockholder proposals must be made pursuant to timely notice in writing to the Corporate Secretary, as set forth in and in accordance with Section 1.09 of the Company’s bylaws. A stockholder’s notice must be received by the Company not less than 90 days, nor more than 120 days, prior to the first anniversary of the preceding year’s annual meeting to be considered timely. If, however, the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the prior year’s date, notice by the stockholder must be delivered not earlier than 120 days prior to the date of the meeting and not later than the close of business on the later of the 90th day prior to the date of the meeting or the 10th day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was first made. The stockholder’s notice must also include the information set forth in Section 1.09 of the Company’s bylaws.
Nominees for Director at the Annual Meeting
At the unanimous recommendation of the CNG Committee, the Board has nominated James A. “Conan” Barker, Paul R. Burke, Mary A. Curran, John M. Eggemeyer, Shannon F. Eusey, Richard J. Lashley, Susan E. Lester, Joseph J. Rice, Todd Schell, Vania E. Schlogel, Andrew Thau, and Jared M. Wolff for election, each for a one-year term.
Each nominee has consented to being named as a director nominee in this proxy statement and agreed to serve if elected. Further, except for Mr. Wolff, each qualifies as an independent director under the Corporate Governance Listing standards of the New York Stock Exchange (NYSE), as applied in accordance with the Company’s Corporate Governance Guidelines.
Set forth below is information about the director nominees, including their principal occupation, business experience and qualifications to serve on the Board of Directors.

The Board of Directors unanimously recommends that you vote "FOR" each of the director nominees.

9	Banc of California	Annual Proxy Statement	2025

Proposal I

Director Nominees

James A. “Conan” Barker
—
Mr. Barker has over 30 years of experience in corporate strategy, private equity, and management of large corporate enterprises.
From 1998-2024, Mr. Barker served as Co-President and owner of Velocity Vehicle Group, a privately owned group of companies that serve the truck, bus and capital equipment finance markets in the US, Mexico, and Australia with revenues in excess of $3 billion. Mr. Barker is also a board member and 50% owner of Velocity SBA, a nonbank small business lending company in the United States licensed to originate loans under the Small Business Administration’s 7(a) program. From 1994 through 1997, Mr. Barker worked in Palo Alto, California for HAL Investments Inc., a private equity investment firm with holdings in real estate, maritime, and industrial interests. From 1991 to 1994, Mr. Barker worked in the corporate strategy department of Sea Containers, Inc. in London, England setting business strategies for the multinational transportation and hotel conglomerate. In addition, from 1988 to 1991, Mr. Barker worked for the Boston Consulting Group in the San Francisco and Chicago offices, assisting Fortune 500 firms on corporate strategy initiatives. Mr. Barker received his Bachelor’s in Economics and Master’s in East Asian Studies from Stanford University and has lived in Southern California for 28 years.
Mr. Barker’s extensive experience in managing large corporate enterprises and his proficiency in corporate strategy and finance make him a valued member of the Board. Mr. Barker is one of the Company’s Board-designated “audit committee financial experts.”

Independent Director Age: 59 Director Since: 2019

Paul R. Burke
—
Paul Burke is an officer and director of Northaven Management Inc., an investment management firm he co-founded in 1995 that focuses exclusively on equity investments in the financial services industry.
In addition to his duties at Northaven, Mr. Burke was a director of PacWest Bancorp and Pacific Western Bank from 2015 to 2023. Mr. Burke was previously a managing director and board member of Kilowatt Labs Inc., and a director of the private insurance brokerage firm Kinloch Holdings Inc. (and its successor, Optisure Risk Holdings), where he served as its chairman, president, and acting chief executive officer. Mr. Burke has served on a number of public and private boards, including the boards of PacWest Bancorp, Square 1 Financial Inc. and Eastern Insurance Holdings Inc.
Prior to co-founding Northaven Management, Mr. Burke spent 10 years in corporate finance and mergers and acquisitions for Bankers Trust Company. During that time, he was responsible for the origination and execution of mergers and acquisitions, restructurings, and principal transactions for a wide array of financial services firms.
Mr. Burke earned his MBA from Columbia Business School and his bachelor's degree in economics from Columbia University. His professional experience in the financial services industry and mergers and acquisitions makes Mr. Burke a valued member of the Board.
In accordance with the Merger Agreement, Mr. Burke became a director of the Company on November 30, 2023, at the effective time of the PacWest Merger.

Independent Director Age: 62 Director Since: 2023

10	Banc of California	Annual Proxy Statement	2025

Proposal I

Mary A. Curran
—
Ms. Curran spent 25 years at MUFG Union Bank, N.A., during which time she held several executive level positions, including Executive Vice President, Corporate Banking Chief Risk Officer from 2011 to 2014, and Executive Vice President, Head of The Private Bank at Union Bank from 2006 to 2011.
During her time with Union Bank, Ms. Curran worked closely with its board and management to build an infrastructure focused on a strong, proactive, integrated and effective risk management system. Ms. Curran was also tasked with improving the performance of Union Bank’s Wealth Management practice, a business unit with offices throughout California, Washington and Oregon. Prior to 2006, she spent 17 years in leadership roles in commercial banking.
Ms. Curran currently serves on the Board of Directors, Audit and Nominating and Corporate Governance Committees of Innovative Industrial Properties, Inc. (NYSE: IIPR). She also serves on the Board of Directors, chairs the Audit Committee and serves on the Nominating Governance Committee for Hunter Industries Inc., a privately held global irrigation, landscape lighting and custom manufacturing company. Ms. Curran will be completing her service on both the IIPR and the Hunter Industries Inc. boards in June 2025. Ms. Curran previously served as Chair of San Diego State University’s Campanile Foundation Board and Executive Committee, and currently is a member of the Nominating and Governance Committee. Previous board service also includes Chair of the California Bankers Association where she remains involved on the Banker Benefits Board. Ms. Curran is a NACD Governance Fellow, and holds a Bachelor of Science degree in Journalism from the University of Colorado, Boulder and a Master’s degree in Business from San Diego State University.
Ms. Curran’s broad range of experience in the financial services industry and community involvement, especially in California, as well as her prior business and leadership positions, have enhanced the Board’s perspective. Her leadership and knowledge, specifically in credit and risk management as Chair of the Enterprise Risk Committee, have been vital to the Company’s risk framework and objectives.

Independent Director Age: 68 Director Since: 2017

11	Banc of California	Annual Proxy Statement	2025

Proposal I

John M. Eggemeyer
—
Mr. Eggemeyer has more than 40 years of experience in banking and has been involved in more than 75 bank acquisitions. Mr. Eggemeyer serves as Chair of the Company's board.
He founded Castle Creek Capital LLC in 1990, and today the firm is recognized as one of the most active private equity investors in community banking. Prior to founding Castle Creek, Mr. Eggemeyer spent nearly 20 years as a senior executive with some of the largest banking organizations in the U.S. Mr. Eggemeyer previously served as Chairman of the board of directors of PacWest Bancorp from 2000 to 2023. He was also a director of Pacific Western Bank.
In addition to serving on the Company’s Board, Mr. Eggemeyer is currently on the boards of Primis Financial Corporation, Northpointe Bancshares, Inc. (NYSE: NPB), and American Savings Bank. Previously, he founded Guaranty Bancorp and served as a director from 2004 until 2018. In addition, he was a director of The Bancorp, Inc., Heritage Commerce Corporation, TCF Financial Corporation, Western Bancorp and American Financial Realty.
Mr. Eggemeyer’s civic and philanthropic efforts have concentrated on improving the quality of instruction in education and expanding educational opportunities for lower income students. He was a founder and past president of the Rancho Santa Fe Community School Endowment and was a member of the Rancho Santa Fe School Site Selection Committee. He also helped establish the Minnesota chapter of A Better Chance, a national organization committed to creating improved educational opportunities for minority high school students. Mr. Eggemeyer is a life trustee of Northwestern University where he serves on the Investment Committee. He is a past trustee of the Bishop’s School of La Jolla in California and the Parent Advisory Board at Stanford University.
Mr. Eggemeyer holds a Bachelor of Science from Northwestern University and an MBA from the University of Chicago. His broad range of professional experience in community banking and his dedication to serving the community have made him particularly well suited to lead the board as chairman.
In accordance with the Merger Agreement, Mr. Eggemeyer became a director of the Company on November 30, 2023, at the effective time of the PacWest Merger.

Independent Director Age: 79 Director Since: 2023

12	Banc of California	Annual Proxy Statement	2025

Proposal I

Shannon F. Eusey
—
Ms. Eusey is the Chief Executive Officer of Beacon Pointe Advisors, which she co-founded in 2002.
Beacon Pointe Advisors is one of the U.S.'s largest registered investment advisory firms specializing in full service financial planning serving foundations, retirement plans, and private wealth clients. From 1994 to 2002, Ms. Eusey served as Senior Managing Director and Portfolio Manager at Roxbury Capital Management, LLC, where she was responsible for socially responsible investments, asset allocation, as well as equity strategy for Roxbury’s Private Client Group. Ms. Eusey currently serves or has served on numerous boards and advisory boards, including Canaccord Genuity, Viewpoint Ventures Advisory Board, Bento Engine, Inc. Advisory Council and Charles Schwab Advisory Council. She has also served as Vice Chairman on the Board of Directors for the National Network to End Domestic Violence, as a Trustee for the Friends of the Girl Scouts Council of Orange County, and as a board member of the UCI Athletic Fund. Ms. Eusey is a graduate of University of California, Irvine where she played Division I volleyball. She received her MBA from the University of California, Los Angeles, Anderson School of Business.
Ms. Eusey's leadership experience in building Beacon Pointe Advisors into a $45+ billion registered investment advisory firm, and her keen insights into talent management, operations, marketing, risk and technology, make her a valued member of our Board.

Independent Director Age: 55 Director Since: 2021

Richard J. Lashley
—
Mr. Lashley is the Managing Member of PL Capital Advisors, LLC, a SEC-registered investment advisory firm, and co-founder of PL Capital, LLC, a firm founded in 1996.
PL Capital Advisors specializes in the banking industry and was named by the American Banker as one of the top community bank investors in the country. Mr. Lashley’s primary responsibilities at PL Capital Advisors include portfolio management and research. Mr. Lashley has extensive experience serving on the boards of directors of numerous publicly-held and privately-held banks throughout the United States. Mr. Lashley also has diverse experience as Chairman and/or member of numerous bank board committees. From 1994 to 1996, he was a Director in KPMG LLP’s corporate finance group, where he led a team providing merger and acquisition advisory services to banks throughout the country. From 1984 to 1993 he worked for KPMG LLP as a Certified Public Accountant, providing professional accounting services to banks and other financial services companies in New York and New Jersey. From 1992 to 1993 he served as the Assistant to the Chairman of the AICPA Savings Institution Committee in Washington D.C. Mr. Lashley received his Master’s degree from Rutgers University and a Bachelor of Science degree from Oswego State University. He is licensed as a Certified Public Accountant in New Jersey (inactive).
Mr. Lashley’s extensive experience at KPMG LLP providing professional accounting and advisory services, his service on numerous bank boards, his experience at PL Capital managing investments in the banking industry, and his perspective as an investor in the Company make him a valued member of the Board. Mr. Lashley is one of the Company’s Board-designated “audit committee financial experts.”

Independent Director Age: 66 Director Since: 2017

13	Banc of California	Annual Proxy Statement	2025

Proposal I

Susan E. Lester
—
Ms. Lester has more than 30 years of banking and mortgage banking experience, including as Chief Financial Officer of U.S. Bancorp and HomeSide Lending Inc. She also held executive roles at Ernst & Young and Shawmut National Corporation.
Prior to joining the Company’s Board in 2023, Ms. Lester was a director of PacWest Bancorp and Pacific Western Bank from 2003 to 2023. She chaired their respective audit committees and was a member of their respective executive and finance committees.
In addition to her service on the Company’s Board, Ms. Lester serves on the board of The Options Clearing Corporation. Her prior board service has included Arctic Cat Inc. and Lender Processing Services Inc.
Ms. Lester earned her MBA in finance from the University of Chicago Booth School of Business and her bachelor’s degree in accounting and finance from the University of Dayton.
Ms. Lester’s extensive experience in finance and risk management from her tenures at U.S. Bancorp and HomeSide Lending Inc. and service on numerous boards make her a valued member of the Board. Ms. Lester is one of the Company’s Board-designated “audit committee financial experts” and serves as Chair of the Audit Committee.
In accordance with the Merger Agreement, Ms. Lester became a director of the Company on November 30, 2023, at the effective time of the PacWest Merger.

Independent Director Age: 68 Director Since: 2023

Joseph J. Rice
—
Mr. Rice spent 30 years at Wells Fargo & Co., during which time he held executive leadership positions, including 14 years in senior credit risk management roles.
Mr. Rice currently serves as the Executive Vice President of Operations for Nammi Therapeutics, Inc., a private biotechnology company headquartered in Los Angeles, California. Prior to joining Nammi Therapeutics in 2022, Mr. Rice retired from Wells Fargo following a 30-year career where he served in numerous senior leadership roles, including as Chief Credit Officer and Chief Operational Risk Officer, and oversaw credit risk management for a number of Wells Fargo's commercial lending business units. During his tenure at Wells Fargo, Mr. Rice also led a series of special project teams, directing a variety of risk management, regulatory, and customer remediation efforts. Most recently, Mr. Rice led Wells Fargo’s commercial real estate and small business loan workout units.
Mr. Rice also serves on the boards of nonprofit organizations, including The Music Center of Los Angeles County, and the Painted Turtle, a camp for children with serious medical conditions. A lifelong resident of California, Mr. Rice received his Bachelor’s of Science in Civil Engineering from the University of California, Los Angeles, and his Master’s of Business Administration from the University of California, Berkeley.
Mr. Rice’s extensive background in commercial credit, operational risk management and banking, combined with his leadership roles, make him a valuable member of the Board. Mr. Rice is one of the Company’s Board-designated “audit committee financial experts.”

Independent Director Age: 60 Director Since: 2023

14	Banc of California	Annual Proxy Statement	2025

Proposal I

Todd Schell
—
Mr. Schell is a Managing Director at Warburg Pincus, where he focuses on financial services.
Mr. Schell joined Warburg Pincus in 2011 and is a Managing Director on the Financial Services team, focusing on banking and specialty finance. Prior to joining Warburg Pincus, Mr. Schell covered financial institutions in the Investment Banking Division at Barclays Capital.
In addition to serving on the Company’s Board, Mr. Schell serves on the boards of IntraFi, Facet Wealth, and PayJoy. He was involved in Warburg Pincus’ investments in Varo Bank, Edelman Financial Engines, Santander Asset Management, Santander Consumer USA, SCM Insurance Services, Webster Bank and Sterling Bank.
Mr. Schell earned his MBA from Harvard Business School and a bachelor’s degree from Amherst College and is currently based in New York. His professional experience as a growth equity investor and his perspective on behalf of Warburg Pincus, a significant stockholder in the Company, make Mr. Schell a valued member of the Board. Mr. Schell is one of the Company’s Board-designated “audit committee financial experts.”
Mr. Schell was designated by the Warburg Purchasers to serve as a director of the Company pursuant to the investment agreement between the Warburg Purchasers and the Company. See the Transactions with Related Persons—Certain Transactions with Related Persons—Agreements and Transactions with Warburg section of this proxy statement. In accordance with the Merger Agreement, Mr. Schell became a director of the Company on November 30, 2023, at the effective time of the PacWest Merger.

Independent Director Age: 37 Director Since: 2023

Vania E. Schlogel
—
Ms. Schlogel is Managing Partner and Founder of Atwater Capital, a media and entertainment sector-focused investment firm headquartered in Los Angeles, California.
Prior to founding Atwater in 2017, Ms. Schlogel served as a senior executive at several leading companies, including as Chief Investment Officer of Roc Nation, and was a member of KKR's Private Equity team, where she specialized in the media sector and launched the Growth Equity division. Ms. Schlogel began her career in the Leveraged Finance and Capital Markets groups at Goldman Sachs in London and Los Angeles. Ms. Schlogel serves on a number of boards, including as the Chairperson of Mediawan US, the holding company of Brad Pitt's Plan B Entertainment. She is also on the Boards of Mediawan, France's leading film studio and wiip Productions, a Los Angeles-based film and TV studio. She was formerly Chairperson of Epidemic Sound, a provider of royalty-free music, as well as Chairperson of LEONINE Studios, Germany's leading film and TV studio. She formerly served on the boards of BMG, the world's largest independent music publisher; Pets at Home, the largest U.K. retailer of pet supplies; and Freepik, the digital content platform. Ms. Schlogel is a graduate of UCLA, summa cum laude, with a degree in Business Economics and Minor in Accounting.
Ms. Schlogel’s extensive expertise in finance, growth and private equity, along with her significant experience in media, entertainment and technology, make her a valued member of the Board. Ms. Schlogel is one of the Company’s Board-designated “audit committee financial experts.”

Independent Director Age: 41 Director Since: 2021

15	Banc of California	Annual Proxy Statement	2025

Proposal I

Andrew Thau
—
Mr. Thau spent 18 years at global talent and entertainment company United Talent Agency (UTA), during which time he held executive leadership positions, including as a Board member, Chief Operating Officer, and General Counsel.
Mr. Thau recently departed UTA where he was central to UTA’s operations, M&A and business expansion strategies amid a sea change across the entertainment, media and technology landscape. Mr. Thau was the first non-agent to be named to the UTA partnership in 2016 and its board of directors in 2018. Mr. Thau also served on UTA’s Audit Committee and as one of four managing directors responsible for overseeing UTA’s day-to-day business. Mr. Thau began his career at the Zalkin, Rodin and Goodman law firm in New York City, specializing in bankruptcy and corporate restructuring. Mr. Thau then moved to 20th Century Fox where he served as an attorney in the licensing/merchandising and filmed entertainment groups before taking on executive roles overseeing domestic and international cable television networks and businesses. Mr. Thau later led the content and technology venture Be Here as its Chief Executive Officer and subsequently helped launch and served as Chief Operating Officer of Network LIVE, a joint venture of AOL, XM Satellite Radio and AEG that broadcasted live music and entertainment events across all platforms. Mr. Thau recently formed Lawridge Drive Advisory Group where he is Founder and Chief Executive Officer.
Mr. Thau is a graduate of George Washington University and the Benjamin N. Cardozo School of Law, and has served on the boards of multiple charitable organizations. He has lived in Southern California for 28 years.
Mr. Thau’s extensive operational, legal and strategic experience from his senior leadership roles at UTA and various entertainment and technology ventures make him a valued member of the Board. Mr. Thau is Chair of the CNG Committee.

Independent Director Age: 59 Director Since: 2019

Jared M. Wolff
—
Mr. Wolff has served as Chief Executive Officer and President of the Company and the Bank and as a director of the Company and Chair of the Board of the Bank since 2019. Mr. Wolff also serves as Vice Chair of the Company’s Board.
Mr. Wolff is a veteran California banking executive with deep expertise in finance, law and risk management. Mr. Wolff joined Banc of California from City National Bank, a Los Angeles-based $90 billion regional bank and wholly owned subsidiary of Royal Bank of Canada, where he was Executive Vice President and General Counsel, and served on the bank’s executive committee. Prior to City National, Mr. Wolff was President and a member of the Board of Directors of Pacific Western Bank, a leading California-based commercial bank and wholly owned subsidiary of PacWest Bancorp, and previously served as Executive Vice President and General Counsel of PacWest Bancorp. During his tenure at PacWest, Mr. Wolff oversaw more than 20 acquisitions. Mr. Wolff joined PacWest from the law firm Sullivan & Cromwell LLP.
Mr. Wolff is involved in numerous professional and nonprofit organizations including the WSJ CEO Council, the CEO Council of Los Angeles, the Board of Directors of the Mid-Size Bank Coalition of America, the FTV Capital Strategic Advisory Board, the Board of Trustees of de Toledo High School, and the Young Presidents’ Organization (YPO).
Mr. Wolff received his B.A. from Duke University, his M.A. in French Language and Literature from Middlebury College, and his J.D. from the University of Michigan Law School.

Director Age: 55 Director Since: 2019

16	Banc of California	Annual Proxy Statement	2025

Corporate Governance Matters
Director Independence
In accordance with the NYSE Corporate Governance Listing Standards and the Company’s Corporate Governance Guidelines, the Board conducted its review of all relationships between the Company and each director and has affirmatively determined that, with the exception of Mr. Wolff, who serves as the Company's Chief Executive Officer and President, none of them has a material relationship with the Company or any other relationship that would preclude his or her independence under the NYSE Corporate Governance Listing Standards. Based on this review, the Board has determined that each of our current directors, other than Mr. Wolff, is an independent director under the NYSE Corporate Governance Listing Standards, as applied in accordance with the Company’s Corporate Governance Guidelines. Additionally, the Board has affirmatively determined that each member of the Audit Committee meets the independence and financial literacy requirements for audit committee membership under the NYSE Corporate Governance Listing Standards and SEC Rule 10A-3(b)(1), and each member of the CNG Committee meets the independence and other requirements for compensation committee membership as set forth in the NYSE Corporate Governance Listing Standards. See the Role and Composition of the Audit Committee and the Role and Composition of the CNG Committee sections in this proxy statement for specific independence requirements.
Board Leadership Structure
The roles of Chair of the Board and Chief Executive Officer are currently separated. The Board periodically reviews and discusses the continued appropriateness of this structure. The Board believes that the Company and its stockholders are best served by maintaining the flexibility to determine whether the Chair of the Board and Chief Executive Officer positions should be separated or combined at a given point in time in order to provide appropriate leadership for the Company at that time. Our Corporate Governance Guidelines provide that in the event that the Chair of the Board is not an independent director, the Board would elect a lead independent director.
The Chair of the Board presides at meetings of the Board of Directors and exercises leadership of Board operations, or if the Chair of the Board is not independent, a lead independent director would preside at executive sessions of independent (non-employee) directors.
Risk Oversight
The Board of Directors of the Company oversees the risk profile of the Company and its subsidiaries and management’s process for assessing and managing risks, both as a whole as well as through its committees.
The Board has two primary methods for overseeing risk. The first method is oversight by the Board as a whole, and the second method is through the committees of the Board. All Board committees may address risks directly with management, or, where appropriate, may elevate a risk for consideration by the full Board. The Board also encourages Board members to attend all committee meetings, when possible, except when the committee determines it is more appropriate to have a meeting limited to committee members. As a result, all Board members become familiar with a wide range of matters affecting the Company and are able to oversee risk through a more complete picture of the Company, its people, and its processes.
The Audit Committee is primarily responsible for monitoring and oversight of the accounting and financial reporting process of the Company, the audits of the Company's financial statements, and the effectiveness of the Company's internal control over financial reporting. The CNG Committee assists the Board with discharging its responsibility and authority with respect to nominating, corporate governance, and executive compensation matters, including for example, the independence determination of Board members, the assessment of the Board’s performance, the oversight of related party transactions, the recommendation of Board candidates, the design of the executive compensation program, and Company-wide succession planning. The Enterprise Risk Committee (Risk Committee) is primarily focused on assisting the Board in discharging its oversight duties with respect to risk management activities, including the establishment of the Company’s enterprise risk management framework and associated policies and practices. The Risk Committee is also focused on assisting the Board in its monitoring and oversight of credit processes and asset quality, and compliance with applicable regulatory requirements. In accordance with its charter, the Risk Committee is responsible for ensuring that the Company has in place an appropriate enterprise-wide process to identify, prioritize, measure, monitor and report alignment of the Company's practices with its defined risk appetite, including for example, operational, fraud, third-party relationships involving critical activities and/or risks, technology, information security, anti-money laundering, compliance, model, legal, reputational, strategic, credit, interest rate and liquidity risks, with the

17	Banc of California	Annual Proxy Statement	2025

Corporate Governance Matters
management of interest rate and liquidity risks primarily being overseen by the Finance Committee. The Finance Committee assists the Board in its monitoring and oversight of the Company's asset and liability strategies, liquidity, capital planning and management, financial strategies and budgeting and compliance with applicable regulatory and reporting requirements.
During 2024, the Board and each of its committees received reports from executive management and employees who oversee day-to-day risk management duties on the most critical strategic issues and risks facing the Company. In addition, each of these committees and the Board received reports from the Chief Executive Officer, Chief Financial Officer, Chief Risk Officer, Chief Credit Officer, Chief Compliance Officer, Chief Operating Officer, General Counsel, Chief Human Resources Officer, Chief Information Security Officer, Chief Internal Audit Officer, the Company’s independent auditors, third-party advisors, and other executive management regarding compliance with applicable laws and regulations, risk-related policies, procedures and limits in order to evaluate the effectiveness of the Company’s risk controls.
Information Security and Data Privacy
The Board maintains oversight of our security program through its Risk Committee, which oversees our information security and technology management program and reviews risks related to information security and cybersecurity as well as the steps taken by management to control for such risks. The Risk Committee oversees and reviews quarterly reports on significant matters of corporate security, including cybersecurity and data privacy. We maintain a formal information security management program under the direction of our Chief Information Security Officer and corporate cyber insurance, which are subject to review and oversight by the Risk Committee and the Board, respectively. For more information, please see Item 1C. Cybersecurity in our Annual Report on Form 10-K for the year ended December 31, 2024 and the Joint Enterprise Risk Committee Charter, which is publicly available under the "Governance" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Documents & Charters and Privacy Policy available at www.bancofcal.com/privacy-policy.
Board Membership and Meetings
The current membership of the Company Board is reflected below. All members of the Company Board also currently serve as directors of the Bank, each for a one-year term, with Mr. Wolff serving as Chair of the Board of Directors of the Bank.

John M. Eggemeyer, Chair; Jared M. Wolff, Vice Chair
James A. “Conan” Barker	Susan E. Lester
Paul R. Burke	Joseph J. Rice
Mary A. Curran	Todd Schell
Shannon F. Eusey	Vania E. Schlogel
Richard L. Lashley	Andrew Thau
Regular meetings of the Company’s Board of Directors were held on a quarterly basis during 2024, with additional special meetings held as needed. Because all members of the Company Board currently serve as directors of the Bank, each Board meeting is normally a joint Board meeting of the Board of Directors of the Company and the Bank. During 2024, the Board of Directors held a total of eight meetings. Separate sessions of only independent directors were held regularly or when determined by the independent directors to be necessary.
During 2024, each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Company’s Board of Directors and (ii) the total number of meetings held by all Board committees on which he or she served.
The Board Chair and the other members of the Board of Directors are encouraged to attend the Company’s annual meeting of stockholders. The 2024 annual meeting of stockholders was attended by the Board Chair and a majority of the Company's directors.
Committee Structure of the Board of Directors
The Board of Directors of the Company currently has four standing committees: Audit, CNG, Finance and Risk. Since all current members of the Company Board also serve as directors of the Bank, each of these committees is a joint committee of the Boards of Directors of the Company and the Bank.
During 2024, the Audit Committee held 13 meetings, the CNG Committee held seven meetings, the Risk Committee held nine meetings and the Finance Committee held five meetings.

18	Banc of California	Annual Proxy Statement	2025

Corporate Governance Matters
Role and Composition of the Audit Committee
The following table reflects further information regarding the principal roles and responsibilities of the Audit Committee. For a more comprehensive description, please see the Joint Audit Committee Charter, which is publicly available under the "Governance" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Documents & Charters. The Report of the Audit Committee is included on page 76 of this proxy statement.

Name, Composition and Board Determinations	Responsibilities

Audit Committee
•Hiring, terminating and/or reappointing the Company’s independent registered public accounting firm.
•Oversight of the qualifications, independence and performance of the Company’s internal auditors and independent registered public accounting firm.
•Approving non-audit and audit services to be performed by the independent registered public accounting firm.
•Reviewing the annual audit report prepared by the Company’s independent registered public accounting firm.
•Oversight of the integrity of the Company’s financial statements and financial accounting practices.
•Oversight of the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements.
•Oversight of the effectiveness of the Company’s internal control over financial reporting and, together with the Risk Committee, compliance with legal and regulatory requirements.
•Reviewing and assessing the adequacy of the Audit Committee Charter on an annual basis.

Susan E. Lester, Chair
James A. “Conan” Barker
Richard J. Lashley
Joseph J. Rice
Todd Schell
Vania E. Schlogel

The Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements for audit committee membership under the NYSE Listed Company Manual as well as the regulations of the Federal Deposit Insurance Corporation, and any additional requirements specific to audit committee membership. The Board has further determined that each of Ms. Lester, Mr. Barker, Mr. Lashley, Mr. Rice, Mr. Schell, and Ms. Schlogel qualifies as an “audit committee financial expert," as defined in Item 407(d)(5) of SEC Regulation S-K.

The Board made qualitative assessments of the levels of knowledge and experience of the members of the Audit Committee based on a variety of factors.
In the case of Ms. Lester, the Board considered her prior service as the chief financial officer for public companies in the banking and mortgage banking industries, as well as her decades of experience as a director of public companies.
In the case of Mr. Barker, the Board considered his proficiency in corporate finance stemming from over 30 years of managing large corporate enterprises, as well as his extensive investment experience at a private equity investment firm.
In the case of Mr. Lashley, the Board considered his extensive experience in providing professional accounting and advisory services, as well as his service on numerous bank boards and audit committees and his experience at PL Capital managing investments in the banking industry for more than 25 years. Mr. Lashley is a certified public accountant (status inactive).
In the case of Mr. Rice, the Board considered his 30 years of experience working for a large financial services organization and his extensive background in commercial credit, operational risk management and banking.
In the case of Mr. Schell, the Board considered his many years of experience in the financial services industry as a private equity investor and investment banker.
In the case of Ms. Schlogel, the Board considered her extensive experience in finance, growth equity and private equity, along with her significant experience (including as board chair) in media, entertainment, and technology companies.

19	Banc of California	Annual Proxy Statement	2025

Corporate Governance Matters
Role and Composition of the Compensation, Nominating and Corporate Governance Committee
The following table reflects further information regarding the principal roles and responsibilities of the CNG Committee. For a more comprehensive description, please see the Joint Compensation, Nominating and Corporate Governance Committee Charter, which is publicly available under the "Governance" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Documents & Charters. The Report of the CNG Committee is included on page 57 of this proxy statement.

Name, Composition and Board Determinations	Responsibilities

Compensation, Nominating and Corporate Governance Committee
Andrew Thau, Chair
Paul R. Burke
Mary A. Curran
John M. Eggemeyer
Shannon F. Eusey
Vania E. Schlogel

After review of each member’s experience and other relevant factors, the Board has determined that:
•each member is independent, as defined in the NYSE Listed Company Manual, including the additional independence requirements specific to compensation committee membership set forth in the NYSE Listed Company Manual; and
•at least two members are “non-employee directors” as defined in Rule 16b-3(b)(3)(i) promulgated under the Exchange Act.

Compensation
•Reviewing and approving director and officer compensation plans, policies and programs.
•Determining or recommending to the Board for its determination, the compensation of the Company’s Chief Executive Officer and other executive officers of the Company, as well as other officers (if any) with total compensation of $1,000,000 or more.
•Recommending to the Board changes to the compensation and benefits provided to directors.
•Reviewing and recommending to the Board for approval, subject to necessary or appropriate stockholder approval, stock option plans and other equity-based compensation plans that permit payment in or based upon the Company’s stock.
•Reviewing the talent planning and executive recruiting processes.
•Producing a report on executive compensation for inclusion in the Company’s annual proxy statement and/or annual report on Form 10-K.
Nominating
•Annually assessing the independence of Board members.
•Identifying, screening and recommending to the Board candidates for membership on the Board, including director nominees proposed by stockholders, in accordance with the Company’s bylaws and applicable law. Nominations from stockholders will be considered and evaluated using the same criteria as all other nominations. Final approval of any candidate shall be determined by the full Board.
•As set forth in the Company’s Corporate Governance Guidelines, the following are the minimum requirements for Board membership: (a) the director must possess a breadth and depth of management, business, governmental, nonprofit or professional experience, preferably in a leadership or policymaking role, that indicates the ability to make a meaningful contribution to the Board’s discussion of and decision making on the array of complex issues which the Company faces and expects to face in the future; (b) the director must possess sufficient financial literacy or other professional business experience relevant to an understanding of the Company and its business that will enable such individual to provide effective oversight as a director; (c) the director must possess the ability to think and act independently, as well as the ability to work constructively in a collegial environment; (d) the director must demonstrate behavior that indicates that he or she is committed to the highest ethical standards; (e) the director must possess the ability to devote sufficient time and energy to the performance of his or her duties as a director; and (f) the director may not simultaneously serve on the board of directors or equivalent body of an organization that the Board reasonably determines (i) is a significant competitor or potential significant competitor of the Company or of a key vendor of the Company; (ii) would otherwise benefit from access to the Company’s intellectual property, strategic or other confidential or proprietary information; or (iii) would violate or conflict with the management interlocks prohibitions under the Company's Regulation L Policy and applicable law. It is also desired that individual directors possess special skills, expertise and background that would complement the attributes of the other directors and promote the collective ability of the Board to function effectively.

20	Banc of California	Annual Proxy Statement	2025

Corporate Governance Matters

Corporate Governance
•Developing and recommending to the Board a set of corporate governance guidelines and other policies and guidelines which the CNG Committee determines necessary or appropriate for adoption by the Company.
•Reviewing and approving any insider or related party transactions (as defined in Item 404 of Regulation S-K), in accordance with the Company’s Related Party Transaction Policy.
•Leading the Board in its annual review of the Board’s performance, and the performance of various Committees of the Board.
•Recommending to the Board the membership and chair of each Board committee.
•Overseeing the areas of director orientation, continuing education and professional development.
•Assisting the Board with respect to its oversight of ESG matters.
•Assisting the Board with senior management succession planning.

21	Banc of California	Annual Proxy Statement	2025

Corporate Governance Matters
Role and Composition of the Finance Committee
The following table reflects further information regarding the principal roles and responsibilities of the Finance Committee. For a more comprehensive description, please see the Joint Finance Committee Charter, which is publicly available under the "Governance" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Documents & Charters.

Name, Composition and Board Determinations	Responsibilities

Finance Committee Jared M. Wolff, Chair John M. Eggemeyer James A. “Conan” Barker Paul R. Burke Richard J. Lashley Todd Schell
•Reviewing and approving (or recommending to the Board for its approval) changes to policies in the areas of asset/liability management, investments, contingent funding, dividends, bank owned life insurance (BOLI), capital planning and management, stress testing and liquidity management.
•Reviewing the results of the Company’s interest rate risk and liquidity monitoring and reporting system.
•Monitoring the Company’s interest rate management strategy, changes in market interest rates, and the performance of the Company’s investment portfolio and strategies.
•Reviewing the status of the Company’s derivatives and hedge positions and BOLI portfolio.
•Reviewing the Company’s capital management and current and projected capital ratios, and reviewing and recommending capital actions to the Board for its approval.
•Reviewing the appropriateness of the Company’s stress testing program and the results of such testing.
•Reviewing the composition of the Company’s funding and its contingent funding plan.
•Reviewing the Company’s risk appetite framework relative to liquidity risk.
•Reviewing the Company’s balance sheet and other financial-related strategies.
•Reviewing, discussing with management and recommending to the Board for its approval the Company’s annual operating plan or budget, and reviewing and discussing with management any periodic budgets or forecasts.

22	Banc of California	Annual Proxy Statement	2025

Corporate Governance Matters
Role and Composition of the Enterprise Risk Committee
The following table reflects further information regarding the principal roles and responsibilities of the Risk Committee. For a more comprehensive description, please see the Joint Enterprise Risk Committee’s Charter, which is publicly available under the "Governance" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Documents & Charters.

Name, Composition and Board Determinations	Responsibilities

Enterprise Risk Committee
Mary A. Curran, Chair
Shannon F. Eusey
Susan E. Lester
Joseph J. Rice
Andrew Thau
Jared M. Wolff

The Board has determined that the chair of the Risk Committee, Ms. Curran, meets the requirements for that position as specified in the committee’s charter, which are that the chair (i) not be an officer or employee of the Company currently, or during the previous three years; (ii) not be an immediate family member of a person who is, or was during the last three years, an executive officer of the Company; and (iii) be an independent director, as defined in the NYSE Listed Company Manual.

•Overseeing management’s design and implementation of an appropriate enterprise-wide process to identify, prioritize, measure, monitor, and report alignment of the Bank’s practices with its defined risk appetite.
•Overseeing the design and implementation of the Company’s enterprise-wide risk management framework.
•Overseeing and providing strategic direction to management for developing and maintaining risk appetite guidelines by risk type and annually approving such guidelines.
•Overseeing the Company’s compliance management programs and compliance with legal and regulatory requirements.
•Overseeing the Company’s information security and technology management programs and reviewing related risks.
•Reviewing and approving disaster recovery and business continuity plans at least annually.
•Evaluating certain matters relating to the Bank’s fiduciary activities, including proper exercise of fiduciary powers and self-dealing and conflicts of interest.
•Overseeing the Company’s credit processes and credit culture.

23	Banc of California	Annual Proxy Statement	2025

Corporate Governance Matters
CNG Committee Delegation of Authorities
The charter of the CNG Committee does not specifically provide for delegation of any of the authorities or responsibilities of the committee as it relates to compensation, other than the ability of the committee to form and delegate authority to subcommittees when appropriate. For information about the role of the Chief Executive Officer with respect to the CNG Committee, see the Compensation Discussion and Analysis—Elements of our Compensation Decision Making section in this proxy statement. Director compensation is determined by the full Board after considering the recommendations of the CNG Committee.
Additionally, the charter of the CNG Committee authorizes the committee to select and retain compensation consultants, legal counsel or other advisors to advise the committee in carrying out its duties. See the Compensation Discussion and Analysis—Elements of our Compensation Decision Making section in this proxy statement.
Compensation Committee Interlocks and Insider Participation
None of the members of the CNG Committee during 2024 was a current or former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company during 2024 served as a member of the compensation committee (or other board committee performing equivalent functions) or as a director of any other entity that has an executive officer serving as a member of the CNG Committee or the Company’s Board of Directors.
Communications with the Board
Stockholders and other interested parties who wish to communicate with the Board or any specific director, including any committee of the Board, or with the Chair of any committee, may do so by writing to the address or e-mail below to the attention of the Corporate Secretary who will then sort the correspondence to ensure receipt by the appropriate director(s).
Banc of California, Inc.
Attn: Corporate Secretary
3 MacArthur Place
Santa Ana, California 92707
IR@bancofcal.com

24	Banc of California	Annual Proxy Statement	2025

Director Compensation
Overview
The CNG Committee is responsible for the periodic review of compensation paid to directors of the Company and the Bank and recommending changes to the Board, when the CNG Committee deems appropriate. The CNG Committee typically evaluates director compensation every two years.
The existing elements of the Company’s director compensation program are a combination of cash and stock-based incentives to attract and retain qualified candidates to serve on the Board of the Company or the Bank. In determining the components of non-employee director compensation, the CNG Committee considers the significant amount of time directors expend to fulfill their duties, the skill level required of Board members and the nature of the Company’s business objectives.
The current components of our director compensation program are summarized below. We do not provide non-equity incentive plan awards, deferred compensation, retirement or health plans for non-employee directors.
Current Non-Employee Director Compensation Program
The elements of the current compensation program for non-employee directors of the Company and the Bank are set forth in the table below.

Schedule of Current Director Fees

Compensation Element (1)(2)(3)
Annual Retainer	$160,000
Additional Compensation
Chair of the Board	$85,000
Committee Chair
Audit	$20,000
Finance (4)	N/A
Compensation, Nominating and Corporate Governance	$15,000
Enterprise Risk	$15,000
(1)    The annual retainer is payable one-half in cash and one-half in equity awards. All other compensation elements are payable in cash.
(2)    Cash compensation is payable in equal quarterly installments, in advance of each quarter.
(3)    Equity awards are payable in the form of RSUs that fully vest on the one-year anniversary of the grant date, subject to acceleration upon a change in control, termination of service due to death or disability or other qualifying termination of service. Equity awards are granted annually, following the Company’s annual meeting of stockholders.
(4)    Mr. Wolff serves as Finance Committee Chair; accordingly, no fee was previously paid or is currently paid for that position.

25	Banc of California	Annual Proxy Statement	2025

Director Compensation
Employee Directors
Directors who are also employees of the Company and/or the Bank receive no compensation for their service as directors. As such, Mr. Wolff, who is Chief Executive Officer, President, and Vice Chair of the Company and Chief Executive Officer and Chair of the Bank, did not receive compensation for his Board service in 2024.
2024 Summary Table of Director Compensation
The following table provides information regarding compensation paid to the non-employee directors of the Company during the year ended December 31, 2024 for their service on the Company Board, Bank Board, and all applicable committee assignments. See the Summary Compensation Table on page 58 in this proxy statement for information regarding compensation paid to Mr. Wolff in 2024.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All Other Compensation ($)(3)	Total ($)

James A. “Conan” Barker	$80,000	$80,007	$641	$160,648
Paul R. Burke	$80,000	$80,007	$641	$160,648
Mary A. Curran	$95,000	$80,007	$641	$175,648
John M. Eggemeyer	$165,000	$80,007	$641	$245,648
Shannon F. Eusey	$80,000	$80,007	$641	$160,648
Richard J. Lashley	$80,000	$80,007	$641	$160,648
Susan E. Lester	$100,000	$80,007	$641	$180,648
Joseph J. Rice	$80,000	$80,007	$641	$160,648
Todd Schell	$80,000	$80,007	$641	$160,648
Vania E. Schlogel	$80,000	$80,007	$641	$160,648
Andrew Thau	$95,000	$80,007	$641	$175,648
(1)Represents the grant date fair value of the stock awards issued during fiscal 2024, determined in accordance with ASC Topic 718. Awards issued during 2024 reflect the equity portion of the annual retainer and the equity portion of additional compensation for service on Board committees, as applicable. The grant date fair value is calculated using the closing market price of the Company’s voting common stock on the business day preceding the grant date, which is then recognized as an expense over the scheduled vesting period of the award. For further information, see Note 19. Stock-Based Compensation to the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025.
(2)See the table that immediately follows for the number of stock awards granted to each non-employee director during 2024 and the aggregate number of unvested RSUs held by each non-employee director as of December 31, 2024.
(3)Amounts reflect cash dividends paid in 2024 with respect to the applicable stock awards.

26	Banc of California	Annual Proxy Statement	2025

Director Compensation
The following table presents: (a) the number of stock awards granted to each non-employee director during 2024 (all of which were in the form of RSUs), the grant date fair values of which are reflected in the table above; and (b) the aggregate number of outstanding unvested RSUs held by each non-employee director as of December 31, 2024. The RSUs granted during 2024 to the non-employee directors will vest in full on May 9, 2025.

	Stock Awards in the 2024 Summary Table of Director Compensation Above	Aggregate Awards Outstanding as of December 31, 2024
Name	Number of RSUs Granted	Aggregate Number of Unvested RSUs Outstanding

James A. “Conan” Barker	5,366	5,366
Paul R. Burke	5,366	5,366
Mary A. Curran	5,366	5,366
John M. Eggemeyer	5,366	5,366
Shannon F. Eusey	5,366	5,366
Richard J. Lashley	5,366	5,366
Susan E. Lester	5,366	5,366
Joseph J. Rice	5,366	5,366
Todd Schell	5,366	5,366
Vania E. Schlogel	5,366	5,366
Andrew Thau	5,366	5,366

27	Banc of California	Annual Proxy Statement	2025

Corporate Sustainability
The Board and executive team are committed to sustainable business practices and focused on building a strong and valuable company and achieving long-term business success.
We are committed to sustainable and responsible business practices. Sustainability is part of our business strategy, focusing on creating long term value, reducing risk, and staying competitive. Through various initiatives, we aim to make a positive impact in our communities, provide a supportive workplace, and integrate responsible practices into our business operations. More information on these efforts is available in our Impact Reports, which are posted on our website at www.bancofcal.com.
Responsible Business Practices
We believe that governance and responsible business practices are key to our long-term success, driven by our commitment to ethics, integrity, and accountability.

CORE VALUES OF BANC OF CALIFORNIA
Ethics	Integrity	Accountability

Ethics, Integrity, and Accountability
The CNG Committee develops, maintains, and recommends to the Board our Corporate Governance Guidelines to provide a framework for effective governance of the Company and its subsidiaries. We have adopted a Code of Business Conduct and Ethics (Ethics Code) that applies to our Board, officers, and employees. Our Audit Committee, in conjunction with the CNG Committee, oversees compliance with the Ethics Code. The Audit Committee also has oversight responsibility for the integrity of our financial statements and financial accounting practices and the independence and performance of our external auditors. Our Risk Committee oversees different risk categories including credit risk, liquidity risk, market risk, operational risk, compliance risk, legal risk, reputational risk, and strategic risk on a company-wide basis. We are not a politically active organization, and we do not contribute to political campaigns or participate in lobbying efforts.
Our Whistleblower Policy affirms our commitment to being proactive in detecting and preventing violations of law, regulations, and policies and procedures, including but not limited to the principles in our Ethics Code. In 2024, Bank employees completed a total of 51,806 hours of training covering compliance, ethics, and banking requirements through 83 different training modules.
For more information on our Ethics Code and Whistleblower Hotline, please see the “Governance" section on the Company's Investor Relations website at https://investors.bancofcal.com by selecting Documents & Charters.
Systemic Risk Management and Business Continuity
The Board, as a whole and through its standing committees, works with the executive team to oversee the Company’s enterprise risk management framework, incorporating governance and preparedness in areas such as systemic risk management, business continuity and cybersecurity. For more information, please see the Risk Oversight section in this proxy statement.
In order to maintain adequate levels of capital, we continuously assess projected sources and uses of capital to support projected asset growth, operating needs, and credit risk. We consider, among other things, earnings generated from operations and access to capital from financial markets. In addition, we perform capital stress tests on an annual basis to assess the impact of adverse changes in the economy on our capital base. For more information, please see our Annual Report on Form 10-K for the year ended December 31, 2024.

28	Banc of California	Annual Proxy Statement	2025

Corporate Sustainability
Enterprise Risk Management Three Lines of Defense + Risk Appetite Statement Pillars:

Third Line
of Defense
Internal Audit
Second Line of Defense
Senior Management
Committees / Meetings –
Senior Management Officers
First Line of Defense
Front-Line and Back-Office Personnel
Risk Appetite Statement Pillars
Strategic | Earnings | Capital | Liquidity | Market/Interest Rate | Credit & Credit Concentrations
Ops Risk – Processes/People/Fraud | IT/Cybersecurity/Privacy | Compliance/ BSA-AML | Reputation

Cyber/Information Security
The Company's Chief Information Security Officer (CISO) is responsible for the management and oversight of the enterprise information security department and our information security program. The Information Security department is responsible for Incident Response, Operations, Engineering, Information Security Governance, Risk, and Compliance for the Company. Our Information Security team consists of leaders, engineers, and analysts who provide an optimum mix of skills to execute our functions. Team members are generally required to meet professional education and certification standards. Our Chief Information Security Officer has substantial relevant expertise and formal training in the areas of information security and cybersecurity risk management.
Our objective for managing cybersecurity risk is to maintain appropriate layers of safeguards to protect information systems from possible threats and to avoid or minimize the impacts of external threat events or other efforts to penetrate, disrupt or misuse our systems or information. Our information security program is designed in accordance with industry frameworks, such as the National Institute of Standards and Technology Cybersecurity Framework and is periodically reviewed and updated at least annually and upon significant changes to our operating environment.
Protecting our systems to ensure the safety of customer information is critical to our business. We use multiple layers of protection to control access, detect unusual activity and reduce risk. We regularly conduct a variety of audits and vulnerability and penetration tests on our platforms, systems and applications and maintain comprehensive incident response plans to minimize potential risks, including cyber-attacks. By staying ahead of emerging threats and continuously refining our security measures, we aim to ensure the resilience and integrity of our information systems and data.

29	Banc of California	Annual Proxy Statement	2025

Corporate Sustainability
Sound Corporate Governance
Our Board of Directors and management are dedicated to maintaining sound and effective corporate governance practices. We have established a comprehensive corporate governance framework that consists of policies and programs designed to meet regulatory requirements and build value for the Company’s stockholders.
The key components of our corporate governance framework are reviewed and approved by the Board on a regular basis and are set forth below:

Corporate Governance Guidelines	Related Party Transactions Policy

The Company’s Corporate Governance Guidelines provide a framework for effective governance of the Company and its subsidiaries.
The Company’s Related Party Transactions Policy restricts transactions with related parties. The policy establishes protocols for prior review of proposed related party transactions and requires that they be in, or not inconsistent with, the best interests of the Company and its stockholders. For more information about this policy, see the Transactions with Related Persons—Related Party Transactions Policy section in this proxy statement.

Code of Business Conduct and Ethics	Outside Business Activities Policy

The Company’s Ethics Code applies to all directors, officers and employees of the Company and its subsidiaries. The Ethics Code requires that all employees and directors adhere to high ethical standards and is reviewed by the Board on a regular basis.

The Company’s Outside Business Activities Policy, which supplements the Ethics Code, tightens controls on outside business activities of officers and employees and requires non-employee directors to refrain from engaging in outside business activities that create an actual or apparent conflict of interest. For more information about this policy, see the Transactions with Related Persons—Outside Business Activity Policy section in this proxy statement.

Director Stock Ownership Guidelines

The Board has determined that long-term, significant equity ownership by all directors and senior officers is in the best interest of the Company and serves to align the interests of the directors and senior officers with the interests of the Company’s stockholders. To that end, the Board has adopted the following non-employee director stock ownership guidelines and expectations:

•As required by the Company’s Corporate Governance Guidelines, non-employee directors are expected to own stock or stock equivalents with a value equal to five times the then-current annual base cash retainer by the end of the fifth fiscal year following their appointment to the Board. We evaluate stock ownership of our directors annually. As of December 31, 2024, based on the NYSE closing stock price per share of our voting common stock on that day, each of the directors complied with the Stock Ownership Guidelines, giving allowance for the fact that certain directors have served on the Board for less than five years.

•Stock ownership guidelines are also applicable to senior officers as described in more detail below. See the Compensation Discussion and Analysis—Stock Ownership Guidelines section in this proxy statement.

•Directors are expected to be long-term stockholders and to refrain from selling stock other than for legitimate tax, estate planning, or portfolio diversification purposes.

30	Banc of California	Annual Proxy Statement	2025

Corporate Sustainability

Public Communications Policy	Insider Trading Policy

The Public Communications Policy, overseen by the Audit Committee, allows for more oversight and involvement by the Board and enhances the shared accountability for and the review of all financial related public communications by the Company.

The Company has adopted an Insider Trading Policy governing the purchase, sale and other dispositions of the Company's securities by directors, officers and employees that are reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NYSE listing standards. Directors, officers and employees are obligated to comply in all respects with the Insider Trading Policy, as well as all Company black-outs or similar trading restrictions as communicated by the General Counsel. A copy of our Insider Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended December 31, 2024.

Corporate Governance Documents
The full texts of the Corporate Governance Guidelines, the Code of Business Conduct and Ethics, and the charters of the Board’s standing committees are publicly available under the "Governance" section on the Company’s Investor Relations website at https://investors.bancofcal.com by selecting Documents & Charters. You may also obtain free copies by contacting the Company at:
Banc of California, Inc.
Attn: Corporate Secretary
3 MacArthur Place
Santa Ana, California 92707
(855) 361-2262 | IR@bancofcal.com
Evaluating the Board's Effectiveness
The Board and each of its committees (Audit, CNG, Finance, and Risk) conduct an annual self-assessment aimed at enhancing their effectiveness. As part of the self-assessment process, the Board and committee members provide feedback on a range of topics relevant to the performance and effectiveness of the Board and the applicable committee. In addition, members of the Board participate in a peer evaluation of their fellow directors and provide comments on their own skills and qualifications. The Chair of the Company Board then meets separately with each director to discuss the results of the peer evaluations and individual self-assessments.
The results of the self-assessment process are aggregated and summarized for the Board and for each of the principal standing committees. Comments in the summaries are not attributed to individual Board or committee members to promote candor. The aggregated results and summary of the Board’s self-assessment are presented to each of the principal standing committees and the Board for review and discussion at a full Board meeting, at which time the Board considers what, if any, actions might be implemented to enhance future performance of the Board.
The CNG Committee considers the results of the self-assessment process when it periodically evaluates the size, structure and composition of the Board, as well as the role, composition and allocation of responsibilities among Board committees.
Consideration of Board Competency and Balance
Throughout the director nomination process, the CNG Committee seeks to achieve a well-rounded Board by selecting director nominees with a range of opinions, expertise and perspectives that are representative of our industry. The CNG Committee seeks to include members with varied backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.
The CNG Committee is committed to actively seeking highly qualified candidates with strong backgrounds, skills and experience to include in the pool from which Board nominees are chosen.

31	Banc of California	Annual Proxy Statement	2025

Corporate Sustainability

Director Education
In accordance with the Company’s Corporate Governance Guidelines, all directors are expected to comply with the necessary continuing educational requirements, which include but are not limited to: (i) a component covering professional development in corporate governance; and (ii) a component which covers educational development in subject matter areas that are deemed relevant to the Company’s business. In support of continuing education, the Company incurs reasonable expenses to facilitate any mandatory educational and professional development programs or any voluntary programs which the CNG Committee may deem appropriate.
Additionally, our directors participate in compliance training administered by members of our senior management on a variety of subject matters, including but not limited to, industry, regulatory, legal, and governance related topics.
Investment in Our Human Capital
We believe that our employees are vital to our success. As a relationship-focused business, the long-term success of our Company is directly tied to our people.
At Banc of California, our human capital strategy is meticulously designed to align with both our people and strategic priorities for the business. We prioritize recruiting and retaining top talent, fostering internal mobility, promoting inclusion at all levels, recognizing and rewarding performance and outcomes, and supporting the health and wellness of our team members. Our goal is to build on the strengths of our team members and cultivate a high-performing culture that not only supports their growth but also drives growth and solutions for our customers and clients. Our Board governs our human capital management through its CNG Committee’s quarterly reviews and discussions with our executive team. For more information, please see our Annual Report on Form 10-K for the year ended December 31, 2024.
Our comprehensive human capital strategy is designed to empower individuals at every stage of their careers using a holistic approach to both professional and personal wellness. This commitment to our employees is integral to our mission and success. We support these goals through talent development programs including our Mentorship Program, Pacific Coast Banking School, Executive Leadership Program, tuition reimbursements, and a total rewards benefits program, which includes retirement matching, short- and long-term insurance options, estate planning support, and fertility benefits.

32	Banc of California	Annual Proxy Statement	2025

Corporate Sustainability

Supporting Our Communities
We are dedicated to supporting the communities in which we live and work, including through our Community Reinvestment Act (CRA) Program and Community Benefit Plan.
We have a number of initiatives focused on supporting our communities, with our primary support delivered through our Community Reinvestment Act (CRA) Program. The Risk Committee reviews: examination reports from regulatory authorities concerning CRA compliance; our annual Community Development/CRA Plan; and CRA-related community relationships and special initiatives, as appropriate. Our Community Benefit Plan (the Plan) outlines the Bank’s commitment to achieving community development goals that benefit the communities we serve in our assessment areas. These goals and parameters are subject to safe and sound banking practices, and compliance with applicable laws and regulations. The Plan offers communities tangible, measurable and meaningful benefits to small businesses, consumers, nonprofit and for-profit community-based organizations, and others involved in advancing community and economic development initiatives.
3-Year Community Benefits Plan (2024-2026)
Following the transformational merger between Banc of California and PacWest in 2023, the Company announced a $4.1 billion, three-year Plan, designed to create a significant and lasting impact in communities served by the bank. The Plan includes the following goals and targets:
•Small business lending of $1.45 billion, including increasing participation in state programs and promotion of products through a range of media outlets;
•Community development lending of $2.3 billion focused on supporting long-term affordable housing;
•$300 million in community development investments and $11 million in charitable donations to support low-income housing, homelessness prevention, small business investment companies, and community development financial institutions;
•The development of a strategy to support climate resiliency programs in low- and moderate- income communities which will include a minimum of $250,000 in donations and other opportunities;
•$500,000 to focus on strategic outreach, investment, support and engagement with tribal and indigenous communities; and
•In addition, the combined institution will increase its charitable donations and community service goals, as well as continue to discuss community needs with community organizations going forward.

Our Community Support (2022-2024)*

$254 million	$3.5 billion	$781 million	17,758+ hours
Community Development Investments	Community Development Loans	Small Business CRA Loans	Employee Volunteer & Service
*The community impact numbers represent the combined total for legacy PacWest and Banc of California from 2022-2024.
For more information on our Corporate Sustainability initiatives, see our Impact Reports, which are posted on our website at www.bancofcal.com.

33	Banc of California	Annual Proxy Statement	2025

Corporate Sustainability

No Incorporation by Reference
This proxy statement includes several website addresses or references to additional Company reports or resources found on our corporate website. These website addresses are intended to provide inactive, textual references only. The information on these websites, including the information contained in or implied by those reports or resources, is not part of this proxy statement and is not incorporated by reference in this proxy statement.

34	Banc of California	Annual Proxy Statement	2025

Executive Officers
Designation of Executive Officers
The Board periodically evaluates the persons who are designated as executive officers of the Company. The Company’s executive officers include its Chief Executive Officer and Chief Financial Officer as well as other individuals whom the Board has determined perform a policy-making function or are in charge of a principal business unit, division or function. The Company’s current executive officers are listed below.

Jared M. Wolff, Chief Executive Officer and President
Bryan M. Corsini Executive Vice President, Chief Credit Officer	Hamid Hussain President of the Bank

Ido Dotan Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary	Joseph Kauder Executive Vice President, Chief Financial Officer

Karen Hon Executive Vice President, Chief Accounting Officer	Olivia Lindsay Executive Vice President, Chief Risk Officer

35	Banc of California	Annual Proxy Statement	2025

Executive Officers

Executive Officer Biographies

Jared M. Wolff — See Proposal I—Election of Directors for Mr. Wolff’s biography.

Chief Executive Officer and President Age: 55

Bryan M. Corsini
—
Mr. Corsini is the Executive Vice President, Chief Credit Officer of the Company and the Bank.
Mr. Corsini became Executive Vice President, Chief Credit Officer of the Company and the Bank effective May 1, 2024. Mr. Corsini has over 36 years in leadership roles in the financial services industry. From April 2014 to December 2023, Mr. Corsini served as the Executive Vice President and Chief Credit Officer of PacWest Bancorp and Executive Vice President of Pacific Western Bank. Prior to joining PacWest Bancorp, Mr. Corsini served as the Executive Vice President and Chief Administrative Officer of CapitalSource Bank from October 2011 to April 2014. Mr. Corsini previously served as President, Credit Administration of CapitalSource Bank from July 2008 to October 2011 and as Chief Credit Officer from CapitalSource Inc.'s inception in 2000 until July 2008. Prior to joining CapitalSource, Mr. Corsini was an Executive Vice President with Fleet Capital Corporation, a commercial finance company, from 1986 to 2000. Mr. Corsini was licensed in 1986 in the state of Connecticut as a certified public accountant (inactive) and was a Senior Auditor with Coopers & Lybrand.

Chief Credit Officer Age: 63

36	Banc of California	Annual Proxy Statement	2025

Executive Officers

Ido Dotan
—
Mr. Dotan was appointed Executive Vice President, General Counsel and Corporate Secretary of the Company and the Bank effective May 28, 2019. He was further appointed Chief Administrative Officer of the Company and the Bank effective January 1, 2023.
Mr. Dotan has extensive experience in the management of in-house legal departments, supporting multiple business lines and advising on transactional, regulatory, and corporate governance matters. In his role as Chief Administrative Officer, Mr. Dotan is responsible for implementing and facilitating organizational efficiency and coordination across all administrative areas of the Bank.
Prior to joining Banc of California, Mr. Dotan served as Executive Vice President, Assistant General Counsel and Corporate Secretary of Carrington Mortgage Holdings, LLC, a holding company whose primary businesses include mortgage servicing and origination, real estate logistics, and real estate services. Mr. Dotan also served as Chief Legal Officer of Arch Bay Capital, LLC, an investment management firm specializing in real estate and mortgage services. Before joining Arch Bay, Mr. Dotan served as Associate General Counsel and then Chief Legal Officer of Thompson National Properties, LLC, a commercial real estate firm and sponsor of a public real estate investment trust. Prior to going in-house, Mr. Dotan was an associate with the law firms of Sullivan & Cromwell LLP and Fried, Frank, Harris, Shriver & Jacobson LLP from 2004 to 2010, where he represented public and private companies and financial institutions in connection with mergers and acquisitions, capital markets, structured finance transactions and corporate governance matters.
Mr. Dotan currently serves on the Board of Directors of Orange County United Way and is engaged in community activities focused on education, homelessness, and veterans.
Mr. Dotan received his bachelor’s degree in business administration from the University of Southern California, Marshall School of Business and his juris doctorate from the University of Southern California, Gould School of Law. Mr. Dotan is admitted to practice law in California.

General Counsel, Chief Administrative Officer, and Corporate Secretary Age: 45

Karen Hon
—
Ms. Hon joined the Bank in March 2025 as Executive Vice President, Chief Accounting Officer of the Company and the Bank.
In her role as Chief Accounting Officer, Ms. Hon oversees all accounting, controllership and financial reporting, including Sarbanes-Oxley (SOX) controls. Ms. Hon is a distinguished finance and accounting leader with more than 20 years of experience in the banking and financial services industry.
Her extensive background includes a notable 17-year tenure at Silicon Valley Bank (SVB), where she most recently served as Chief Accounting Officer. At SVB, Ms. Hon led the accounting and reporting teams, and oversaw controllership, tax, the SOX program, SEC and regulatory reporting, and technical accounting and policy. She also led the finance transformation team, spearheading data and technology initiatives that supported financial and regulatory reporting. Her earlier roles at SVB included Head of Financial Planning and Analysis and Corporate Controller. Prior to SVB, Ms. Hon was an auditor at KPMG.
Ms. Hon received her bachelor’s degree in economics and psychology from the University of British Columbia and is a Chartered Professional Accountant.

Chief Accounting Officer Age: 48

37	Banc of California	Annual Proxy Statement	2025

Executive Officers

Hamid Hussain
—
Mr. Hussain joined Banc of California in 2019 as President of Commercial and Real Estate Banking and became President of the Bank effective January 1, 2023.
Mr. Hussain is President of the Bank and is responsible for the overall strategy, goals and execution of the Bank’s client-facing teams outside of retail branches. Mr. Hussain is a seasoned executive leader who brings over 25 years of diverse experience in financial services, capital markets, and corporate finance.
Prior to joining Banc of California, Mr. Hussain served as Executive Vice President, Real Estate Market Executive in the Commercial Banking group for Wells Fargo Bank, where he worked for ten years. Mr. Hussain led a national team of senior banking professionals, set sales and marketing strategy, and was responsible for risk oversight.
Mr. Hussain is very active in the communities he serves and has held several board positions, including past affiliations with U.S.S. Potomac Association, Berkeley Repertory Theatre, and the American Heart Association.
Mr. Hussain received his MBA in Finance from Queen’s University in Kingston, Canada, and received his undergraduate degree in economics from the University of Toronto.

President of the Bank Age: 55

Joseph Kauder
—
Mr. Kauder joined Banc of California in July 2023 as Executive Vice President and Chief Financial Officer of the Company and the Bank.
Mr. Kauder has more than 30 years of experience in the banking and financial services industry, including more than 15 years in executive finance positions at Wells Fargo Corporation. Most recently, Mr. Kauder served as Executive Vice President and Chief Financial Officer for Wells Fargo’s Wholesale Banking Segment, which included both the Corporate and Investment Banking and Commercial Lending businesses, with over $900 billion in assets, and nearly $27 billion in annual revenue. Prior to that, Mr. Kauder served in other senior leadership roles at Wells Fargo, including the Chief Accounting Officer of the Wholesale Banking Segment, the Enterprise Accounting Business Unit Support Leader, and the Director of Financial Oversight and Governance.
Prior to his time at Wells Fargo, Mr. Kauder served as Senior Vice President, Director of Accounting Policy at Wachovia Corporation. Mr. Kauder began his career at PricewaterhouseCoopers LLP and has held finance roles at GE Capital. Since his departure from Wells Fargo in 2021, Mr. Kauder has been involved with a series of ventures, including a start-up blockchain company and as an Industry Advisor for Armstrong Wolfe Ltd.
Mr. Kauder is a Certified Public Accountant (inactive) and holds a B.S. in Business Administration from the University of North Carolina, Chapel Hill.

Chief Financial Officer Age: 56

38	Banc of California	Annual Proxy Statement	2025

Executive Officers

Olivia Lindsay
—
Ms. Lindsay joined Banc of California in 2016 and became Executive Vice President and Chief Risk Officer effective January 1, 2023.
In her role as Chief Risk Officer, Ms. Lindsay oversees the Enterprise Risk Management organization and has responsibility for the Bank’s Bank Secrecy Act (BSA), anti-money laundering (AML) and overarching risk program across the Bank.
Prior to assuming her current role, Ms. Lindsay has served in various capacities, including Deputy Chief Risk Officer and Deputy BSA Officer since joining the Bank in 2016. Ms. Lindsay has over 20 years of experience in the financial services industry, with a focus on the management and execution of operational and regulatory processes and controls. Prior to joining Banc of California, Ms. Lindsay spent 15 years at MUFG Union Bank in various roles, including Managing Director of the Performance Excellence Group.
Ms. Lindsay has extensive experience in the areas of risk and control framework development and operational process design and optimization. Ms. Lindsay’s areas of expertise include business process re-engineering for BSA/AML operations, third-party risk management, credit life-cycle operations, issues management, exam management and governance oversight. As a Lean Six Sigma certified expert, Ms. Lindsay has worked with business leaders to continually reimagine their service delivery models in order to remain competitive, efficient, compliant and relevant.
Ms. Lindsay also serves on the board for Hope Builders, an organization which empowers young adults of Orange County through mentorship and skills training.
Ms. Lindsay received her bachelor’s degree in business administration from the University of Southern California, with an emphasis in International Business.

Chief Risk Officer Age: 45

39	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
Overview
In this section, we describe the material components of our executive compensation program, the material compensation policy decisions made under those programs in 2024, and the measurable factors we took into consideration in making compensation decisions for our Named Executive Officers (NEOs) set forth below, whose compensation earned or paid for in 2024 is set forth in a series of tables following this section.

Our Named Executive Officers for Fiscal Year 2024:		Year Hired:
Jared Wolff	Chief Executive Officer and President	2019
Joseph Kauder	Executive Vice President, Chief Financial Officer	2023
Bryan Corsini(1)	Executive Vice President, Chief Credit Officer	2000
Ido Dotan	Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary	2019
Hamid Hussain	President of the Bank	2019
John Sotoodeh(2)	Former Chief Operating Officer	2019
(1)    Mr. Corsini was originally hired by CapitalSource, Inc. in 2000, which was acquired by PacWest Bancorp prior to the PacWest Merger.
(2)     Mr. Sotoodeh departed from the Company effective November 7, 2024.
The discussion below is intended to put into context, within the framework of our overall compensation program, the information detailed in the tables following this section.
Executive Summary | 2024: SUCCESSFUL INTEGRATION AND REPOSITIONING FOR GROWTH
In 2024, we focused our efforts on merger integration and repositioning our balance sheet for profitable growth following our transformational merger with PacWest Bancorp in 2023, which dramatically increased the size and scale of our business and multiplied our opportunities for success.
As we consistently communicated, our primary focus in 2024 was successfully executing on the integration milestones for the merger with PacWest and achieving the synergies that we projected for our combined institution. We successfully executed on our merger integration plan and achieved our cost savings targets ahead of schedule, while also continuing to reposition our balance sheet in ways that positively impacted our net interest margin and increased our capital levels. As a result of our successful execution on our merger integration and balance sheet repositioning efforts, we steadily increased our level of profitability while also further strengthening our balance sheet by increasing our level of liquidity and capital. At the same time, we continued to make investments in talent and technology that will further enhance our ability to generate profitable growth in the future.
Once we completed our integration milestones, we shifted our focus to more active marketing and business development efforts and capitalizing on the strong position we have built in our markets. In the second half of the year, our bankers did an excellent job of expanding existing client relationships and adding new clients that drove growth in both loans and deposits.

40	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
Key Accomplishments in 2024
Due to our strong execution, we achieved a number of key milestones in 2024, including the following:
•Increasing average noninterest-bearing deposits to 29.1% of total deposits from 22.6% in the prior year;
◦We launched a firm-wide deposit incentive program in February 2024, which resulted in the addition of approximately 2,400 new noninterest bearing business deposit accounts and approximately $440 million in deposits since inception of the program.
•Expanding our net interest margin by 135 basis points year-over-year;
◦By executing on our balance sheet repositioning efforts and growing our noninterest-bearing deposits, we were able to reduce our cost of funding to expand net interest margin and improve profitability.
•Completing core systems conversion;
◦In July 2024, we successfully completed our core systems conversion, improving the quality and consistency of customer experiences, and lowering operating expenses.
•Selling $1.95 billion of Civic loans and repositioning over $700 million of our securities portfolio;
•Reducing our noninterest expense by 36% from a normalized 4th quarter of 2023 as we achieved our cost savings targets from the merger;
◦We implemented robust expense savings initiatives focused on identifying efficiencies during the merger integration process, hitting our cost savings targets a quarter before originally expected.
◦This reduction in noninterest expense improved our adjusted noninterest expense (excluding customer-related expenses and merger and integration costs) to average total assets ratio by 38 basis points, reflecting improvement in our core profitability.
•Reducing wholesale funding from 16.6% at year-end 2023 to 10.3% in the 4th quarter of 2024;
•Reducing our average total cost of deposits from 2.94% in the 4th quarter of 2023 to 2.26% in the 4th quarter of 2024; and
•Increasing C&I loans from 25.6% at year-end 2023 to 30.1% in the 4th quarter of 2024.
As a result of these key accomplishments, we achieved strong growth in earnings per share, tangible book value per share, and overall capital levels in 2024, inclusive of losses associated with our balance sheet repositioning.

(1)     Denotes a non-GAAP measure. See Appendix - Non-GAAP Measures for further information.

41	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
(1)     Denotes a non-GAAP measure. See Appendix - Non-GAAP Measures for further information.
The successful execution of our strategic plan and merger integration in 2024 is also reflected in our stock performance relative to our peer index, the Keefe, Bruyette & Woods (KBW) NASDAQ Regional Banking Index (KRX). As shown below, the Company was closely aligned with or outperformed the index through the year, reflecting the strength of the Company's execution and performance against our industry peers.
With the strength of the balance sheet and franchise we have built and our merger integration complete, we believe that we are well positioned to consistently grow our client roster, generate profitable growth, and create additional value for our stockholders in the coming years.
Since 2019, we have continued to execute on our strategic plan to become one of the nation's premier commercial banks.
Since Mr. Wolff was appointed Chief Executive Officer in 2019, we have substantially grown our franchise as reflected in the metrics provided below, expanding from just 32 branches concentrated in the Southern California market in 2019 to having 80 full-service branches throughout the entire state and in Denver, Colorado, and Durham, North Carolina, as well as through regional offices nationwide. This growth was the direct result of a relentless focus on execution, a commitment to delivering on the goals and expectations that we set, investing in a disciplined manner in areas that create stockholder value, prioritizing prudent risk management, and building a client base that chooses Banc of California primarily for the level of service and expertise provided rather than purely for the rates offered on loans and deposits.

42	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
We believe the successful completion and integration of the PacWest Merger has significantly improved our ability to continue to create stockholder value. Banc of California is now the 3rd largest bank headquartered in California and the largest independent bank headquartered in Los Angeles. We intend to capitalize on our strong market position in California, with a well-capitalized, highly liquid balance sheet, strong asset quality, a broad set of products and services with a robust technology platform, and a superior level of service and expertise that will enable us to consistently add attractive client relationships, expand existing client relationships, attract exceptional banking talent, and increase our market share.
With a successful year of merger integration and balance sheet repositioning efforts, we are poised to capitalize on our position as a larger and stronger bank, and we expect to deliver strong results for our stockholders and further enhance the long-term value of our franchise moving forward.
Strong Alignment with Stockholders — What We Do and What We Don't Do
The CNG Committee has implemented the following compensation strategies, which the CNG Committee considers to be key elements of our compensation program and reflects best practices:

Strong Alignment with Stockholders—What We Do
✓
Compensation Principles. Our compensation program is guided by our goals to align the interests of our executive officers with our long-term strategy and the interests of stockholders in a manner that appropriately considers the safety and soundness of the Bank. We provide competitive total compensation opportunities intended to attract, retain and motivate skilled and talented executives.

✓
Performance-Based Awards. Our executive compensation practice focuses on performance-based awards that are tied to our strategic initiatives and overall stockholder objectives. Approximately 91% of our Chief Executive Officer's pay is at-risk or performance-based pay and 50% of our annual equity awards are based on three-year performance goals of our NEOs, and the other 50% are based on their continued service over three years.

✓
Minimum Vesting Period of One Year for Equity Awards. Equity awards granted pursuant to our 2018 Omnibus Incentive Plan generally must have a vesting period of at least one year from the date of grant.

✓	Risk Events Are Considered in Pay Decisions. Our CNG Committee annually assesses our executive and broad-based compensation programs to ensure prudent risk management.
✓
Formula-based and objective annual non-equity incentives. Our annual non-equity incentive plan is comprised primarily of formula-based objective measures with payout caps that are aligned with our strategic goals.

✓
Recoupment Policy. Since 2017, we have had a recoupment policy that provides the Board with the ability to recover or cancel cash incentive compensation and equity awards granted to certain officers if, among other things, the Company is required to restate its financial statements or correct a material error. This is in addition to the mandatory recoupment policy we were required to adopt in 2023 as an NYSE-listed company.

✓
Share Ownership Guidelines. We require that our Chief Executive Officer own shares with a market value equal to at least 300% of his after-tax base salary and that the other NEOs own shares equal to at least 100% of their after-tax base salary. Our executives are expected to achieve the minimum equity investment within three years from the date they first become subject to these guidelines.

✓	Anti-Hedging/Pledging Policy. We prohibit short selling, options trading, hedging, and pledging of Company shares.
✓	Capped Cash Incentive Opportunity. The maximum cash bonus opportunity under our Performance-Based Annual Incentive Plan is capped at 200% of Target.
✓
Independent Compensation Consultant. The CNG Committee retains a compensation consultant to provide appropriate advice on compensation and governance matters. The CNG Committee requires an annual assessment of compensation consultant independence and determined the consultant to be independent.

Strong Alignment with Stockholders—What We Don’t Do
X	No Tax Gross-Ups. Our employment agreements and severance plan do not provide for tax gross-ups in the event of a change in control.

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Compensation Discussion and Analysis

X	No Repricing or Repurchase of Underwater Equity Awards. We do not permit the repricing or repurchase of underwater stock options or stock appreciation rights without stockholder approval.
X	No Multi-Year Guaranteed Bonuses.
X
No “Single Trigger” Cash Severance Payments on Change in Control in Employment Agreements. Our executive employment agreements do not have “single-trigger” cash severance payments resulting solely from the occurrence of a change in control.

X
No “Single Trigger” Vesting of Equity Awards Granted under 2018 Omnibus Stock Incentive Plan. All equity awards under the 2018 Omnibus Plan made to employees generally require a “double trigger” (i.e., a termination of employment by the Company other than for cause or resignation by the employee with good reason) before vesting can accelerate following a change in control. For performance-based awards, the 2018 Omnibus Plan provides that, unless the performance award is replaced by a similar award, it will be deemed earned and payable in an amount equal to at least the target level of performance in the event the award vests on an accelerated basis following a change in control.

X
No Dividends on Unvested or Unearned Shares. Under the 2018 Omnibus Plan, we do not pay any dividends on unvested equity awards, including unearned performance-based equity awards. Dividends may be accrued and are only payable at the time such awards vest.

Compensation Program and Philosophy
Our vision and priorities guide our compensation programs. Our compensation programs are designed to accomplish the following:
•Allow the Company to compete for, hire and retain skilled and talented executives critical to our success, with the capabilities required by the pursuit of our mission, vision, and priorities.
•Incentivize executives to strike the ideal balance of driving optimal business performance without undue risk-taking by aligning performance with ethical standards, regulatory compliance, budgets, risk management processes, and internal controls.
•Reward long-term growth and profitability.
•Encourage and reward performance aligned with our strategic plan while striving to ensure that the quality and risk performance is consistent with the risk appetite of the Company.
•Recognize and reward the success of the management team as a whole in managing the Company, and use that overall performance as the basis for determining overall compensation, taking into consideration pertinent economic conditions, interest rate trends, and the competitive market environment.
•Recognize and reward individual achievement and contributions consistent with our long-term objectives and core values.
•Align executive compensation with the interests of our stockholders. We seek to have the long-term performance of our stock reflected in executive compensation through our equity incentive programs. Our approach to compensating management includes a review of all incentive programs to avoid imprudent risk-taking and to promote safety and soundness. We believe that compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, as we believe that the value of our stock will, in the long-term, reflect our operating performance, and ultimately, the management of the Company by our executives.
•Use performance-based compensation to link the success of the executive with the success of the Company.

44	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
The charts below illustrate the 2024 pay mix for our Chief Executive Officer and other NEOs. A significant portion of executive pay is at-risk and based on performance:

CEO Total Direct Compensation

Base Salary
9%
Short-Term
Incentive/Cash
28%
At-Risk and
Performance-Based Pay
91%
Long Term
Incentive/
Equity
63%
Restricted Stock
17%
Performance Shares
83%

Other NEOs Total Direct Compensation

Base Salary
19%
Short-Term
Incentive/Cash
15%
At-Risk and
Performance-Based Pay
81%
Long Term Incentive/
Equity
66%
Restricted Stock
27%
Performance Shares
73%

45	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
The principal components of our current executive compensation program include the following:

Element	Purpose	Key Features	Performance Measures

Cash Compensation
Base Salary	A fixed element of compensation that recognizes an individual's role and expertise	•Fixed Pay informed by an executive’s position and experience •Considers data from our peer group and other variables •Reviewed annually, subject to the terms of any employment agreement	•Not Applicable
Annual Incentive Plan	To drive performance against annual objectives	•Delivered in cash •Target values consider data from our peer group and other variables •Actual bonus can range from 0% to 200% of Target	•Pre-defined performance goals that align with our strategic plan and Board-approved budget
Long-Term Incentive Equity Awards
Performance Shares	To drive performance against long-term objectives and create alignment with our stockholder interests
•Accounts for 50% of the LTI Award
•Three-year performance period
•Target values consider data from our peer group and other variables
•Earned shares vest at the end of the performance period
•Earned shares can range from 0% to 200% of Target

•Assessed against pre-established performance measures
•Rewards for return-based measures and total stockholder return
•Value directly linked to our stock price
•Based on Absolute and Relative performance
•Continued employment

Restricted Stock	To create alignment with our stockholders' interests, balance risk-taking, encourage ownership, and retain key executives	•Three equal installments over three years •Target values consider data from our peer group and other variables	•Value directly linked to our stock price •Continued employment
The foregoing components fit into our overall compensation objectives by allocating between long-term and short-term compensation to ensure adequate base compensation to attract and retain personnel, while providing incentives with an appropriate level of risk to maximize long-term value for our Company and our stockholders. We believe our overall compensation package, including benefits and equity-related awards, is competitive within the marketplace and consistent with the philosophy and objectives of our compensation program.
Elements of our Compensation Decision Making
The CNG Committee considers information from a variety of sources when reviewing and designing the Company’s compensation program and pay levels. These sources include, but are not limited to, publicly available compensation data regarding executive officers within the industry, the Company’s understanding of compensation arrangements at other financial institutions, Board and management perspectives, feedback from key stakeholders (including common stockholders, holders of our other securities and regulators), and advice from the CNG Committee’s consultants.
Stockholder Engagement and Input from Stockholders. At our 2024 annual meeting of stockholders, 96% of voting stockholders approved our overall executive compensation program. It is the Board's and the CNG Committee's belief, that based on the results of the advisory vote at that meeting and our ongoing dialogue with stockholders, our stockholders generally support our program.
In addition to the above, in late 2024 and early 2025 we continued our engagement with stockholders. The CNG Committee values these discussions as we seek to continuously enhance our compensation practices to ensure our program motivates and retains our leadership team. We reached out to all of our 1% or greater stockholders, which accounted for approximately 67% of

46	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
our outstanding common stock at that time, to solicit their direct feedback on our executive compensation program and the changes we implemented during 2024.
For those stockholders that were open to direct engagement, we were pleased to receive unanimous support for our strategic direction, ongoing executive compensation philosophy/structure and the newly granted Stockholder Value Creation Awards (see Stockholder Value Creation Award Equity Grant section below) that will motivate and reward our team for delivering significant stockholder value.
Role of the CNG Committee. The CNG Committee includes six independent outside directors, including the Chairman of the Board. During 2024, the CNG Committee met seven times and has overall responsibility for overseeing Banc of California’s Executive Compensation programs. To ensure appropriate compensation risk governance, there is significant overlap of the memberships of the CNG Committee and our Risk Committee, including the Risk Committee’s Chairperson. As part of their role, the CNG Committee makes compensation recommendations to our Board with respect to the Chief Executive Officer, who is not present during the deliberations. The CNG Committee and the Board may accept or adjust such recommendations.
Role of the Chief Executive Officer. Our Chief Executive Officer typically makes compensation recommendations to the CNG Committee for all executive officers who report to the CEO, who are not present during the deliberations. This includes providing information on the individual performance of the other Executive Officers. The CEO, in consultation with the CNG Committee, develops performance goals focused on the Company’s operational and strategic objectives to ensure our compensation program is aligned with our strategy. All components of our Executive Compensation program must be approved by our CNG Committee in its sole discretion.
Role of Compensation Consultants. The CNG Committee retains the services of independent consultants to assist the committee with its consideration of the Company’s compensation policies, programs, and practices.
The CNG Committee has engaged Meridian Compensation Partners, LLC (Meridian) to serve as the CNG Committee's independent advisor. During 2024, Meridian reviewed and assisted with incentive compensation program design, Chief Executive Officer, Executive Officer, and director pay, and provided ongoing information on market trends related to executive and board compensation matters. Meridian attended certain CNG Committee meetings and met with the CNG Committee in executive session. The CNG Committee uses Meridian's advice and insight to inform the eventual decision-making process. Meridian does not provide any other services to the Company. The CNG Committee evaluated Meridian's independence relative to the standards adopted by the NYSE with regard to compensation advisor independence and determined Meridian was independent and had no conflicts of interest.
Use of Discretion and Judgment. The CNG Committee also considers executive officer performance and prudent risk management, when assessing outcomes under our incentive plans. This allows us to consider our performance versus stated objectives, external market considerations, behaviors, and extraordinary events (e.g., the PacWest Merger).
Role of Peer Group for 2024 Compensation Decisions
An important part of our compensation governance is the CNG Committee’s review of the Company’s compensation programs relative to the competitive market. When reviewing our compensation program, while keeping a primary focus on what is in the Company’s and stockholders’ best interests, the CNG Committee uses market data to help inform its decision-making regarding competitive pay levels and to understand how compensation compares to the market for comparable banks.
Following the PacWest Merger and for determining 2024 pay opportunities, the CNG Committee made significant adjustments to update the peer group to be more reflective of the combined organization. In reviewing potential companies to add to or remove from the peer group, and with assistance from Meridian, the CNG Committee's independent compensation consultant, we considered the following key principles:
•Operate in a comparable industry: Regional banks;
•Comparable in size and scope: Regional banks with total assets ranging from approximately 1/2 to 2 times the combined Company’s total assets;
•Business relevance: Banks that have predominantly a commercial banking focus with an appropriate asset range;
•Subject to similar regulatory oversight; and

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Compensation Discussion and Analysis
•Compete for the same talent: High-performing institutions with similar qualitative and quantitative competitive profiles, including some peers with geographic overlap and similar competitive compensation dynamics when recruiting talent.
We considered it important to establish a robust peer group that is large enough to withstand potential industry volatility. This process, along with our review and judgment, resulted in the below 15-company peer group:

Bank of Hawaii Corporation	Old National Bancorp
Bank OZK	Pinnacle Financial Partners
BankUnited, Inc.	Prosperity Bancshares, Inc.
Columbia Banking System, Inc.	Texas Capital Bancshares, Inc.
East West Bancorp, Inc.	UMB Financial Corporation
F.N.B. Corporation	United Bankshares, Inc.
Fulton Financial Corporation	Valley National Bancorp
Hancock Whitney Corporation
As of December 31, 2024, the Company was competitively positioned among our peer group by total assets.
2024 Compensation Components and Pay Decisions
The following sections highlight the key components with respect to our NEO compensation program for 2024.
Amended and Restated CEO Employment Agreement
On May 17, 2024, we entered into an amended and restated employment agreement with Mr. Wolff, the terms of which are summarized under the Employment Agreements—Employment Agreement with Mr. Wolff section in this proxy statement. Mr. Wolff’s employment agreement was revised to reflect his then-current base salary, increase his annual bonus target from 100% of base salary to 150% of base salary and increase the annual target grant amount of his long-term equity incentive award from 110% of base salary to 250% of base salary. These changes were made in light of the company's increased size and generally targeted the median of the peer group CEO compensation. The amendments to his employment agreement also enhanced certain of Mr. Wolff’s severance benefits, which are described in the Potential Payments Upon Termination of Employment or Change in Control section in this proxy statement.
In connection with the amendment and restatement of his employment agreement, Mr. Wolff was paid a cash retention bonus of $2,200,000, a prorated portion of which will be clawed back if, prior to April 30, 2027, Mr. Wolff voluntarily resigns or is terminated by the Company for cause. The CNG Committee and the Board believed it was appropriate to pay Mr. Wolff this retention bonus in recognition that he is critical to the success of the combined bank moving forward and his role and leadership in our strategic transformation. The retention bonus was paid in cash as Mr. Wolff’s current holdings of the Company’s stock significantly exceeded our stock ownership guidelines requirement; further, it is the belief of the CNG Committee that given practical restrictions on a CEO selling company stock, including potential market signaling, it is important for the CEO and other key executives to have a balanced compensation program that does not result in compensation without liquidity.
The Board approved Mr. Wolff’s current compensation package upon the recommendation of the CNG Committee, which the CNG Committee provided to the Board after conferring with Meridian, the CNG Committee’s independent compensation consultant. The Board believes that Mr. Wolff’s current compensation package is commensurate with his experience and expertise, which are well-aligned with the Company’s existing and expected future needs, and comparable to the pay of CEOs of similar-sized banks. With approximately 91% of Mr. Wolff’s total pay being performance-based and thus at risk, his compensation is strongly tied to stockholder value creation.
The following sections highlight the key components with respect to our NEO compensation program for 2024.
Base Salary
The base salaries of our NEOs are determined by the CNG Committee, subject in certain cases to terms set forth in employment agreements or other arrangements, including offers of employment. During 2024, two of our NEOs were employed for specified terms pursuant to employment agreements (Messrs. Wolff and Kauder). Subject to the terms of employment agreements or other arrangements, salaries are reviewed and adjusted at the discretion of the CNG Committee or the Board of Directors. As it relates to the remainder of the NEOs, we follow our standard practice of documenting the duties and responsibilities of the role, and reviewing a market compensation survey periodically, including data and analysis provided by Meridian. The survey report is reviewed by the Chief Executive Officer, who recommends compensation levels to the CNG Committee for approval for positions other than his own.

48	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
The chart below shows the annual rate of base salary for each NEO as of December 31, 2024 and 2023. The Company does not seek to increase salaries annually but as appropriate will make adjustments on several factors including the size, scope and impact of their role, market data, leadership skills, and individual performance. In this regard, the NEOs’ base salaries for 2024 were increased to reflect the scale and complexity of their roles following the PacWest Merger.

	Annual Rate of Base Salary
	As of December 31, 2023	As of December 31, 2024	FY23 vs FY24 % Change

Jared Wolff	$875,000	$1,050,000	20%
Chief Executive Officer and President
Joseph Kauder	$500,000	$575,000	15%
Executive Vice President, Chief Financial Officer
Bryan Corsini(1)	—	$550,000	—%
Executive Vice President, Chief Credit Officer
Ido Dotan	$450,800	$575,000	28%
Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary
Hamid Hussain	$522,438	$625,000	20%
Executive Vice President, President of the Bank
John Sotoodeh(2)	$483,900	—	—%
Former Executive Vice President, Chief Operating Officer
(1)     Mr. Corsini was not an NEO for 2023.
(2)    Mr. Sotoodeh departed from the Company effective November 7, 2024.
Incentive (Performance) Based Compensation (Annual and Long-Term)
Executive Incentive Compensation Plan. The Company's Executive Incentive Compensation Plan (Executive Incentive Plan) is an annual (cash-based) incentive plan that is designed to motivate and reward pre-defined annual performance goals and objectives. The Executive Incentive Plan defines target incentive opportunities and specific performance goals for the fiscal year that are approved by the CNG Committee at the start of each year.
The Executive Incentive Plan also provides that, unless otherwise determined by the CNG Committee, an award will be forfeited if the applicable executive’s employment does not continue through the date the award is paid. Awards under the Executive Incentive Plan may be paid in cash or the Company's common stock issued under the Company’s 2018 Omnibus Plan (or any successor plan).
Each eligible named executive officer may earn between 0% and 200% of his target annual incentive opportunity based on achieved performance against the pre-set performance goals. For financial metrics, threshold performance results in a 50% of target payout, target performance results in a 100% payout, and maximum performance results in a 200% payout. For performance between threshold and target, and target and maximum, the payout is determined by linear interpolation.
For 2024, each NEO was eligible to earn an incentive award between a threshold and maximum amount, as reflected in the table below.

49	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis

	Annual Incentive Opportunity as a % of Base Salary			Annual Incentive Opportunity in $
Name	Threshold	Target	Maximum	Threshold	Target	Maximum
Jared Wolff	75%	150%	300%	$787,500	$1,575,000	$3,150,000
Joseph Kauder	40%	80%	160%	$230,000	$460,000	$920,000
Bryan Corsini	40%	80%	160%	$220,000	$440,000	$880,000
Ido Dotan	40%	80%	160%	$230,000	$460,000	$920,000
Hamid Hussain	40%	80%	160%	$250,000	$500,000	$1,000,000
John Sotoodeh(1)	40%	80%	160%	$250,000	$500,000	$1,000,000
(1)    Mr. Sotoodeh, who departed from the Company effective November 7, 2024, was not eligible to earn an incentive award for 2024.
The CNG Committee recognizes the importance of rewarding and incentivizing the executive team for performance that supports our Board-approved strategic plan and focuses on financial metrics that drive long-term stockholder value while also being within management's control. In early 2024, the CNG Committee defined and set the following performing metrics and corresponding weights for the 2024 incentive award:
•[35%] 4Q24 Core Return on Average Tangible Common Equity (Core ROATCE) (core earnings / average tangible common equity). Core earnings is defined as net earnings available to common and equivalent stockholders excluding certain items (see Appendix - Non-GAAP Measures for further details);
•[25%] 4Q24 Core Adjusted Noninterest Expense (total noninterest expense, less (1) customer-related expenses; and (2) merger and integration costs)(see Appendix - Non-GAAP Measures for further details);
•[15%] 4Q24 Average Noninterest-Bearing Deposits Growth (Average NIB Deposits Growth) (growth in 4Q24 average noninterest-bearing deposits from 4Q23 average noninterest-bearing deposits); and
•[25%] Qualitative Considerations (represents CNG Committee discretion related to other qualitative considerations not reflected in the foregoing performance metrics).
These metrics were selected by the CNG Committee to reward executives for executing specific strategic initiatives that the CNG Committee and Board believe drive our profitability and long-term stockholder value. In addition to utilizing the performance criteria described above, in order to mitigate risk, the 2024 incentive awards included a gating measure requiring that the Company and the Bank be “well-capitalized” under all regulatory definitions, which if not met, would result in executive management not being eligible to receive incentive compensation.
The Executive Incentive Plan provides the CNG Committee the authority to adjust incentive compensation up or down in its sole discretion based on any factors it deems relevant in consideration of measuring the performance of the Company’s executives. In addition, the CNG Committee can also exercise negative discretion with respect to any adverse risk or regulatory matters.
After the end of 2024, the CNG Committee calculated the incentive payouts based on the performance goals as defined at the beginning of the year. The CNG Committee determined the gating measure had been met for the 2024 incentive awards and reviewed performance as calculated below. The CNG Committee also evaluated performance relative to the Qualitative Considerations component. Below is a summary of the performance goals at threshold, target and maximum compared to actual achievement (dollars in millions, except per share data):

50	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis

					Performance Achieved
Performance Objective	Performance Weight	Threshold Performance (Payout Ratio of 50%)	Target Performance (Payout Ratio of 100%)	Maximum Performance (Payout Ratio of 200%)	Actual Achieved	Payout Ratio Achieved	Payout (Weight x Percentage Achieved)

Core ROATCE	35%	12.2%	13.6%	15.0%	7.4%	0%	0%
Core Adjusted Noninterest Expense	25%	$172.5	$164.3	$156.1	$150.7	200%	50%
Average NIB Deposits Growth	15%	2.5%	4.9%	5.9%	1.7%	0%	0%
Qualitative Considerations	25%					100%	25%
Total payout	100%						75%
As a result of the calculation presented above and described below, the aggregate payout percentage earned under the performance metrics for 2024 was 75%.
•The Company's performance in Core Return on Average Tangible Common Equity, which had a target weighting of 35%, was below the threshold level of performance. Accordingly, no payout was earned with respect to that performance objective.
•The Company's Core Adjusted Noninterest Expense, which had a target weighting of 25%, exceeded the target maximum level of performance. Accordingly, a payout at 200% of the target weighting, or 50%, was earned with respect to that performance objective.
•The Company's Average Noninterest-Bearing Deposits Growth, which had a target weighting of 15%, was below the threshold level of performance. Accordingly, no payout was earned with respect to that performance objective.
•For the Qualitative Consideration component, which had a target weighting of 25%, the CNG Committee determined, based on the Company's overall level of performance in 2024 and accomplishment of key strategic goals, that a payout of 100% of the target weighting, equal to 25%, was earned with respect to that component. In making this determination, the CNG Committee considered the executive team's successful completion of key strategic actions including continued balance sheet repositioning, sale of $1.95 billion of Civic loans, core systems conversion and other merger integration milestones. The CNG Committee also considered the Company's progress in expanding net interest margin, increasing noninterest bearing deposits, reducing noninterest expense, and growing tangible book value per share as well as the Company's annual relative total shareholder return compared to KRX peers.
In addition to the overall determination of the component calculations for the NEO group, the CNG Committee, in consultation with the Chief Executive Officer, determined to adjust downward the overall 75% payout level to certain of the NEOs for their individual or business unit's performance in 2024. Accordingly, the cash incentive amounts awarded for 2024 to the NEOs were as follows:

Officer	Target Cash Incentive	Cash Incentives at 75% Payout Level	Adjustments	Total Cash Incentives Earned	Actual Bonus Paid as Percent of Target
Jared Wolff	$1,575,000	$1,181,250	—%	$1,181,250	75%
Joseph Kauder	$460,000	$345,000	—%	$345,000	75%
Bryan Corsini	$440,000	$330,000	—%	$330,000	75%
Ido Dotan	$460,000	$345,000	—%	$345,000	75%
Hamid Hussain	$500,000	$375,000	(5%)	$350,000	70%
John Sotoodeh(1)	$500,000	$375,000	—%	$—	—%
(1)    Mr. Sotoodeh, who departed from the Company effective November 7, 2024, was not eligible to earn an incentive award for 2024.
Long-Term Incentives. The CNG Committee believes that a significant portion of the NEOs’ target compensation should be in the form of equity-based incentives, which motivate our executives and key employees to drive and create the long-term performance of the Company. These awards are intended to reward performance over a multi-year period, align the interests of our executives with those of our stockholders, instill an ownership culture, enhance the personal stake of executive officers in the growth and success of the Company, and support retention of top performers. Long-term incentive awards are granted to our NEOs under the 2018 Omnibus Plan.

51	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
The CNG Committee’s philosophy regarding long-term incentive awards includes our practice that 50% of the annual equity award issued to each NEO generally consists of PSUs that cliff vest based on three-year performance. The remaining 50% of the award to each NEO generally consists of RSUs that vest in approximately equal annual installments over three years.
Fiscal Year 2024 Annual Equity Grants. Annual equity grants for the NEOs were made on February 27, 2024, as follows:
Of the 2024 annual PSU awards:
•One third is contingent on the Company’s average Core Return on Average Assets (Core ROAA) for the three-year period consisting of the annualized fourth quarter of 2024, the year ending December 31, 2025 and the year ending December 31, 2026, relative to a pre-established target. Core ROAA is computed by dividing net earnings available to common and equivalent stockholders, after adjustment for amortization of intangible assets, by average assets.
•One-third is contingent on the Company’s average Core EPS (Diluted) for the three-year period consisting of the annualized fourth quarter of 2024, the year ending December 31, 2025 and the year ending December 31, 2026, relative to a pre-established target. Core EPS (Diluted) is computed by dividing net earnings available to common and equivalent stockholders excluding certain items, by weighted average diluted common and common equivalent shares outstanding.
•One-third is contingent on the Company’s Total Shareholder Return (TSR) over the three-year period from January 1, 2024 through December 31, 2026 relative to the KBW NASDAQ Regional Banking Index to a pre-established percentile.

	Performance Period 2024-2026
	Performance Weight	Threshold Performance	Target Performance	Maximum Performance

Core ROAA	33.3%	50%	100%	200%
Core EPS	33.3%	50%	100%	200%
Relative TSR	33.3%	50%	100%	200%
The CNG Committee approved the goals to align the performance metrics with the Company's strategic plan and were set at a target level that was expected to enhance the franchise value of the Company and be challenging.
Since the 2024 annual PSU awards are not earned until the end of the three-year period in 2026, the specific goals for each of the performance measures are not provided at this time but will be disclosed in detail when performance is determined.
Similar to the 2024 incentive awards under the Executive Incentive Plan, in order to mitigate risk, the 2024 annual PSUs also contain a gating measure requiring that the Company and the Bank be “well-capitalized” under all regulatory definitions in order for grants to vest.

52	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
Stockholder Value Creation Award Equity Grant. In connection with the PacWest Merger, the CNG Committee, with consent of award holders, cancelled outstanding Stockholder Value Creation Awards granted in 2022 that would have partially vested in connection with the completion of the PacWest Merger. The CNG Committee determined that due to the limited time such awards were outstanding, the nature of the stock price-based performance metric, and the transformation of the Company post-merger, these awards no longer reflected achievement of meaningful stockholder value, as originally contemplated. The proxy rules do not permit us to reverse a previously reported grant date fair value in the 2022 row of the Summary Compensation Table (see page 58) despite the fact that none of our executive officers will receive any value associated with the 2022 awards.
On May 23, 2024, upon review and consideration of the combined Company's goals, the Board, following the recommendation of the CNG Committee, awarded a performance-based equity grant to members of the Bank's leadership team, including certain NEOs. The award was intended to incentivize and reward the creation of significant stockholder value, well beyond the performance expectations of our ongoing LTI program, without encouraging excessive risk-taking. This equity grant was in the form of 100% PSUs that will vest on the fourth anniversary of the grant date if the following two conditions are met:
–within four years after the grant date, the Company’s voting common stock reaches a price of $28.73 per share and maintains that price, based on the volume-weighted average price, for 20 consecutive trading days; and
–the executive remains in the service of the Company through the fourth anniversary of the grant date.
If both conditions are met, the PSUs will vest in full on the fourth anniversary of the grant date. If either condition is not met (except in the case of a change in control), the PSUs will be forfeited. The CNG Committee extensively vetted the design of the award with Meridian, its independent compensation consultant, to ensure the award terms were competitive and otherwise appropriate and that the potential financial impact of the awards, including dilution to existing stockholders, was far outweighed by the stockholder value that would need to be realized to enable vesting of the awards, thereby serving the best interests of all stockholders.
The CNG Committee and the Board believe the Stockholder Value Creation Award equity grant is a highly cost-effective means of further aligning the interests of management with the interests of the Company’s stockholders by incentivizing the creation of significant stockholder value and enabling management to share in that value creation. The CNG Committee and Board also believe that by both rewarding management for creating that value and including a four-year service requirement as a vesting condition, this performance-based equity grant greatly enhances the Company’s ability to retain top talent. In approving the Stockholder Value Creation Awards, the CNG Committee and Board considered the positive support of one of its largest stockholders, Warburg Pincus LLC, regarding the rigorous performance conditions of the award and associated sharing ratio with stockholders. Furthermore, the Company received unanimous support for the awards during its stockholder engagement discussions to date.
Under the terms of the award, achieving the target price of $28.73 more than doubles the share price at grant ($13.77) and represents a 109% increase. For the award to be earned, our leadership team would need to deliver more than $2.5 billion in stockholder value (excluding dividends). Based on the Stockholder Value Creation Awards granted to our NEOs, only if and upon achievement, the sharing ratio of incremental market capitalization (exclusive of dividends) would only be 1.46%, meaning that 98.54% of the incremental market capitalization would be delivered to stockholders.
The aggregate grant date fair value of the Stockholder Value Creation Award equity grant was $17.6 million ($10.1 million to NEOs), representing an estimated after-tax expense of $13.2 million ($7.6 million to NEOs) that will be amortized over the four-year performance period, a cost-efficient method to incentivize and motivate our team to generate significant stockholder value.
Moreover, the net number of shares expected to be issued (on an after-tax basis) upon the vesting of the PSUs to our NEOs is approximately 1,257,922 shares, which would represent less than one percent of total outstanding voting common shares on a pro forma basis.
The following table shows the grant date fair values of the PSUs awarded to the NEOs as part of the Stockholder Value Creation Award equity grant:

53	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis

Name	Grant Date	Award Type	Shares Granted	Grant Date Fair Value(1)
Jared Wolff	5/23/2024	PSU	606,829	$4,763,608
Joseph Kauder	5/23/2024	PSU	169,033	$1,326,909
Bryan Corsini(2)	—	—	—	$—
Ido Dotan	5/23/2024	PSU	169,033	$1,326,909
Hamid Hussain	5/23/2024	PSU	169,033	$1,326,909
John Sotoodeh(3)	5/23/2024	PSU	169,033	$1,326,909
(1)     For PSUs that contain a market condition, a Monte Carlo simulation valuation model is used to calculate the grant date fair value of such awards.
(2)     Mr. Corsini was not awarded PSUs as a part of the Stockholder Value Creation Award equity grant.
(3)     Upon Mr. Sotoodeh's departure from the Company effective November 7, 2024, his PSUs awarded as a part of the Stockholder Value Creation Award equity grant were forfeited.
Other Benefits; Compensation Policies, and Practices
Equity Grant Policy. The CNG Committee, pursuant to delegation from the Board of Directors, administers the 2018 Omnibus Plan and establishes the rules for all awards granted under the plan, including grant guidelines, vesting schedules, and other provisions. The CNG Committee reviews these rules periodically and considers, among other things, the interests of our stockholders, market conditions, information provided by independent advisors, performance objectives, and recommendations made by the Chief Executive Officer.
The CNG Committee reviews the awards granted for all employees. For annual awards granted in 2024, the CNG Committee reviewed the recommendations of the Chief Executive Officer for other executive officers and employees, revised the proposed grants in certain circumstances, and authorized the awards effective as of the date of its approval.
The CNG Committee does not take material non-public information into account when determining the timing and terms of equity awards, and we have not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation. Annual equity awards to our employees are typically made by the CNG Committee on the date of a scheduled meeting of the CNG Committee or the Board of Directors held late February or early March of each year following the public release of financial results for the prior fiscal year. No NEOs were awarded stock options or option-like awards during the year ended December 31, 2024.
401(k) Plan. We offer a qualified, tax-exempt savings plan to our employees with a cash or deferred feature qualifying under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). All employees who participate in the 401(k) Plan receive matching contributions up to a certain cap, including the NEOs, who receive matching contributions on the same terms and using the same formulas as other participating employees. Participants are also permitted to borrow against their account balance in the 401(k) Plan.
Perquisites and Other Benefits. Our executives are entitled to few benefits that are not otherwise available to all of our employees. During 2024, the limited perquisites that we provided to our NEOs included certain transportation expenses, car allowances, housing related reimbursements, club memberships, and health and life insurance benefits.
Officer Stock Ownership Guidelines. The Board of Directors has adopted Stock Ownership Guidelines (Guidelines) for certain senior officers of the Company. The Guidelines require our Chief Executive Officer to own shares equal to at least 300% of his after-tax base salary and that the other NEOs beneficially own shares equal to at least 100% of their after-tax base salary. Compliance with the Guidelines is required to be achieved within three years from the date each officer first becomes subject to the Guidelines, provided that the CNG Committee, in its sole discretion, may adjust or modify such achievement date. Annually, on the last day of our fiscal year, we evaluate stock ownership of our executive officers and directors based on the market value of the shares on the vesting date. As of December 31, 2024, each of our NEOs then employed by the Company exceeded the Guidelines, giving allowance for those NEOs who have been subject to the Guidelines for less than three years. For stock ownership guidelines of non-employee directors, see the Our Commitment to Corporate Sustainability – Corporate Governance Framework – Director Stock Ownership Guidelines section in this proxy statement.
Recoupment Policy. Under Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to restate its financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be required to reimburse the Company for: (i) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document; and (ii) any profits realized from the sale of the Company's securities during that 12-month period.

54	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
The Company's Corporate Governance Guidelines include a recoupment policy that provides the Board with the ability to recover or cancel cash incentive compensation and equity awards granted to certain current and former officers and employees (covered persons), including the NEOs. The Board is committed to strong corporate governance and the integrity of the Company’s financial statements. Under the recoupment policy, if we are required to restate the Company’s financial statements to correct a material error, or if the Board determines that a financial, operational or other performance metric used to determine the grant, vesting, payment or issuance of incentive compensation was calculated incorrectly, the Board will, if it determines in its sole discretion that it is appropriate, feasible and in the best interests of the Company and its stockholders, cause the forfeiture of outstanding and unvested (or unearned) incentive compensation awards and/or require reimbursement of all or part of the incentive compensation previously granted, vested, paid or issued, in each case, in the amount by which the incentive compensation exceeded the amount that would have been granted, vested, paid or issued based on the restated financial statements or correctly calculated metric. If a covered person has sold or otherwise disposed of any shares received pursuant to an incentive compensation award, to the extent the shares would have been subject to recoupment as described above, the Board may recoup from the covered person any pre-tax gain realized from the sale or disposition of the shares.
The policy also provides for recoupment of any pre-tax gain realized from the sale of shares received under an incentive compensation award to the extent the shares would have been subject to recoupment, and for recoupment or forfeiture of incentive compensation awards in such amount as the Board determines from any covered person who engages in illegal, fraudulent, or dishonest conduct that has or could reasonably be expected to materially adversely affect us, or that contributed to the grant, vesting, payment or issuance of incentive compensation to the covered person that was greater than what would have been granted, vested, paid or issued in the absence of the misconduct.
In addition to the above-described recoupment policy, in 2023, the Company adopted a separate written policy that applies to executive officers for the recovery of erroneously awarded incentive-based compensation, in order to comply with new SEC rules promulgated under the Dodd-Frank Act and NYSE Corporate Governance Listing Standards. This policy applies to all incentive-based compensation (including cash bonus payments) received by our current and former Section 16 officers on or after October 2, 2023, the effective date specified in the NYSE Corporate Governance Listing Standards.
Anti-Hedging/Pledging Policy. The Company considers it inappropriate for any director or officer to enter into speculative transactions in the Company’s securities. The Company’s insider trading policy prohibits the purchase or sale, by any director, officer or employee, of puts, calls or other derivative securities based on the Company’s securities or short-selling of the Company’s securities. The policy also prohibits directors, officers, and employees from entering into hedging or monetization transactions or similar arrangements with respect to the Company's securities.
Directors, officers, and other employees also may not purchase the Company’s securities on margin, or borrow against any account in which Company securities are held. This prohibition does not apply to a broker-assisted cashless exercise of stock options granted as part of a Company incentive plan.
Employment Agreements. Our Chief Executive Officer, Mr. Wolff, and our Chief Financial Officer, Mr. Kauder, have employment agreements with us. Each employment agreement was reviewed by the CNG Committee, which determined that the compensation packages provided under these agreements were fair and reasonable on the basis of the CNG Committee’s assessment of comparable compensation opportunities available to the individuals. The specifics of these agreements are described in detail below under the Employment Agreements section in this proxy statement. In addition, our Chief Credit Officer, Mr. Corsini, has a retention arrangement pursuant to which he was granted a $1.1 million cash retention bonus, $800,000 of which was paid in 2024 and $300,000 of which will be paid in 2025 and which is subject to prorated clawback upon voluntary resignation and full clawback upon termination for cause, and a $1.1 million grant of restricted stock units vesting in three approximately equal tranches over three years subject to continued service.
Potential Payments Due Upon Termination or a Change in Control. The employment agreements with Messrs. Wolff and Kauder provide for severance payments and other benefits following certain termination and/or change in control events. Each of Messrs. Dotan and Hussain participates, and Mr. Sotoodeh participated, in the Banc of California, Inc. Executive Change in Control Severance Plan (Severance Plan), which provides them with severance payments and other benefits if their employment is terminated under specified circumstances following a change in control. All of our NEOs are also eligible for severance payments and other benefits if they suffer an "Employment Loss" as such term is defined under the Banc of California, Inc. Employee Severance Plan. Under the terms of respective equity award agreements with our NEOs, the executives are entitled to accelerated vesting of equity awards upon termination of employment under certain circumstances, including a change in control.
For the purposes of these arrangements, a change in control was deemed to have occurred upon the completion of the PacWest Merger. The specific terms of these arrangements, as well as estimates of the compensation that would have been

55	Banc of California	Annual Proxy Statement	2025

Compensation Discussion and Analysis
payable had they been triggered as of December 31, 2024, are described in detail below under the Potential Payments Upon Termination of Employment or Change in Control section in this proxy statement.
Tax Impact. Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation paid to certain executive officers in excess of $1.0 million per officer in any taxable year, including our Chief Executive Officer, Chief Financial Officer, and other NEOs. While the Company’s ability to deduct compensation paid to our NEOs has been limited, our CNG Committee has—consistent with its past practice—continued to retain flexibility to design compensation programs that are in the best long-term interests of the Company and our stockholders, with deductibility of compensation being one of many considerations taken into account.

56	Banc of California	Annual Proxy Statement	2025

Report of the CNG Committee
The CNG Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for compensation committee members under the NYSE Listed Company Manual. The CNG Committee’s responsibilities are defined in a written charter adopted by the Board of Directors.
The CNG Committee has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the CNG Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION, NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Andrew Thau, Chair
Paul R. Burke
Mary A. Curran
John M. Eggemeyer
Shannon F. Eusey
Vania E. Schlogel

57	Banc of California	Annual Proxy Statement	2025

Summary Compensation Table
The following table sets forth information regarding the compensation paid to or earned by our NEOs for the years ended December 31, 2024, 2023, and 2022. For information regarding the employment agreements between the Company and certain of the NEOs, see Employment Agreements section in this proxy statement.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total(4)

Jared Wolff(5)(6)	2024	$1,043,269	$2,200,000	$7,637,070	$1,181,250	$67,686	$12,129,275
Chief Executive Officer and President	2023	$872,195	$—	$1,601,980	$1,312,500	$143,499	$3,930,174
	2022	$864,167	$—	$4,017,585	$787,500	$77,057	$5,746,309
Joseph Kauder(7)	2024	$572,115	$—	$1,956,329	$345,000	$136,506	$3,009,950
Executive Vice President, Chief Financial Officer	2023	$237,981	$—	$450,014	$281,250	$37,049	$1,006,294
Bryan Corsini(8)	2024	$550,000	$800,000	$1,702,070	$330,000	$19,184	$3,401,254
Executive Vice President, Chief Credit Officer
Ido Dotan(6)	2024	$570,223	$—	$1,956,329	$345,000	$32,471	$2,904,023
Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary	2023	$442,688	$—	$445,820	$250,000	$42,468	$1,180,976
	2022	$410,800	$—	$742,584	$205,400	$17,981	$1,376,765
Hamid Hussain(9)	2024	$621,055	$—	$2,011,061	$350,000	$37,965	$3,020,081
Executive Vice President, President of the Bank	2023	$514,096	$—	$515,029	$391,828	$52,577	$1,473,480
John Sotoodeh(9)(10)	2024	$511,400	$—	$2,151,750	$—	$1,887,259	$4,550,409
Executive Vice President, Chief Operating Officer	2023	$474,849	$—	$477,505	$362,925	$44,849	$1,360,128
(1)Represents the grant date fair values of the stock awards granted in that year, calculated under ASC Topic 718. For RSUs, the grant date fair value is valued at the closing price of the Company’s voting common stock on the trading day immediately preceding the grant date of the award. For PSUs, the grant date fair value is calculated assuming achievement of the most probable outcome of the performance conditions. For PSUs that contain a market condition, a Monte Carlo simulation valuation model is used to calculate the grant date fair value of such awards. The amounts shown do not represent the actual value realized by each NEO. See the RSU and PSU award grant date fair value table on the following page for a detailed description. For further information, see Note 19. Stock-Based Compensation to the notes to the consolidated financial statements contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025.
(2)Represents payouts of short-term incentive awards earned under the Executive Incentive Plan for 2024, 2023, and 2022, and paid in 2025, 2024, and 2023, respectively.
(3)See the All Other Compensation table for the years ended December 31, 2024, 2023 and 2022 below.
(4)Compensation paid to or earned by Mr. Wolff, Mr. Kauder, Mr. Dotan, Mr. Hussain, and Mr. Sotoodeh for the year ended December 31, 2024 included the grant date fair values of the Stockholder Value Creation Award PSUs. These awards vest upon the Company stock achieving a volume-weighted average price of $28.73 for a consecutive twenty trading-day period within four years from the date of grant and continued service through the fourth anniversary of the date of grant.
(5)Bonus paid to Mr. Wolff represents a cash retention bonus subject to prorated clawback until April 30, 2027 if he voluntarily resigns or is terminated by the Company for cause. This amount was paid in cash as Mr. Wolff's holdings of Company stock significantly exceeded the Stock Ownership guidelines requirement.
(6)Compensation paid to or earned by Mr. Wolff and Mr. Dotan for 2022 included the grant date fair values of the Stockholder Value Creation Award PSUs. Such awards were cancelled at the effective time of the PacWest Merger. The proxy rules do not permit us to reverse a previously reported grant date fair value in the 2022 row of the Summary Compensation Table. See the Treatment of our Outstanding Equity Awards upon the PacWest Merger section in the 2024 proxy statement.
(7)Mr. Kauder joined the Company as Executive Vice President and Chief Financial Officer effective July 10, 2023, and thus was not an NEO in fiscal year 2022.
(8)Mr. Corsini became the Company's Executive Vice President and Chief Credit Officer effective April 30, 2024, and thus was not an NEO in fiscal years 2022 and 2023. Bonus paid to Mr. Corsini represents the portion of his cash retention bonus paid in 2024 pursuant to his retention agreement.

58	Banc of California	Annual Proxy Statement	2025

Summary Compensation Table
(9)Mr. Hussain and Mr. Sotoodeh were not NEOs in fiscal year 2022.
(10)Mr. Sotoodeh departed from the Company effective November 7, 2024. In connection with his departure, Mr. Sotoodeh was entitled to receive severance payments under the Company's Executive Change in Control Severance Plan (the CIC Severance Plan). Mr. Sotoodeh received cash severance payments totaling $1,848,352. Mr. Sotoodeh's equity awards granted in 2024 were forfeited and unvested portions of his 2022 and 2023 equity awards were accelerated in full pursuant to the terms of the equity award agreements. Stock awards included incremental expense of $140,689 recognized relating to the accelerated vesting of the 2022 and 2023 grants.

59	Banc of California	Annual Proxy Statement	2025

Summary Compensation Table
The following table sets forth the grant date fair value of stock units awarded to the NEOs during the year ended December 31, 2024. For PSUs, both the grant date fair value assuming achievement of the most probable outcome of the performance conditions (which is the amount set forth in the "Stock Awards" column of the Summary Compensation Table), and the grant date fair value assuming the maximum award amount is achieved are presented. See the 2024 Grants of Plan Based Awards table and the Compensation Discussion and Analysis section in this proxy statement for details regarding the awards.

			Grant Date Fair Value

Name	Grant Date	Type of Award Granted	Assuming Most Probable Outcome is Achieved	Assuming Maximum Value is Achieved
Jared Wolff	2/27/2024	RSU	$1,312,505	$1,312,505
	3/22/2024	PSU(1)	$1,560,957	$2,435,965
	5/23/2024	PSU(2)	$4,763,608	$4,763,608
Joseph Kauder	2/27/2024	RSU	$287,496	$287,496
	3/22/2024	PSU(1)	$341,924	$533,598
	5/23/2024	PSU(2)	$1,326,909	$1,326,909
Bryan Corsini	2/27/2024	RSU	$275,004	$275,004
	3/22/2024	PSU(1)	$327,066	$510,398
	5/9/2024	RSU(3)	$1,100,000	$1,100,000
Ido Dotan	2/27/2024	RSU	$287,496	$287,496
	3/22/2024	PSU(1)	$341,924	$533,598
	5/23/2024	PSU(2)	$1,326,909	$1,326,909
Hamid Hussain	2/27/2024	RSU	$312,494	$312,494
	3/22/2024	PSU(1)	$371,658	$579,986
	5/23/2024	PSU(2)	$1,326,909	$1,326,909
John Sotoodeh(4)	2/27/2024	RSU	$312,494	$312,494
	3/22/2024	PSU(1)	$371,658	$579,986
	5/23/2024	PSU(2)	$1,326,909	$1,326,909
(1)These PSUs refer to stock units subject to performance measures based on the Company’s Core ROAA, Core EPS, and the Company's total shareholder return relative to the KBW NASDAQ Regional Banking Index (Relative TSR) over a predetermined measurement period.
(2)Represents Stockholder Value Creation Award equity grant. These awards vest upon the Company stock achieving a volume-weighted average price of $28.73 for a consecutive twenty-trading day period within four years from the date of grant and continued service through the fourth anniversary of the date of grant. For more information, see the Compensation Discussion and Analysis—Incentive (Performance) Based Compensation section in this proxy statement.
(3)Equity award granted on May 9, 2024 represents an equity retention award granted to Mr. Corsini pursuant to his retention agreement that will vest annually, in substantially equal installments, over a three-year period beginning on May 9, 2025.
(4)Upon Mr. Sotoodeh's departure from the Company effective November 7, 2024, all his RSUs and PSUs awarded in 2024 were forfeited.

60	Banc of California	Annual Proxy Statement	2025

Summary Compensation Table
The following table summarizes “All Other Compensation” paid to or earned by the NEOs for the years ended December 31, 2024, 2023, and 2022 as included in the Summary Compensation Table.

Name	Year	401(k) Match	Dividends on Stock Awards	Severance	Other Fringe Benefit(1)		Total

Jared Wolff	2024	$13,800	$21,401	$—	$32,485	(2)	$67,686
	2023	$13,200	$96,655	$—	$33,644	(2)	$143,499
	2022	$12,200	$42,032	$—	$22,825	(2)	$77,057
Joseph Kauder	2024	$13,800	$4,280	$—	$118,426	(3)	$136,506
	2023	$5,833	$—	$—	$31,216	(3)	$37,049
Bryan Corsini	2024	$13,800	$4,938	$—	$446		$19,184
Ido Dotan	2024	$13,800	$5,895	$—	$12,776	(4)	$32,471
	2023	$13,200	$17,310	$—	$11,958	(4)	$42,468
	2022	$12,200	$5,348	$—	$433		$17,981
Hamid Hussain	2024	$13,800	$6,573	$—	$17,592	(5)	$37,965
	2023	$13,200	$21,949	$—	$17,378	(5)	$52,527
John Sotoodeh(7)	2024	$13,800	$12,398	$1,848,352	$12,709	(6)	$1,887,259
	2023	$13,200	$19,039	$—	$12,610	(6)	$44,849
(1)Represents certain amounts paid by the Company for club memberships, health insurance benefits, life insurance premiums, and personal use of company car.
(2)Includes club memberships and health insurance benefits of $17,800 and $12,060 paid during 2024. Includes club memberships and health insurance benefits of $18,900 and $11,484 paid during 2023. Includes club memberships of $20,300 paid during 2022.
(3)Includes housing-related expenses of $87,141, deemed compensation relating to the purchase of a company vehicle of $16,069 (equal to the difference of fair market value of the vehicle and purchase price paid at the Company's book value), and health insurance benefits of $12,606, paid during 2024. Includes housing-related expenses of $22,863 and health insurance benefits of $4,785 paid during 2023.
(4)Includes health insurance benefits of $12,060 and $11,484 paid during 2024 and 2023, respectively.
(5)Includes health insurance benefits of $16,848 and $16,044 paid during 2024 and 2023, respectively.
(6)Includes health insurance benefits of $12,060 and $11,484 paid during 2024 and 2023, respectively.
(7)Mr. Sotoodeh departed from the Company effective November 7, 2024. In connection with his departure, Mr. Sotoodeh was entitled to receive severance payments under the CIC Severance Plan. Mr. Sotoodeh received cash severance payments totaling $1,848,352.

61	Banc of California	Annual Proxy Statement	2025

2024 Grants of Plan-Based Awards
The following table sets forth certain information with respect to grants of incentive plan-based awards to the NEOs for 2024.

				Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards (2)
	Grant	Grant		Thres-hold	Target	Maxi-mum	Thres-hold	Target	Maxi-mum
Name	Type	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Jared Wolff	—	—		$787,500	$1,575,000	$3,150,000	—	—	—	—	$—
	RSU	2/27/2024	(3)	$—	$—	$—	—	—	—	92,041	$1,312,505
	PSU	3/22/2024	(4)	$—	$—	$—	—	87,793	175,586	—	$1,560,957
	PSU	5/23/2024	(5)	$—	$—	$—	—	606,829	606,829	—	$4,763,608
Joseph Kauder	—	—		$230,000	$460,000	$920,000	—	—	—	—	$—
	RSU	2/27/2024	(3)	$—	$—	$—	—	—	—	20,161	$287,496
	PSU	3/22/2024	(4)	$—	$—	$—	—	19,231	38,462	—	$341,924
	PSU	5/23/2024	(5)	$—	$—	$—	—	169,033	169,033	—	$1,326,909
Bryan Corsini				$220,000	$440,000	$880,000	—	—	—	—	$—
	RSU	2/27/2024	(3)	$—	$—	$—	—	—	—	19,285	$275,004
	PSU	3/22/2024	(4)	$—	$—	$—	—	18,395	36,790	—	$327,066
	RSU	5/9/2024	(6)	$—	$—	$—	—	—	—	73,776	$1,100,000
Ido Dotan	—	—		$230,000	$460,000	$920,000	—	—	—	—	$—
	RSU	2/27/2024	(3)	$—	$—	$—	—	—	—	20,161	$287,496
	PSU	3/22/2024	(4)	$—	$—	$—	—	19,231	38,462	—	$341,924
	PSU	5/23/2024	(5)	$—	$—	$—	—	169,033	169,033	—	$1,326,909
Hamid Hussain	—	—		$250,000	$500,000	$1,000,000	—	—	—	—	$—
	RSU	2/27/2024	(3)	$—	$—	$—	—	—	—	21,914	$312,494
	PSU	3/22/2024	(4)	$—	$—	$—	—	20,903	41,806	—	$371,658
	PSU	5/23/2024	(5)	$—	$—	$—	—	169,033	169,033	—	$1,326,909
John Sotoodeh	—	—		$250,000	$500,000	$1,000,000	—	—	—	—	$—
	RSU	2/27/2024	(7)	$—	$—	$—	—	—	—	21,914	$312,494
	PSU	3/22/2024	(7)	$—	$—	$—	—	20,903	41,806	—	$371,658
	PSU	5/23/2024	(7)	$—	$—	$—	—	169,033	169,033	—	$1,326,909
(1)    Represents the threshold, target, and maximum amounts payable pursuant to each respective NEO’s non-equity incentive award opportunity for 2024 under the Company’s Executive Incentive Plan.
(2)    Represents the grant date fair values of the awards under ASC Topic 718. For PSUs, the grant date fair value is calculated assuming achievement of the most probable outcome of the performance conditions. For PSUs that contain a market condition, a Monte Carlo simulation valuation model is used to calculate the grant date fair value of such awards. For further information, see Note 19. Stock-Based Compensation to the notes to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 3, 2025.
(3)    Represents RSUs that will be issued upon vesting and will vest annually, in substantially equal installments, over a three-year period beginning on February 27, 2025.
(4)    These PSUs refer to stock units subject to performance measures based on the Company’s Core ROAA, Core EPS, and the Company's total shareholder return relative to the KBW NASDAQ Regional Banking Index (Relative TSR) over a predetermined measurement period.
(5)    Represents Stockholder Value Creation Award equity grant described in the Compensation Discussion and Analysis—Incentive (Performance) Based Compensation section in this proxy statement. Shares will be issued upon achievement of both (a) Issuer's common stock achieving a twenty trading-day volume-weighted average price of $28.73 per share within four years from the date of grant and (b) the NEO's continued service through the fourth anniversary of the grant.
(6)    Equity award granted on May 9, 2024 represents an equity retention award granted to Mr. Corsini pursuant to his retention agreement that will vest annually, in substantially equal installments, over a three-year period beginning on May 9, 2025.
(7)    Upon Mr. Sotoodeh's departure from the Company effective November 7, 2024, all his RSUs and PSUs awarded in 2024 were forfeited.

62	Banc of California	Annual Proxy Statement	2025

Outstanding Equity Awards at December 31, 2024
The following table provides information regarding unvested equity awards held by the NEOs as of December 31, 2024.

	Grant Date			Stock Awards		Equity Incentive Plan Awards
Name			Vesting Period(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)

Jared Wolff	3/1/2022		3 Years	8,164	126,215	-	-
	2/23/2023		3 Years	18,075	279,440	-	-
	2/27/2024		3 Years	92,041	1,422,954	-	-
	3/22/2024		3 Years	-	-	87,793	1,357,280
	5/23/2024		4 Years	-	-	606,829	9,381,576
Joseph Kauder	8/2/2023	(3)	3 Years	21,399	330,829	-	-
	2/27/2024		3 Years	20,161	311,689	-	-
	3/22/2024		3 Years	-	-	19,231	297,311
	5/23/2024		4 Years	-	-	169,033	2,613,250
Bryan Corsini	2/27/2021		4 Years	2,079	32,141	-	-
	2/16/2022		4 Years	2,805	43,365	-	-
	2/8/2023		3 Years	5,480	84,721	-	-
	2/27/2024		3 Years	19,285	298,146	-	-
	3/22/2024		3 Years	-	-	18,395	284,387
	5/9/2024	(4)	3 Years	73,776	1,140,577	—	—
Ido Dotan	3/1/2022		3 Years	2,091	32,327	-	-
	2/23/2023		3 Years	5,079	78,521	-	-
	2/27/2024		3 Years	20,161	311,689	-	-
	3/22/2024		3 Years	-	-	19,231	297,311
	5/23/2024		4 Years	-	-	169,033	2,613,250
Hamid Hussain	3/1/2022		3 Years	2,456	37,970	-	-
	2/23/2023		3 Years	5,887	91,013	-	-
	2/27/2024		3 Years	21,914	338,790	-	-
	3/22/2024		3 Years	-	-	20,903	323,160
	5/23/2024		4 Years	-	-	169,033	2,613,250
John Sotoodeh	-	(5)	-	-	-	-	-
(1)    RSU awards begin to vest one year after the grant date, and vest in substantially equal annual installments over the vesting period.
(2)    Market value is based on the December 31, 2024 closing price of our voting common stock on the NYSE of $15.46.
(3)    Equity award granted on August 2, 2023 represents inducement award to Mr. Kauder pursuant to the terms of his employment agreement with the following vesting schedule: one-third annual increments beginning August 2, 2024.
(4)    Equity award granted on May 9, 2024 represents an equity retention award granted to Mr. Corsini pursuant to his retention agreement that will vest annually, in substantially equal installments, over a three-year period beginning on May 9, 2025.
(5)    Upon Mr. Sotoodeh's departure from the Company effective November 7, 2024, all his RSUs and PSUs awarded in 2024 were forfeited.

63	Banc of California	Annual Proxy Statement	2025

Stock Awards Vested
The following table provides information regarding equity awards held by the NEOs that vested during the year ended December 31, 2024. No stock options were exercised by the NEOs during the year ended December 31, 2024, and no NEO has been awarded stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Jared Wolff	29,808	$435,965
Joseph Kauder	10,699	$141,120
Bryan Corsini	7,928	$116,224
Ido Dotan	8,216	$120,226
Hamid Hussain	9,227	$134,932
John Sotoodeh	16,614	$259,536
(1)    Represents the vesting of equity awards during 2024 for each NEO. Amounts do not take into account any shares withheld by the Company to satisfy employee income taxes.
(2)    Represents the value realized upon vesting of the equity awards during 2024 for each NEO, based on the market value of the shares on the applicable vesting date.

64	Banc of California	Annual Proxy Statement	2025

Employment Agreements
Our Chief Executive Officer, Mr. Wolff, and our Chief Financial Officer, Mr. Kauder, have employment agreements with us. These employment agreements are described below. For information regarding potential payments to the NEOs upon termination of employment or a change in control, see the Potential Payments Upon Termination of Employment or Change in Control section in this proxy statement.
Employment Agreement with Mr. Wolff. On May 17, 2024, we entered into an amended and restated employment agreement with Mr. Wolff, pursuant to which Mr. Wolff serves as Chief Executive Officer and President of the Company and the Bank. The material terms of Mr. Wolff’s amended and restated employment agreement are described in the table below:

Wolff Employment Agreement
Name	Annual Base Salary	Term of Agreement			Bonus	Long-Term Equity Incentive Awards
		Effective Date	End Date	Renewal Option	Annual Bonus and Retention Bonus

Jared Wolff
$1,050,000 effective January 1, 2024 through February 28, 2025 (increased from $875,000 prior to January 1, 2024);
After February 28, 2025, salary is determined by the CNG Committee but may not be reduced without Mr. Wolff's written consent.
		5/17/2024	4/30/2027	Automatic renewal for one-year period beginning May 1, 2027 and on each anniversary of that date, unless notice of non-renewal is provided by either party. Agreement may not be extended beyond April 30, 2029 except by written agreement of the parties.
Eligible for annual performance-based cash bonus.

Received cash retention bonus of $2.2 million, a prorated portion of the net after-tax amount of which will be clawed back if, prior to April 30, 2027, Mr. Wolff voluntarily resigns or is terminated by the Company for cause.(1)

Eligible for long-term equity incentive awards.
Original employment agreement (entered into on March 4, 2019) also provided for inducement awards consisting of (i) $2 million of RSAs which vested ratably over a four-year period beginning one year after the grant date, and (ii) $1 million of PSUs, which have vested in full.

(1)     The retention bonus was paid in cash as Mr. Wolff's current holdings of the Company's stock significantly exceeded our Stock Ownership guidelines requirement.
Employment Agreement with Mr. Kauder. On July 5, 2023, we entered into an employment agreement with Mr. Kauder, pursuant to which Mr. Kauder serves as Executive Vice President and Chief Financial Officer of the Company and the Bank. The material terms of Mr. Kauder’s employment agreement are described in the table below:

Kauder Employment Agreement
Name	Annual Base Salary	Term of Agreement			Bonus	Long-Term Equity Incentive Awards
		Effective Date	End Date	Renewal Option	Annual Bonus

Joseph Kauder	$500,000 through February 28, 2025; After February 28, 2025, salary is determined by the CNG Committee.	7/5/2023	6/30/2026
Automatic renewal for one-year period beginning July 1, 2026 and on each anniversary of that date, unless notice of non-renewal is provided by either party. Agreement may not be extended beyond June 30, 2028.
Eligible for annual performance-based cash bonus.
Eligible for long-term equity incentive awards.
Grant of $450,000 of RSUs upon approval by the CNG Committee at the August 2023 meeting that vest ratably over a three-year period, subject to continued employment.

65	Banc of California	Annual Proxy Statement	2025

Summary of Benefits and Potential Payments Upon Termination of Employment or Change in Control
As discussed in the Employment Agreements section of this proxy statement, we have employment agreements with Messrs. Wolff and Kauder. These employment agreements provide for severance payments and other benefits following certain termination and/or change in control events. Payment of any such benefits is contingent upon a variety of factors, including the circumstances under which employment is terminated and approval of certain payments by the CNG Committee.
Messrs. Dotan and Hussain participate, and Mr. Sotoodeh participated, in the Company Executive Change in Control Severance Plan (the CIC Severance Plan). The CIC Severance Plan provides that if, within 12 months following a change in control, the executive’s employment is terminated by us, other than for cause, or by the executive for good reason (as such terms are defined in the CIC Severance Plan), the executive will receive a cash severance payment and continuation of health benefits as indicated in the chart below.
Messrs. Corsini, Dotan and Hussain also participate in the Company's Employee Severance Plan (the Employee Severance Plan), adopted in February 2025, which provides that upon an eligible "Employment Loss" as defined in the Employee Severance Plan, Messrs. Corsini, Dotan and Hussain will receive a cash severance payment in an amount equal to one week of weekly base pay per full year of service, subject to a minimum of 16 weeks for Executive Vice President roles, and continuation of certain health benefits through the month of Employment Loss.
Under the terms of respective equity award agreements with our NEOs, the executives are entitled to accelerated vesting of equity awards after termination of employment following a change in control, with PSUs vesting based on the greater of target performance or actual performance (if measurable), and subject to a pro-rata calculation, as applicable.
The following chart summarizes the payments and other benefits that the NEOs could have received in connection with certain employment termination scenarios based on the applicable employment agreements, CIC Severance Plan and/or award agreements. For purposes of the employment agreements, the CIC Severance Plan and the equity award agreements, a change in control was deemed to have occurred upon the completion of the PacWest Merger.

66	Banc of California	Annual Proxy Statement	2025

Summary of Benefits

Summary of Benefits and Payments Upon Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for Good Reason(1)
	Severance Payments		Acceleration of Equity Awards
Name and Triggering Event	Base Salary Multiple	Bonus Multiple	RSA or RSU	PSU	Health Benefits	Non-Solicitation Restrictions

Jared Wolff(1)
Termination	X 2	X 2		—	36 months	24 months
Termination - Change in Control	X 3	X 3			36 months	24 months
Death or Disability		X 1
Joseph Kauder(2)
Termination	X 1	X 0.5	(2)	—	—	12 months
Termination - Change in Control	X 2	X 2			18 months	12 months
Death or Disability
Bryan Corsini(3)
Termination				—	—	—
Termination - Change in Control			—	—	—	—
Death or Disability
Ido Dotan
Termination	—	—	—	—	—	—
Termination - Change in Control	X 1.5	X 1.5			18 months	—
Death or Disability
Hamid Hussain
Termination	—	—	—	—	—	—
Termination - Change in Control	X 1.5	X 1.5			18 months	—
Death or Disability
John Sotoodeh(4)
Departure	X 1.5	X 1.5			18 Months	__
(1)    Includes normal or early retirement and voluntary or involuntary (other than for misconduct) termination, including termination following a change in control. Per the terms of the Mr. Wolff's employment agreement, also includes our giving him notice of non-renewal upon expiration of his employment term.
(2)    Per the terms of Mr. Kauder's employment agreement, acceleration of vesting under this scenario is limited to his inducement equity award.
(3)    Per the terms of Mr. Corsini's retention agreement, any unpaid portion of his cash retention bonus and unvested portions of his equity retention bonus will accelerate upon termination by the Company without cause, voluntary termination for good reason, or termination due to death or disability prior to the third anniversary of his retention agreement.
(4)     Mr. Sotoodeh departed from the Company effective November 7, 2024. In connection with his departure, Mr. Sotoodeh was eligible for severance payments under the CIC Severance Plan and received payments as set forth in Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2024 below. Mr. Sotoodeh's equity awards granted in 2024 were forfeited and unvested portions of his 2022 and 2023 equity awards were accelerated in full pursuant to the terms of the equity award agreements.

67	Banc of California	Annual Proxy Statement	2025

Summary of Benefits
Potential Payments Upon Termination of Employment or Change in Control as of December 31, 2024
The following table shows the approximate value of the payments and benefits our NEOs would have been entitled to receive had their employment been terminated or had a change in control occurred on December 31, 2024. For these purposes, a change in control was considered to have occurred as a result of the completion of the PacWest Merger or an eligible Employment Loss was considered to have occurred under the Employee Severance Plan, as applicable. Although the Employee Severance Plan was adopted in February 2025, the table assumes applicability of the plan as of December 31, 2024 for illustrative purposes. In the case of Mr. Sotoodeh, the table shows the payments and benefits he received in connection with his departure from the Company effective November 7, 2024. The table excludes: (i) amounts accrued through December 31, 2024 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and bonus amounts; (ii) vested account balances under the Company’s 401(k) plan; and (iii) already vested equity awards. The table also excludes the effect of any cutback required under the executive’s employment agreement, if any, to avoid having any portion of the executive’s payments or benefits being non-deductible by the Company under Section 280G of the Internal Revenue Code and the imposition of an excise tax on the executive under Section 4999 of the Internal Revenue Code. Accordingly, the amounts presented in the table have not been reduced by an amount necessary to avoid the payment of such excise taxes and, therefore, the actual payout amounts may be lower than the amounts presented in the table. The amounts shown are merely estimates of the amounts that would be paid upon termination, each in accordance with the respective employment agreements or other compensation arrangements for each NEO (or the awards that would vest based on the equity agreements). The actual amounts to be paid (or the value of the awards that will vest) can only be determined at the time of termination of employment.

	Severance Payments				Acceleration of
Name/Triggering Event	Base Salary Multiple		Bonus Equivalent		RSUs(1)	PSUs(2)(3)	Health Benefits		Other	Total

Jared Wolff
Termination for cause/voluntary termination without good reason	$—		$—		$—	$—	$—		$—	$—
Involuntary termination without cause/non-renewal upon expiration of employment term/voluntary termination with good reason	2,100,000	(4)	3,150,000	(4)	1,828,609	—	121,079	(6)	—	7,199,688
After change in control, involuntary termination without cause/voluntary termination with good reason	3,150,000	(4)	4,725,000	(4)	1,828,609	2,788,259	121,079	(6)	—	12,612,947
Change in control, but no termination of employment occurs	—		—		—	—	—		—	—
Death or Disability	—		1,050,000		1,828,609	2,788,259	250,000	(7)	—	5,916,868
Joseph Kauder
Termination for cause/voluntary termination without good reason	$—		$—		$—	$—	$—		$—	$—
Involuntary termination without cause/voluntary termination with good reason	575,000	(5)	230,000	(5)	642,518	—	—		—	1,447,518
After change in control, involuntary termination without cause/voluntary termination with good reason	1,150,000	(5)	920,000	(5)	642,518	695,912	60,540	(6)	—	3,468,970
Change in control, but no termination of employment occurs	—		—		—	—	—		—	—
Death or Disability	—				642,518	695,912	250,000	(7)	—	1,588,430

68	Banc of California	Annual Proxy Statement	2025

Summary of Benefits

(continued)	Severance Payments		Acceleration of
Name/Triggering Event	Base Salary Multiple	Bonus Equivalent	RSUs(1)	PSUs(2)(3)	Health Benefits		Other	Total

Bryan Corsini(8)
Termination for cause/voluntary termination without good reason	$—	$—	$—	$—	$—		$—	$—
Involuntary termination without cause/voluntary termination with good reason	300,000		1,598,951	—	—		—	1,898,951
After change in control, involuntary termination without cause/voluntary termination with good reason			1,598,951	—	—		—	1,898,951
Change in control, but no termination of employment occurs	—	—	—	—	—		—	—
Termination qualified as Employment Loss (as defined under the Employee Severance Plan)	253,846	—	—	—	—		—	253,846
Death or Disability	300,000		1,598,951	284,387	250,000		—	2,433,337
Ido Dotan
Termination for cause/voluntary termination without good reason	$—	$—	$—	$—	$—		$—	$—
Involuntary termination without cause/voluntary termination with good reason	—	—	—	—	—		—	—
After change in control, involuntary termination without cause/voluntary termination with good reason	862,500	690,000	422,537	695,912	60,540	(6)	—	2,731,489
Change in control, but no termination of employment occurs	—	—	—	—	—		—	—
Termination qualified as Employment Loss (as defined under the Employee Severance Plan)	176,923	—	—	—	—		—	176,923
Death or Disability	—	—	422,537	695,912	250,000	(7)	—	1,368,449
Hamid Hussain
Termination for cause/voluntary termination without good reason	$—	$—	$—	$—	$—		$—	$—
Involuntary termination without cause/voluntary termination with good reason	—	—	—	—	—		—	—
After change in control, involuntary termination without cause/voluntary termination with good reason	937,500	750,000	467,773	721,761	48,429	(6)	—	2,925,464
Change in control, but no termination of employment occurs	—	—	—	—	—		—	—
Termination qualified as Employment Loss (as defined under the Employee Severance Plan)	192,308	—	—	—	—		—	192,308
Death or Disability	—	—	467,773	721,761	250,000	(7)	—	1,439,534
John Sotoodeh(9)
Departure	$937,500	$750,000	$259,536	$—	$40,852		$120,000	$2,107,888
(1)For RSUs, the amount shown represents the fair market value of the acceleration of vesting of the unvested awards based on the closing price per share of the Company’s voting common stock on December 31, 2024 of $15.46. For information about the unvested awards, see the Outstanding Equity Awards at December 31, 2024 section in this proxy statement.
(2)For PSUs, the acceleration of unvested shares assumes PSUs vest pro-rata based on target payouts after termination of employment relating to a change in control and in the event of death or disability. For information about the unvested awards, see the Outstanding Equity Awards at December 31, 2024 section in this proxy statement.
(3)For PSUs awarded under the Stockholder Value Creation equity grant, the acceleration of unvested shares assumes PSUs vest pro-rata based on the portion of the award expensed as of the date of the change in control and in the event of death or disability.
(4)Represents the amount that would be paid to Mr. Wolff in cash pursuant to his employment agreement following the termination of his employment in a lump sum on the first payroll date after 60 calendar days have passed from the termination event.

69	Banc of California	Annual Proxy Statement	2025

Summary of Benefits
(5)Represents the amount that would be paid to Mr. Kauder in cash pursuant to his employment agreement following the termination of his employment in a lump sum on the first payroll period after 60 calendar days have passed from the termination event.
(6)Represents the COBRA premium amount that would be paid to NEOs.
(7)Death benefit paid by the carrier.
(8)Per the terms of Mr. Corsini's retention agreement, any unpaid portion of his $1.1 million cash retention bonus and unvested portions of his $1.1 million RSU retention bonus will accelerate upon termination by the Company without cause, voluntary termination for good reason, or termination due to death or disability prior to the third anniversary of his retention agreement.
(9)Mr. Sotoodeh departed from the Company effective November 7, 2024. In connection with his departure, Mr. Sotoodeh was entitled to receive cash severance payments under the CIC Severance Plan totaling $1,728,352, equal to 1.5X annual base salary and 1.5X his target bonus and the cash equivalent of 18 months of COBRA premiums. Mr. Sotoodeh and the Company entered into a separation agreement and general release of claims pursuant to which Mr. Sotoodeh received the cash severance payments described above and additional cash consideration of $120,000. Mr. Sotoodeh's unvested portions of his 2022 and 2023 equity awards were also accelerated in full pursuant to the terms of the equity award agreements and his equity awards granted in 2024 were forfeited.

70	Banc of California	Annual Proxy Statement	2025

Chief Executive Officer Pay Ratio
The Company believes executive pay should be aligned with our employees to create stockholder value. Annually, the CNG Committee reviews the amounts paid to our Chief Executive Officer (CEO) as compared to amounts paid to all employees. Set forth below is the annual total compensation of our median employee, the annual total compensation of our CEO, Mr. Wolff, and the ratio of those two amounts:
•The 2024 annual total compensation of the median employee of the Company (other than our CEO) was $92,087;
•The 2024 annual total compensation of Mr. Wolff was $12,129,275(1); and
•For 2024, the ratio of the annual total compensation of Mr. Wolff to the median annual total compensation of all our employees was 132:1.
(1) Includes: (i) Stockholder Value Creation Award equity award with grant date fair value of approximately $4.8 million that vest upon the Company stock achieving a volume-weighted average price of $28.73 for a consecutive twenty-trading day period within four years from the date of grant and continued service through the fourth anniversary of the date of grant and (ii) $2.2 million of cash retention bonus a prorated portion of which will be clawed back if, prior to April 30, 2027, Mr. Wolff voluntarily resigns or is terminated by the Company for cause.
Our CEO-to-median employee pay ratio is calculated in accordance with Item 402(u) of Regulation S-K promulgated by the SEC. The rules for determining this pay ratio based on the median employee's annual total compensation allow companies to utilize different methodologies that reflect their employment and compensation practices. As such, the pay ratio reported by other companies may not be comparable to our pay ratio. To determine the median employee, we:
•examined actual 2024 earnings from payroll records;
•annualized the regular pay to equal a twelve-month period for employees who joined the Company during 2024;
•excluded employees who separated in 2024 such that only active employees at December 31, 2024 were considered; and
•excluded the CEO and employees with no 2024 regular earnings.
The results were sorted from lowest total compensation to highest total compensation to determine the median employee. The Company calculated the 2024 annual total compensation for both our median employee and our CEO using the same methodology that the Company used to calculate the CEO's annual total compensation for the Summary Compensation Table in this proxy statement and as further described below as applicable:
•we annualized regular pay to equal a twelve-month period; and
•we annualized all other compensation to equal a twelve-month period.
The CEO's total compensation is divided by the total compensation of the median employee to determine the CEO pay ratio.

71	Banc of California	Annual Proxy Statement	2025

Pay-Versus-Performance
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and the SEC’s implementing rules, we are providing the following information about the relationship between the compensation paid to our principal executive officer (PEO, also known as our CEO) and other NEOs and certain measures of financial performance. Further information about how we seek to align executive compensation with our performance is contained under the Compensation Discussion and Analysis section of this proxy statement.

							Value of Initial Fixed $100 Investment Based On:		Net Earnings (Loss) (in millions)	Return on Average Tangible Common Equity (ROATCE)
Year	Summary Compensation Table Total for CEO		Compensation Actually Paid to CEO	Average Summary Compensation Table Total for Non-CEO		Average Compensation Actually Paid to Non-CEO NEOs	TSR	Peer Group TSR

	(1)		(2)	(3)		(4)	(5)	(6)	(7)	(7)(8)

2024	$12,129,275	(9)	$12,266,145	$3,377,143	(9)	$2,993,417	$100.04	$130.90	$126.9	4.4%
2023	$3,930,174		$933,243	$1,144,649		$659,225	$84.55	$115.64	$(1,899.1)	(35.3)%
2022	$5,746,309	(10)	$3,804,793	$1,436,133	(10)	$1,102,974	$97.23	$116.10	$120.9	13.5%
2021	$2,703,890		$3,743,340	$966,897		$1,064,836	$118.09	$124.74	$62.3	7.0%
2020	$2,116,002		$1,266,695	$846,161		$808,650	$87.43	$91.29	$12.6	—%
(1)     The amounts reported represent the total compensation for our CEO, Mr. Wolff, for each corresponding year in the "Total" column of the Summary Compensation Table in this proxy statement.
(2)     The amounts reported represent the "compensation actually paid" to Mr. Wolff, as computed in accordance with Item 402(v) of Regulation S-K. The table below includes adjustments made to Mr. Wolff's total compensation for 2024 to determine the compensation actually paid.

Year	Summary Compensation Table Total for CEO	Value of Equity Awards Reported in Summary Compensation Table	Equity Award Adjustments	Compensation Actually Paid to CEO
		(a)	(b)
2024	$12,129,275	$7,637,070	$7,773,940	$12,266,145
(a)     The amounts reported represent the total grant date fair values of equity awards granted to Mr. Wolff for 2024 in the "Stock Awards" column of the Summary Compensation Table in this proxy statement.
(b)    The equity award adjustment for 2024 is calculated as follows*:

Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Applicable Year	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Applicable Year	Equity Award Adjustment
2024	$7,688,609	$53,265	$32,066	$7,773,940
*    The following columns have been omitted as they do not apply: (1) fair value as of vesting date of equity awards granted and vested in the applicable year, (2) fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the applicable year, and (3) dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise included in the total compensation for the covered year.
(3)     The amounts reported represent the average of the total compensation reported for our non-CEO NEOs as a group for each corresponding year in the "Total" column of the Summary Compensation Table in this proxy statement. For 2024, our non-CEO NEOs consisted of Mr. Kauder, Mr. Corsini, Mr. Dotan, Mr. Hussain, and Mr. Sotoodeh. For 2023, our non-CEO NEOs consisted of Mr. Kauder, Mr. Dotan, Mr. Hussain, Mr. Sotoodeh, Mr. Raymond Rindone, and Ms. Lynn Hopkins. For 2022, 2021, and 2020, our non-CEO NEOs consisted of Mr. Dotan, Mr. Robert Dyck, Ms. Hopkins, and Ms. Lynn Sullivan.
(4)     The amounts reported represent the average of "compensation actually paid" to our non-CEO NEOs as a group as computed in accordance with Item 402(v) of Regulation S-K. The table below includes adjustments made to the non-CEO NEOs' total compensation for 2024 to determine the compensation actually paid.

72	Banc of California	Annual Proxy Statement	2025

Pay-Versus-Performance

Year	Average Summary Compensation Table Total for Non-CEO NEOs	Average Value of Equity Awards Reported in Summary Compensation Table for Non-CEO NEOs	Average Equity Award Adjustments for Non-CEO NEOs	Average Compensation Actually Paid to Non-CEO NEOs
		(a)	(b)
2024	$3,377,143	$1,955,508	$1,571,782	$2,993,417
(a)     The amounts reported represent the average of the total grant date fair values of equity awards granted to our non-CEO NEOs for 2024 in the "Stock Awards" column of the Summary Compensation Table in this proxy statement.
(b)     The equity award adjustments for 2024 is calculated as follows*:

Year	Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in the Applicable Year	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Applicable Year	Equity Award Adjustment
2024	$1,542,098	$19,194	$10,490	$1,571,782
*    The following columns have been omitted as they do not apply: (1) fair value as of vesting date of equity awards granted and vested in the applicable year, (2) fair value at the end of the prior year of equity awards that failed to meet vesting conditions in the applicable year, and (3) dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise included in the total compensation for the covered year.
(5)     TSR assumes an initial investment of $100 in our common stock and that the subsequent dividends are reinvested. Information presented is historical only and may not be indicative of possible future performance.
(6)     Peer Group TSR is calculated using the same method described in footnote (5). The peer group used is the following published industry index: KBW NASDAQ Regional Banking Index.
(7)     Net earnings (loss) and ROATCE for the year ended December 31, 2024 and 2023 represent reported financial results and metric of the combined company. Following the PacWest Merger, net loss for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023. Net earnings and ROATCE for the years ended December 31, 2022, 2021, and 2020 represent reported financial results and metric of the legacy Banc of California on which compensation was based.
(8)     This measure has been designated as the "Company-Selected Measure" for 2024, in accordance with SEC rules, and represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to our NEOs in 2024. ROATCE is computed by dividing net earnings (loss) available to common and equivalent stockholders, after adjustment for goodwill impairment (if applicable), amortization of intangible assets, and preferred stock dividends, by average tangible common equity. Average tangible common equity is calculated by subtracting intangible assets and preferred stock from average stockholders' equity. See the Appendix - Non-GAAP Measures section in this proxy statement.
(9)    Summary compensation table total for CEO and average summary compensation table total for non-CEO in 2024 included the grant date fair values of the Stockholder Value Creation Award PSUs. These awards vest upon the Company stock achieving a volume-weighted average price of $28.73 for a consecutive twenty-trading day period within four years from the date of grant and continued service through the fourth anniversary of the date of grant. For more information, see the Compensation Discussion and Analysis—Incentive (Performance) Based Compensation section in this proxy statement.
(10)    Summary compensation table total for CEO and average summary compensation table total for non-CEO in 2022 included the grant date fair values of the Stockholder Value Creation Award PSUs. Such awards were cancelled at the effective time of the PacWest Merger, however the proxy rules do not permit us to reverse a previously reported grant date fair value from the 2022 row of the Summary Compensation Table, despite the fact that none of our executive officers will receive any value associated with the 2022 awards. See the Treatment of our Outstanding Equity Awards upon the PacWest Merger section in the 2024 proxy statement.

73	Banc of California	Annual Proxy Statement	2025

Pay-Versus-Performance
Relationship Analysis Between "Compensation Actually Paid" and Performance Measures
The following chart sets forth the relationship between the compensation actually paid to our CEO, the average compensation actually paid to our non-CEO NEOs, our cumulative TSR and that of the KBW NASDAQ Regional Banking Index over the four most recently completed fiscal years.

Compensation Actually Paid vs. TSR

$12.0
$11.0
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$—
Compensation Actually Paid (in millions)
$140.00
$120.00
$100.00
$80.00
$60.00
$40.00
$20.00
$—
Cumulative TSR (FYE2019 Indexed to $100)
$91.29
$87.43
$124.74
$118.09
$116.10
$97.23
$115.64
$84.55
$130.90
$100.04
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
BANC TSR
KBW NASDAQ Regional Banking Index

The following chart sets forth the relationship between compensation actually paid to our CEO, the average compensation actually paid to our non-CEO NEOs and our net earnings (loss) for the four most recently completed fiscal years.

Compensation Actually Paid vs. Net Earnings(Loss)
Compensation Actually Paid (in millions)
$12.0
$11.0
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$—
$12.6
$62.3
$120.9
$(1,899.1)
$126.9
$—
$(1,000.0)
$(2,000.0)
Net Income (Loss) (in millions)
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Net Earnings (Loss) (1)

(1)     Net earnings (loss) for the year ended December 31, 2024 and 2023 represent reported financial results and metric of the combined company. Following the PacWest Merger, net loss for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023. Net earnings for the years ended December 31, 2022, 2021, and 2020 represent reported financial results of the legacy Banc of California on which compensation was based.

74	Banc of California	Annual Proxy Statement	2025

Pay-Versus-Performance
The following chart sets forth the relationship between compensation actually paid to our CEO, the average compensation actually paid to our non-CEO NEOs and our ROATCE(2) for the four most recently completed fiscal years.

Compensation Actually Paid vs. ROATCE

$12.0
$11.0
$10.0
$9.0
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$—
Compensation Actually Paid (in millions)
20.0%
10.0%
—%
(10.0)%
(20.0)%
(30.0)%
(40.0)%
ROATCE
—%
7.0%
13.5%
(35.3)%
4.4%
2020
2021
2022
2023
2024
Compensation Actually Paid to CEO
Average Compensation Actually Paid to Non-CEO NEOs
Return on Average Tangible Common Equity (2)

(2)     ROATCE for the year ended December 31, 2024 and 2023 represent financial metric of the combined company. Following the PacWest Merger, net loss for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023. ROATCE for the years ended December 31, 2022, 2021, and 2020 represent financial metric of the legacy Banc of California on which compensation was based. See Appendix - Non-GAAP Measures for further details.

Financial Performance Measures
We consider the following to be the most important financial performance measures that we used to link compensation actually paid to the NEOs for 2024 to the Company’s performance:
•Diluted Core Earnings Per Share;
•Core Return on Average Assets;
•Core Return on Average Tangible Common Equity;
•Core Adjusted Noninterest Expense Ratio, as measured by adjusted noninterest expense (which exclude acquisition, integration and reorganization costs and customer related expenses) to average assets; and
•Average Noninterest-Bearing Deposits Growth.

75	Banc of California	Annual Proxy Statement	2025

Report of the Audit Committee
The following Report of the Audit Committee (Report) of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.
The Audit Committee of the Company’s Board of Directors is comprised of the undersigned directors, each of whom is independent as independence is defined for audit committee members under the NYSE Listed Company Manual. The Audit Committee’s responsibilities are defined in a written charter adopted by the Board of Directors.
Management is responsible for the Company’s internal controls, financial reporting process and compliance with applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon, and annually issuing an opinion on the effectiveness of the Company’s internal control over financial reporting. The members of the Audit Committee are responsible for monitoring and overseeing these processes.
The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2024, with management and with Ernst & Young LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2024. The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. Finally, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence. Based upon the review and discussions described in this report, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, for filing with the SEC.
AUDIT COMMITTEE
Susan E. Lester, Chair
James A. “Conan” Barker
Richard J. Lashley
Joseph J. Rice
Todd Schell
Vania E. Schlogel

76	Banc of California	Annual Proxy Statement	2025

Proposal II
Ratification of the Selection of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for the Year Ending December 31, 2025
The Audit Committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025, subject to ratification by the Company’s stockholders at the Annual Meeting. Representatives of Ernst & Young LLP have been invited to be present at the Annual Meeting, and it is expected that they will attend. If present, the representatives from Ernst & Young LLP will have an opportunity to make a statement if they so choose and will be available to respond to appropriate questions from stockholders.
Although stockholder ratification of the selection of Ernst & Young LLP is not required by the Company's bylaws or otherwise, the Company is submitting this selection to stockholders for their ratification at the Annual Meeting as a matter of good corporate practice. If the stockholders do not ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025, the Audit Committee will reconsider whether to engage Ernst & Young LLP but may ultimately determine to continue the engagement of Ernst & Young LLP or engage another audit firm without resubmitting the matter to stockholders.
Even if the selection of Ernst & Young LLP is ratified by the stockholders at the Annual Meeting, the Audit Committee, in its discretion, may direct the selection of a different independent registered public accounting firm at any time during the year, although it has no current intention to do so.

The Board of Directors recommends that stockholders vote "FOR" Proposal II.
Changes in Independent Registered Public Accounting Firm
Resignation of Ernst & Young LLP and Appointment of KPMG as Independent Registered Public Accounting Firm for Year Ended December 31, 2023
As reported in the Current Report on Form 8-K filed by the Company on December 1, 2023, the independent registered public accounting firm previously engaged by the Company, Ernst & Young LLP, resigned on November 30, 2023 because it ceased to be independent as a result of the PacWest Merger from having performed certain non-audit services for PacWest during the year ended December 31, 2023. PacWest’s independent registered public accounting firm, KPMG LLP, was appointed on December 4, 2023 to audit the financial statements of the Company for the year ended December 31, 2023, as authorized by the Company’s Board of Directors.
The Company did not have any disagreements (as such term is defined in Instruction 4 to Item 304 of Regulation S-K) with Ernst & Young LLP during the years ended December 31, 2021 or 2022, or during the subsequent interim period preceding Ernst & Young LLP’s resignation, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in their reports on the Company’s consolidated financial statements for such years. Ernst & Young LLP’s reports on the Company’s financial statements for the years ended December 31, 2021 and December 31, 2022 did not contain any adverse opinion, disclaimer of opinion, qualification or modification.
Dismissal of KPMG LLP and Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm for Year Ended December 31, 2024
As previously disclosed in the Company’s 2024 annual meeting proxy statement, the Audit Committee conducted a competitive process beginning in early 2024 to determine the Company’s independent registered public accounting firm for the year ended December 31, 2024. The Audit Committee invited certain independent registered public accounting firms to participate in this process and evaluated the proposals submitted by the responding firms. As a result of this process and following careful deliberation, on May 14, 2024, the Audit Committee approved the dismissal of KPMG LLP as the Company’s independent registered public accounting firm effective immediately.

77	Banc of California	Annual Proxy Statement	2025

Proposal II
The audit reports of KPMG LLP on the consolidated financial statements of the Company as of and for each of the fiscal years ended December 31, 2023 and December 31, 2022 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company’s fiscal years ended December 31, 2023 and December 31, 2022 and during the subsequent interim period from January 1, 2024 through May 14, 2024, there were (i) no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference to the subject matter of the disagreement in connection with their reports, and (ii) no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.
On May 14, 2024, the Audit Committee approved the engagement of Ernst & Young LLP as the Company’s new independent registered public accounting firm for the year ended December 31, 2024, effective with KPMG’s dismissal.
Prior to the November 30, 2023 closing of the PacWest Merger, Ernst & Young LLP was engaged as the independent registered public accounting firm of the Company, to audit the Company’s financial statements for each of the fiscal years ended December 31, 2022 and December 31, 2021 and review the subsequent interim period through September 30, 2023 (the Prior Representation). As noted above, on November 30, 2023, Ernst & Young LLP ceased to be the Company’s independent registered public accounting firm as a result of the PacWest Merger.
Except for matters concerning Ernst & Young LLP’s Prior Representation, during the fiscal years ended December 31, 2023 and December 31, 2022, and the subsequent interim period through May 14, 2024, neither the Company nor anyone acting on its behalf consulted with Ernst & Young LLP regarding any of the matters described in Items 304(a)(2)(i) and (ii) of Regulation S-K.
Fees Paid to Independent Registered Public Accounting Firms During the Years Ended December 31, 2024 and 2023
Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent registered public accounting firm. The Audit Committee must pre-approve the engagement letters and the fees to be paid to the independent registered public accounting firm for all audit and permissible non-audit services to be provided by the independent registered public accounting firm and consider the possible effect that any non-audit services could have on the independence of the auditors. The Audit Committee may establish pre-approval policies and procedures, as permitted by applicable law and SEC regulations and consistent with its charter for the engagement of the independent registered public accounting firm to render permissible non-audit services to the Company, provided that any pre-approvals delegated to one or more members of the committee are reported to the committee at its next scheduled meeting. At this time, the Audit Committee has not adopted any pre-approval policies. During the years ended December 31, 2024 and 2023, the Audit Committee pre-approved all the services provided by the independent registered public accounting firm. The Audit Committee considered the provision of these services by the independent registered public accounting firm and determined that such services were compatible with maintaining such firm's independence.
The PacWest Merger was accounted for as a reverse merger using the acquisition method of accounting. Accordingly, PacWest was deemed the acquirer for financial reporting purposes even though the Company was the legal acquirer. The Company’s financial results for all periods ended prior to November 30, 2023 reflect PacWest results only on a standalone basis. In addition, the Company’s reported financial results for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023.

78	Banc of California	Annual Proxy Statement	2025

Proposal II
For the years ended December 31, 2024 and 2023, fees paid to Ernst & Young LLP, our Independent Registered Accounting Firm for 2024, for services provided to the Company were as follows:

	Year Ended December 31,
	2024	2023

Audit Fees (1)	$3,884,989	$1,909,326
Tax Fees (2)	484,546	2,628,719
Other (3)	—	360,000
TOTAL	$4,369,535	$4,898,045
(1)    For the audit of the Company’s consolidated annual financial statements and internal control over financial reporting as of December 31, 2024, and for the reviews of the Company’s consolidated interim financial statements through September 30, 2023 and since May 14, 2024.
(2)    For corporate tax compliance and consultation services.
(3)    For merger-related advisory services in 2023.
For the year ended December 31, 2023, fees paid to KPMG LLP, our Independent Registered Accounting Firm for such year, for services provided to the Company (following the PacWest Merger) and to PacWest (prior to the PacWest Merger) were as follows:

Year Ended December 31,
2023

Audit Fees (1)	$3,713,426
Audit Related Fees (2)	112,485
Tax Fees (3)	961,980
TOTAL	$4,787,891
(1)    For the audit of the Company’s consolidated annual financial statements and internal control over financial reporting as of December 31, 2023, and for the reviews of the Company’s consolidated interim financial statements during 2023.
(2)    For issuance of consents and comfort letters.
(3)    For corporate tax compliance and consultation services.

79	Banc of California	Annual Proxy Statement	2025

Proposal III
Approval, on an Advisory and Non-Binding Basis, of the Compensation Paid to our NEOs
Pursuant to the Dodd-Frank Act and the SEC’s implementing rules, we are including in this proxy statement and will present at the Annual Meeting an advisory (non-binding) proposal on executive compensation, commonly known as a “Say-on-Pay” proposal. This proposal gives stockholders the opportunity to endorse or not endorse the compensation paid to our NEOs during the year ended December 31, 2024, as disclosed in this proxy statement.
The Dodd-Frank Act and the SEC's implementing rules require that we include a Say-on-Pay vote in our annual meeting proxy statement at least once every three years, and that at least once every six years we hold a non-binding, advisory vote on the frequency of future Say-on-Pay votes (commonly referred to as a “Say-on-Frequency" vote), with stockholders having the choice of every year, every two years or every three years. We last held a Say-on-Frequency vote at our 2019 annual meeting of stockholders, and the most votes were received for a frequency of every year. Our Board of Directors determined, in light of those results, that we will include a Say-on-Pay vote in our annual meeting proxy materials every year until the next required Say-on-Frequency vote is held, which will be at the Annual Meeting. See Proposal IV—Approval, on an Advisory and Non-Binding Basis, of the Frequency of Future Non-Binding Votes to Approve the Compensation Paid to our NEOs.
The Say-on-Pay proposal at our 2024 annual meeting of stockholders gave stockholders an opportunity to vote on an advisory, non-binding basis with respect to compensation paid to our NEOs for the year ended December 31, 2023. Approximately 96% of the votes cast voted in favor of the Say-on-Pay proposal at our 2024 annual meeting.
For the Annual Meeting, the advisory non-binding Say-on-Pay vote will be presented as a resolution in substantially the following form:
RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in the Company’s proxy statement for the Annual Meeting pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby approved.
We believe that our executive compensation is strongly aligned with the long-term interests of our stockholders and is focused on long-term strategies to build stockholder value.
Since your vote is advisory, it will not be binding on our Board. However, the CNG Committee and the Board value your opinion and may take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that stockholders vote "FOR" Proposal III.

80	Banc of California	Annual Proxy Statement	2025

Proposal IV
Approval, on an Advisory and Non-Binding Basis, of the Frequency of Future Non-Binding Votes to Approve the Compensation Paid to our NEOs
In addition to providing stockholders with a non-binding advisory Say-on-Pay vote in Proposal III, we are providing stockholders with the opportunity to cast a non-binding advisory vote on how frequently we should present Say-on-Pay proposals at future annual meetings of stockholders, also known as a Say-on-Frequency vote. Under this proposal, our stockholders may cast a non-binding advisory vote on whether they would prefer to have a Say-on-Pay vote every year, every two years, or every three years.
Pursuant to the Dodd-Frank Act and the SEC’s implementing rules, we are required to present our stockholders with a Say-on-Frequency vote every six years. Our last Say-on-Frequency vote occurred in 2019, with the majority of our stockholders voting to hold an advisory Say-on-Pay vote every year. Based on the results of the 2019 Say-on-Frequency vote, our Board of Directors determined to hold a Say-on-Pay vote every year until the next required Say-on-Frequency vote at this year’s Annual Meeting.
After considering the practices by other companies in this area, the Board continues to believe that holding an advisory and non-binding vote on executive compensation every year is the optimal interval for conducting and responding to a Say-on-Pay vote.
Stockholders may cast a vote on the preferred frequency by selecting the option of every year, every two years, or every three years (or abstain) when voting.
Although this vote is non-binding, we highly value the opinions of our stockholders. Accordingly, the Board and CNG Committee will consider the outcome of this advisory vote in connection with holding future Say-on-Pay votes.
For the Annual Meeting, the advisory and non-binding Say-on-Frequency vote is expected to be presented as a resolution in substantially the following form:
RESOLVED, that the Company’s stockholders determine, on an advisory and non-binding basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company’s Named Executive Officers as set forth in the Company’s proxy statement should be every year, every two years, or every three years.

The Board of Directors recommends that stockholders vote for a future Say-on-Pay Vote frequency of ONE YEAR.

81	Banc of California	Annual Proxy Statement	2025

Transactions with Related Persons
General
The Company and the Bank may engage in transactions with the Company’s directors and executive officers, beneficial owners of more than five percent of the outstanding shares of the Company’s voting common stock and certain persons related to them. Except for loans by the Bank, which are governed by a separate policy, those transactions that constitute transactions with related persons under Item 404 of the SEC’s Regulation S-K are subject to the review, oversight and approval by a Board committee comprised solely of independent directors pursuant to the Company’s and the Bank’s Related Party Transactions Policy. The Related Party Transactions Policy, which is in writing, seeks to ensure that any such transactions entered into by the Company are in, or not inconsistent with, the best interests of the Company and its stockholders. Additionally, the Company and the Bank have an Outside Business Activity Policy, which tightens controls on outside business activities of officers and employees and requires non-employee directors to refrain from engaging in outside business activities that create an actual or apparent conflict of interest. These two policies are further described below.
Related Party Transaction Policy
All related party transactions, as defined under the policy and other than certain pre-approved transactions, must be approved in advance by the CNG Committee. Related party transactions are broadly construed under the policy to include any transaction where the aggregate amount involved will exceed or is expected to exceed $120,000 in any calendar year in which a related party or a family member of a related party has a direct or indirect material interest.
The policy provides that in reviewing related party transactions, the CNG Committee should consider the following factors:
•Are the terms of the related party transaction arm’s length and no more favorable to the related party or the related party’s family member than terms generally available to an unaffiliated third party?
•What is the financial risk to the Company of the related party transaction?
•What is the reputational risk to the Company from public disclosure of the related party transaction?
•Would participation in the related party transaction materially impair the ability of the related party to faithfully discharge his or her duties to the Company?
•Is the related party transaction in (or not inconsistent with) the best interests of the Company and its stockholders?
The policy further provides that in reviewing proposed loans to related parties, their family members and any entity in which the related party or their family members have a material interest, the CNG Committee should consider the following criteria:
•Will the loan be made in the ordinary course of the Bank’s business?
•Does the loan involve a material risk of collectability or other unfavorable features?
•Loans to directors and certain officers must comply with Regulation O of the Board of Governors of the Federal Reserve System.
•The loan must not violate the Sarbanes-Oxley Act of 2002 or any other applicable laws.
The policy states that the CNG Committee will prohibit a related party transaction if it determines it to be inconsistent with the interests of the Company and its stockholders.

82	Banc of California	Annual Proxy Statement	2025

Transactions with Related Persons

Outside Business Activity Policy
The Board recognizes that outside business activities may create conflicts of interest and may interfere with an individual’s responsibilities to the Company. The Outside Business Activity Policy is intended to control the participation of employees in outside activities in order to mitigate such risks. As in the past, the Company continues to encourage active participation on the part of directors, officers, and employees in service clubs and organizations fostering the betterment of the community, and the active use of various social memberships in maintaining a proper image of the Company’s organization within the community.
Under the policy:
•All officers and employees of the Company and its subsidiaries may not engage in outside business activities, as defined in the policy, without prior written permission;
•Non-employee directors shall refrain from engaging in outside business activities which create an actual or apparent conflict of interest between the director and the Company unless they receive a written waiver; and
•The policy is administered by the CNG Committee.
Certain Transactions with Related Persons
Agreements and Transactions with Warburg. On November 30, 2023, pursuant to the Investment Agreement, dated as of July 25, 2023 (the Warburg Investment Agreement), by and among the Company and the Warburg Purchasers, substantially concurrently with the closing of the PacWest Merger, (a) the WPGG14 Purchaser invested an aggregate of $243,750,000 (net of certain expenses reimbursed by the Company) in the Company in exchange for the sale and issuance, at a purchase price of $12.30 per share, of (i) 11,694,581 shares of voting common stock and (ii) 8,122,492 shares of NVCE Stock, (b) the WPFSII Purchaser invested an aggregate of $81,250,000 (net of certain expenses reimbursed by the Company) in the Company in exchange for the sale and issuance, at a purchase price of $12.30 per share, of (i) 3,898,193 shares of voting common stock and (ii) 2,707,498 shares of NVCE Stock, and (c) the Company issued to the Warburg Purchasers seven-year warrants to purchase 15,853,658 shares of NVCE Stock at an exercise price of $15.375 per share, subject to customary anti-dilution adjustments. During their term, the Warrants may be exercised at any time by the warrant holder and will automatically be exercised if the market price of the voting common stock reaches or exceeds $24.60 for 20 or more trading days during any 30-consecutive trading day period.
Pursuant to the Warburg Investment Agreement, the Warburg Purchasers are entitled to nominate one representative to be appointed to the Company’s Board of Directors, subject to certain eligibility requirements, so long as the Warburg Purchasers and their affiliates beneficially own the lesser of (a) 5% of the outstanding shares of the Company’s voting common stock (on an as-converted basis) and (b) 50% of the voting common stock (on an as-converted basis) that the Warburg Purchasers beneficially owned immediately following the closing of the transactions under the Warburg Investment Agreement (such time, the Director Rights Period). Effective November 30, 2023, the Company appointed, at the Warburg Purchasers’ request, Todd Schell (a managing director in Warburg Pincus’ Financial Services group) to the Company’s Board of Directors as the Warburg Purchasers’ representative. During the Director Rights Period, the Warburg Purchasers and their affiliates will be subject to standstill obligations with respect to the Company.
On November 30, 2023, the Warburg Purchasers entered into a registration rights agreement (the Registration Rights Agreement) with the Company, pursuant to which the Company has provided customary registration rights to the Warburg Purchasers and their affiliates and certain permitted transferees with respect to the voting common stock purchased under the Warburg Investment Agreement and shares of voting common stock issued upon the conversion of shares of the NVCE Stock purchased under the Warburg Investment Agreement or issued upon the exercise of the Warrants.
Additional information regarding the agreements and transactions with the Warburg Purchasers can be found in the joint proxy statement/prospectus filed by the Company with the SEC on October 23, 2023, under “The Investment Agreements.”
The Company is a party to a services agreement with IntraFi Network LLC (IntraFi) whereby IntraFi provides the Bank with certain insured cash sweep services from time to time. Affiliates of funds managed by Warburg Pincus LLC hold a material investment interest in IntraFi. Affiliates of funds managed by Warburg Pincus LLC beneficially owned approximately 9.8% of the Company's outstanding voting common stock as of August 1, 2024, based on information reported on an amended Schedule 13D filed with the SEC on August 1, 2024. Additionally, Todd Schell, a managing director in Warburg Pincus’ Financial Services Group who currently serves as a director of the Company and the Bank, is a member of the board of directors of IntraFi. For the year ended December 31, 2024, the amount paid to IntraFi for certain insured cash sweep services was approximately $8.0 million.

83	Banc of California	Annual Proxy Statement	2025

Transactions with Related Persons

Ordinary Course Banking Transactions. Certain of our executive officers, directors and greater than five percent beneficial owners of our voting common stock, and their related interests, are customers of, or have had transactions with, the Bank in the ordinary course of business, including deposits, loans and other financial services-related transactions. From time to time, the Bank may make loans to executive officers, directors and greater than five percent beneficial owners of our voting common stock, and their related interests, in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank’s underwriting guidelines, and do not involve more than the normal risk of collectability or present other unfavorable features. As of December 31, 2024, no such related party loans were categorized as nonaccrual, past due, restructured or potential problem loans.

84	Banc of California	Annual Proxy Statement	2025

Information About the 2025 Annual Meeting of Stockholders
General
Notice and Access (Electronic Proxy). Under what are commonly referred to as the “e-proxy” or “Notice and Access” rules of the SEC, companies may send stockholders a notice that proxy materials are available online instead of mailing a full printed package containing a proxy card, annual report and proxy statement.
The Company is using Notice and Access for the Annual Meeting. As a result, beginning on or about March 27, 2025, the Company sent to most of its stockholders a Notice of Internet Availability of its Proxy Materials (the Notice). If you receive the Notice, you have the option of (i) accessing the proxy materials, including instructions on how to vote online, or (ii) requesting prior to April 23, 2025 that those materials be sent to you in paper form or by e-mail. The Company may still choose to mail hard copies of proxy materials to all or some stockholders that have not elected to have the Company send hard copies to them.
Copies of Materials. SEC rules allow a single copy of the proxy materials to be delivered to multiple stockholders sharing the same address and last name, or who the Company reasonably believes are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.
The Company may household its proxy card, notices (including the Notice), Annual Report and proxy statement to stockholders of record that share an address. This means that stockholders of record sharing an address may not each receive a separate copy of these materials. The Company also understands that certain brokerage firms, banks, or other similar entities holding the Company’s voting common stock for their customers may household proxy materials. Stockholders sharing an address whose shares of voting common stock are held by such an entity should contact such entity if they now receive: (a) multiple copies of the Company’s proxy materials and wish to receive only one copy of these materials per household in the future; or (b) a single copy of the Company’s proxy materials and wish to receive separate copies of these materials in the future. Additional copies of proxy materials are available upon request by contacting the Company at:
Banc of California, Inc.
ATTN: Corporate Secretary
3 MacArthur Place
Santa Ana, California, 92707
(855) 361-2262
IR@bancofcal.com
Who Can Vote. The record date for the Annual Meeting is March 14, 2025. Only holders of record of the Company’s voting common stock as of the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of voting common stock held as of the Record Date; provided, however, that under Section F of Article 6 of the Company’s charter, with the exception of the Warburg Investors and their affiliates, no stockholder who beneficially owns more than 10 percent of the shares of voting common stock outstanding as of that date may vote shares held in excess of that amount. At the close of business on the Record Date, there were 158,815,404 outstanding shares of voting common stock.
Voting Shares Held in "Street Name" by a Broker. If your shares are held in “street name” by a broker, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker, your broker will nevertheless be entitled to vote your shares with respect to any “discretionary” items but will not be permitted to vote your shares with respect to “non-discretionary” items. In the case of non-discretionary items, your shares will be treated as “broker non-votes”. Whether or not an item is discretionary is determined by the exchange rules governing your broker.
Proposals I, III, and IV, are expected to be non-discretionary items, and Proposal II is expected to be a discretionary item. See Information about the 2025 Annual Meeting of Stockholders—How Shares are Treated when No Voting Instructions are Provided.

85	Banc of California	Annual Proxy Statement	2025

Information About the 2025 Annual Meeting of Stockholders

Number of Shares Required to be Present to Hold the Annual Meeting. A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, in person or by proxy, of the holders of at least one-third of the shares of voting common stock outstanding and entitled to be cast at the Annual Meeting on the Record Date, or 52,938,468 shares, will constitute a quorum. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.
If a quorum is not present at the scheduled time of the Annual Meeting, the chair of the Annual Meeting or the holders of a majority of the shares of voting common stock entitled to vote who are present, in person or by proxy, may adjourn the Annual Meeting to another date, place or time. The time and place of the adjourned Meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the Annual Meeting.
How to Vote Your Shares
1.You can vote your proxy by mail. If you properly complete, sign and return the proxy card, it will be voted in accordance with your instructions.
2.You can vote your proxy by telephone. If you are a registered stockholder, that is, if your shares are held in your own name, you can vote by telephone by following the instructions included on the proxy card. If you vote by telephone, you do not have to mail in your proxy card. If your shares are held through a bank, broker or other nominee (i.e., in "street name"), check your proxy card to see if you can vote by telephone.
3.You can vote your proxy via the internet. If you are a registered stockholder, you can vote via the internet by following the instructions included on the proxy card. If your shares of common stock are held by a broker, bank or other nominee, you will receive instructions from them on how to vote your shares.
4.You can vote in person at the Annual Meeting. If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a legal proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 14, 2025, the record date for voting at the Annual Meeting, and that you are authorized to vote such shares. You are encouraged to vote by proxy prior to the Annual Meeting even if you plan to attend the Annual Meeting in person.
Revoking Your Proxy
If you are a registered stockholder, you can revoke your proxy and change your vote at any time before the polls close at the Annual Meeting by:
•submitting another proxy with a later date;
•giving written notice of the revocation of your proxy to the Company’s Corporate Secretary prior to the Annual Meeting; or
•voting during the Annual Meeting. Your proxy will not be automatically revoked by your attendance at the Annual Meeting; you must actually vote during the Annual Meeting to revoke a prior proxy.
If your shares are held in street name, you should follow the instructions provided by your bank, broker or other holder of record to be able to participate in the Annual Meeting.

86	Banc of California	Annual Proxy Statement	2025

Information About the 2025 Annual Meeting of Stockholders

Board of Directors Voting Recommendations
The voting recommendations from the Board of Directors are as follows:

No.	Proposal	Board Vote Recommendation:
I.	Election of the twelve director nominees named in this proxy statement, each for a term of one year.	FOR each director nominee
II.	Ratification of the selection of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.	FOR
III.	Approval, on an advisory and non-binding basis, of the compensation paid to our named executive officers as disclosed in this proxy statement (Say-on-Pay).	FOR
IV.	Approval, on an advisory and non-binding basis, of the frequency of future Say-on-Pay votes (Say-on-Frequency).	EVERY YEAR
How Shares are Treated When No Voting Instructions are Provided
Registered Stockholders. If you are a registered stockholder and you submit a proxy but do not indicate any voting instructions, your shares will be voted according to the Board of Directors’ recommendations as reflected in the chart above under Information About the 2025 Annual Meeting of Stockholders—Board of Directors Voting Recommendations.
Holders of Shares in “Street” Name. If you hold your shares in street name through a broker and do not provide your broker with voting instructions, it is expected your broker will be able to vote your shares on Proposal II but will be unable to vote your shares on any of the other proposals. See Information About the 2025 Annual Meeting of Stockholders—Voting Shares Held in “Street Name” by a Broker.
Vote Required for Each Proposal and Treatment and Effect of Abstentions and Broker Non-Votes
The vote required for each proposal and the treatment and effect of abstentions and broker non-votes with respect to each proposal is as follows:

No.	Proposal	Vote Required
I.	Election of the twelve director nominees named in this proxy statement, each for a term of one year.	For each director, the number of votes cast for the director’s election must exceed the number of votes cast against the director’s election. Abstentions and broker non-votes do not count as votes cast and will not have an effect on a director's election.
II.	Ratification of the selection of Ernst and Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2025.	Affirmative vote of a majority of the votes cast. Abstentions do not count as votes cast and will not have an effect on Proposal II.
III.	Approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement (Say-on-Pay).	Affirmative vote of a majority of the votes cast. Abstentions and broker non-votes do not count as votes cast and will not have an effect on Proposal II.
IV.	Approve, on an advisory and non-binding basis, the frequency of future Say-on-Pay votes (Say-on-Frequency).
Affirmative vote of a majority of the votes cast. In the event that no option receives a majority of the votes cast, our Board will consider the option that receives the most votes at the Annual Meeting as the recommended choice of the Company’s stockholders. Abstentions and broker non-votes do not count as votes cast and will not have an effect on Proposal IV.

For quorum purposes, proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting.
Actions Required if any Director Nominee Does Not Receive Required Majority Vote. If a nominee for director who is an incumbent director is not elected by a majority of the votes cast at the Annual Meeting, then the Company’s bylaws provide that the following sequence of events shall occur:

87	Banc of California	Annual Proxy Statement	2025

Information About the 2025 Annual Meeting of Stockholders

•the director shall promptly tender his or her resignation to the Board of Directors;
•the CNG Committee shall make a recommendation to the Board of Directors as to whether to accept or reject the tendered resignation, or whether other action should be taken; and
•the Board of Directors shall act on the tendered resignation, taking into account the CNG Committee’s recommendation, and publicly disclose (by a press release, a filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation within 90 days from the date of the certification of the election results.
The CNG Committee, in making its recommendation, and the Board of Directors, in making its decision, may each consider any factors or other information that it considers appropriate and relevant. The director who tenders his or her resignation may not participate in the recommendation of the CNG Committee or the decision of the Board of Directors with respect to his or her resignation.
If an incumbent director’s resignation is not accepted by the Board of Directors and/or the director is re-appointed by the Board, the director will continue to serve until his or her successor is duly elected or his or her earlier resignation or removal. If a director’s resignation is accepted by the Board of Directors, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy or eliminate the vacancy by reducing the size of the Board.
Inspector of Election
The Board of Directors has appointed Broadridge Financial Solutions to act as Inspector of Election at the Annual Meeting to tabulate the votes cast.
Proxy Solicitation Costs
We will pay the costs of soliciting proxies, and we will reimburse brokerage firms and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company’s voting common stock. We have retained Okapi Partners LLC to assist us in soliciting proxies and have agreed to pay Okapi Partners LLC a fee of $15,000, plus the reimbursement of certain costs and expenses incurred in connection with the solicitation. In addition, our directors, officers or employees may solicit proxies for us in person or by telephone, facsimile, internet or other electronic means for which they will not receive any compensation other than their regular compensation as directors, officers, and employees.
Attending the Annual Meeting
Only stockholders and their spouses are entitled to attend the Annual Meeting, and each stockholder and his or her spouse must present a valid, government issued form of identification in order to be admitted to the Annual Meeting. Each stockholder also must provide proof of ownership of shares of the Company’s voting common stock as of the Record Date. If you are a registered stockholder, proof of ownership will be established by our verification of your name against our list of registered stockholders as of the Record Date. If you hold your shares through a bank, broker or other nominee, any one of the following will suffice as proof of ownership:
•Account Statement. Account statement showing share ownership as of the record date.
•Notice of Internet Availability of Proxy Materials. The notice of internet availability of proxy materials that you received in the mail containing a valid control number.
•E-mail with Voting Instructions. A copy of an e-mail that you received with instructions containing a link to the website where the Company’s proxy materials are available and a valid control number.
•Legal Proxy. A valid legal proxy containing a valid control number or a letter from a registered stockholder naming you as proxy. The Inspector of Election for the Annual Meeting will have final authority to determine the validity of any proxy.
•Letter from Intermediary. A letter from the bank, broker or other nominee through which you hold your shares confirming your ownership as of the Record Date.
The Company may, in its sole discretion, permit other individuals to attend the Annual Meeting.

88	Banc of California	Annual Proxy Statement	2025

Information About the 2025 Annual Meeting of Stockholders

Director Nominees Unable to Stand for Election
If a director nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute director nominee. If a substitute director nominee is selected, the persons named in the proxy will vote your shares for the substitute director nominee.
Other Matters
The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment.

89	Banc of California	Annual Proxy Statement	2025

Stockholder Proposals and Other Information Regarding the Annual Meeting of Stockholders to be Held in 2026
If you intend to present a stockholder proposal at next year’s annual meeting of stockholders, your proposal must be received by the Company at its executive offices, located at 3 MacArthur Place, Santa Ana, California 92707, no later than November 27, 2025 to be eligible for inclusion in the Company’s proxy statement and form of proxy for that meeting, provided that if the date for next year’s annual meeting is changed by more than 30 days from the anniversary date of the Annual Meeting, then such proposal must be received by the Company at its executive offices at a reasonable time before the Company begins to print and send its proxy materials for next year’s annual meeting. Your proposal will be subject to the requirements of the proxy rules adopted under the Exchange Act and the Company’s charter and bylaws and Maryland law.
The Company’s bylaws contain additional notification requirements for stockholder proposals, regardless of whether they are submitted for inclusion in the Company’s proxy materials. For a stockholder proposal to be considered for presentation at next year’s annual meeting, written notice of the proposal containing the information set forth in Section 1.09 of the Company’s bylaws must be received by the Company no later than February 6, 2026 and no earlier than January 7, 2026. If, however, the date of the next annual meeting of stockholders is before April 7, 2026 or after June 6, 2026, notice of the stockholder proposal must be delivered no earlier than the 120th day prior to the date of the next annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to the day of the meeting or the 10th day following the day on which notice of the date of meeting is mailed or public announcement of the date of the meeting is first made. These notification requirements also apply to director nominations by stockholders.
In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company's nominees must comply with Rule 14a-19 under the Exchange Act.

90	Banc of California	Annual Proxy Statement	2025

Appendix - Non-GAAP Measures
Under Item 10(e) of SEC Regulation S-K, public companies disclosing financial measures in filings with the SEC that are not calculated in accordance with GAAP must also disclose, along with each non-GAAP financial measure, certain additional information, including a presentation of the most directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure to the most directly comparable GAAP financial measure, as well as a statement of the reasons why the company’s management believes that presentation of the non-GAAP financial measure provides useful information to investors regarding the company’s financial condition and results of operations and, to the extent material, a statement of the additional purposes, if any, for which the company’s management uses the non-GAAP financial measure.
Adjusted net earnings (loss) available to common and equivalent stockholders, average tangible common equity, return on average tangible common equity (ROATCE), adjusted noninterest expense, adjusted noninterest expense excluding customer related expense, tangible common equity and tangible book value per share (TBVPS) constitute supplemental financial information determined by methods other than in accordance with GAAP. These non-GAAP measures are used by management in our analysis of our performance.
ROATCE has been designated as the "Company-Selected Measure," in accordance with SEC rules, and represents the most important financial performance measure (that is not otherwise required to be disclosed in the Pay versus Performance table) used by the Company to link compensation actually paid to our NEOs. ROATCE is computed by dividing net earnings (loss) available to common and equivalent stockholders, after adjustment for goodwill impairment (if applicable), amortization of intangible assets, and preferred stock dividends, by average tangible common equity. Average tangible common equity is calculated by subtracting intangible assets and preferred stock from average stockholders' equity.
Core ROATCE and core adjusted noninterest expense to average total assets were among the selected financial performance measures approved by the CNG Committee for the annual Incentive (Performance) Based Compensation Plan in 2024 and represent non-GAAP measures to evaluate scorecard performance when calculating incentive payouts and may be adjusted for one-time or other non-core income and expense items at the discretion of the CNG Committee. For Core ROATCE, there was no one-time or other non-core income and expense items for adjustments approved by the CNG Committee in 2024; thus Core ROATCE is the same as ROATCE as described above. Core adjusted noninterest expense is computed by subtracting merger-related expenses and customer related expenses at the discretion of the CNG Committee, from total noninterest expense.
Other non-GAAP measures presented in this Proxy statement used by management in our analysis of our performance include adjusted noninterest expense (which exclude customer related expense) to average total assets and TBVPS. Adjusted noninterest expense is calculated by subtracting acquisition, integration and reorganization costs from total noninterest expense. Adjusted noninterest expense excluding customer related expenses is calculated by subtracting customer related expenses from adjusted noninterest expense. Tangible book value per share is calculated by dividing tangible common equity by common shares outstanding, which include non-voting common equivalents that are participating securities. Tangible common equity is calculated by subtracting goodwill and other intangible assets from total common equity, and total common equity is calculated by subtracting preferred stack from total equity.
Management believes the presentation of these financial measures and adjusting for the impact of these items provides useful supplemental information that is essential to a proper understanding of our financial results and operating performance. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
The following tables provide reconciliations of the non-GAAP measures with financial measures defined by GAAP.

91	Banc of California	Annual Proxy Statement	2025

Appendix

Non-GAAP Reconciliation: Return on Average Tangible Common Equity for the Years Ended December 31, 2024, 2023, 2022, 2021, and 2020

	Year Ended
	December 31, 2024 (1)	December 31, 2023 (1)	December 31, 2022 (1)	December 31, 2021 (1)	December 31, 2020 (1)
(dollars in thousands)
Return on Average Tangible Common Equity
Net earnings (loss)	$126,888	$(1,899,137)	$120,939	$62,346	$12,574

Earnings (loss) before income taxes	$168,654	$(2,211,338)	$168,884	$82,622	$14,360
Add: Goodwill impairment	—	1,376,736	—	—	—
Add: Intangible asset amortization	33,143	11,419	1,705	1,276	1,518
Adjusted earnings (loss) before income taxes	201,797	(823,183)	170,589	83,898	15,878
Adjusted income tax (benefit) expense(2)	49,965	(116,233)	52,196	24,114	2,043
Adjusted net earnings (loss)	151,832	(706,950)	118,393	59,784	13,835
Less: Preferred stock dividends	39,788	39,788	1,420	8,322	13,869
Adjusted net earnings (loss) available to common and equivalent stockholders	$112,044	$(746,738)	$116,973	$51,462	$(34)

Average stockholders' equity	$3,431,364	$2,994,428	$992,252	$896,988	$882,050
Less: Average intangible assets	356,960	379,005	106,599	52,612	40,536
Less: Average preferred stock	498,516	498,516	18,731	112,201	186,209
Average tangible common equity	$2,575,888	$2,116,907	$866,922	$732,175	$655,305

Return on average tangible common equity(3)	4.4%	(35.3)%	13.5%	7.0%	—%
________________________________________
(1)    Financial information and metrics for the year ended December 31, 2024 and 2023 represent reported financial results and metric of the combined company. Following the PacWest Merger, net loss for the year ended December 31, 2023 reflect PacWest financial results only on a standalone basis until the closing of the PacWest Merger on November 30, 2023, and results of the combined company for the month of December 2023. Net earnings for the years ended December 31, 2022, 2021, and 2020 represent reported financial results of the legacy Banc of California on which compensation was based.
(2)    Effective tax rates of 24.8% and 14.1% used for the year ended December 31, 2024 and 2023; blended tax rate of 29.6% used for the year ended December 31, 2022, 2021, and 2020.
(3)     Adjusted net earnings (loss) available to common and equivalent stockholders' divided by average tangible common equity.

92	Banc of California	Annual Proxy Statement	2025

Appendix

Non-GAAP Reconciliation: Return on Average Tangible Common Equity (ROATCE) for the Fourth Quarter Ended December 31, 2024

Fourth Quarter Ended
December 31, 2024 (1)
(dollars in thousands)
Return on Average Tangible Common Equity
Net earnings	$56,919

Earnings before income taxes	$70,103
Add: Intangible asset amortization	7,770
Adjusted earnings before income taxes	77,873
Adjusted income tax expense(1)	19,281
Adjusted net earnings	58,592
Less: Preferred stock dividends	9,947
Adjusted net earnings available to common and equivalent stockholders	$48,645

Average stockholders' equity	$3,486,164
Less: Average intangible assets	352,907
Less: Average preferred stock	498,516
Average tangible common equity	$2,634,741

Return on average tangible common equity(2)	7.4%
________________________________________
(1)    Effective tax rate of 24.8% used for the fourth quarter ended December 31, 2024.
(2)     Annualized adjusted net earnings available to common and equivalent stockholders divided by average tangible common equity.

93	Banc of California	Annual Proxy Statement	2025

Appendix

Non-GAAP Reconciliation: Adjusted Noninterest Expense to Average Total Assets for the Fourth Quarter Ended December 31, 2024 and 2023

	Fourth Quarter Ended
	December 31, 2024	December 31, 2023 (1)
(dollars in thousands)
Adjusted Noninterest Expense to Average Total Assets
Noninterest expense	$181,370	$363,638
Less: Acquisition, integration, and reorganization costs	1,023	(111,800)
Adjusted noninterest expense	$182,393	$251,838

Less: Customer related expense	(31,672)	(45,826)
Adjusted noninterest expense excluding customer related expenses	$150,721	$206,012

Average assets	33,562,028	37,640,387
Noninterest expense to average total assets	2.15%	3.83%
Adjusted noninterest expense to average total assets	2.16%	2.65%
Adjusted noninterest expense excluding customer related expenses to average total assets	1.79%	2.17%
________________________________________
(1)    Does not reflect normalization to include combined company expenses for the full quarter and incentive compensation adjusted to target.

Non-GAAP Reconciliation: Tangible Book Value per Share (TBVPS) for the Fourth Quarter Ended December 31, 2024 and 2023

	Fourth Quarter Ended
	December 31, 2024	December 31, 2023
(dollars in thousands, except per share amounts)
Tangible Book Value Per Share
Stockholders' equity	$3,499,949	$3,390,765
Less: Preferred stock	(498,516)	(498,516)
Total common equity	$3,001,433	$2,892,249
Less: Goodwill and intangible assets	(347,465)	(364,104)
Tangible common equity	$2,653,968	$2,528,145

Book value per common share (1)	$17.78	$17.12
Tangible book value per common share (2)	$15.72	$14.96
Common shares outstanding (3)	168,825,656	168,959,063
________________________________________
(1)    Total common equity divided by common shares outstanding.
(2)    Tangible common equity divided by common shares outstanding.
(3)    Common shares outstanding include non-voting common equivalents that are participating securities.

94	Banc of California	Annual Proxy Statement	2025

BANC OF CALIFORNIA

BANC OF CALIFORNIA, INC.
11611 SAN VICENTE BLVD., SUITE 500
LOS ANGELES, CA 90049

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Daylight Time on May 6, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Daylight Time on May 6, 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V65604-P25942

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

BANC OF CALIFORNIA, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors, each for a term of one year.

Nominees:	**For**	**Against**	**Abstain**
1a. James A. "Conan" Barker	☐	☐	☐
1b. Paul R. Burke	☐	☐	☐
1c. Mary A. Curran	☐	☐	☐
1d. John M. Eggemeyer	☐	☐	☐
1e. Shannon F. Eusey	☐	☐	☐
1f. Richard J. Lashley	☐	☐	☐
1g. Susan E. Lester	☐	☐	☐
1h. Joseph J. Rice	☐	☐	☐
1i. Todd Schell	☐	☐	☐
1j. Vania E. Schlogel	☐	☐	☐
1k. Andrew Thau	☐	☐	☐
1l. Jared M. Wolff	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.	☐	☐	☐
3. Approval, on an advisory and non-binding basis, of the compensation paid to the Company's named executive officers, as disclosed in the Company's proxy statement for the Annual Meeting (Say-on-Pay).	☐	☐	☐

The Board of Directors recommends you vote for 1 YEAR on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Approval, on an advisory and non-binding basis, of the frequency of future Say-on-Pay votes.	☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Banc of California, Inc.

2025 Annual Meeting of Stockholders

3 MacArthur Place

Santa Ana, CA 92707

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V65605-P25942

Proxy — Banc of California, Inc.
2025 Annual Meeting of Stockholders
Proxy Solicited by the Board of Directors for the Annual Meeting — May 7, 2025

The undersigned hereby appoints Ido Dotan, Joseph Kauder, and Jared M. Wolff, and each of them, as proxies, with full power of substitution, and authorizes them to represent and vote, as directed on the reverse side, all shares of the voting common stock, par value $0.01 per share, of Banc of California, Inc. (the Company) held of record by the undersigned as of the close of business on March 14, 2025, at the Company's 2025 Annual Meeting of Stockholders (the Annual Meeting) to be held on May 7, 2025 at 8:00 A.M. Pacific Daylight Time, at the Company's offices located at 3 MacArthur Place, Santa Ana, CA 92707, and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR the election of each director nominee under Proposal 1, FOR on Proposals 2 and 3, and for 1 YEAR on Proposal 4.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE UNDER PROPOSAL 1, "FOR" ON PROPOSALS 2 AND 3, AND FOR "1 YEAR" ON PROPOSAL 4. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Continued and to be signed on reverse side